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Securities Exchange Act of 1934

(Amendment No.    )

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RESTAURANT BRANDS INTERNATIONAL INC.

RESTAURANT BRANDS INTERNATIONAL LIMITED PARTNERSHIP

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Restaurant Brands International Inc. 130 King Street West, Suite 300 Toronto, Ontario, Canada M5X 1E1 April 22, 2021

Dear Shareholder,

We invite you to attend Restaurant Brands International Inc.’s 2021 annual general meeting of shareholders (the “Meeting”) for the following purposes:

Elect twelve directors specifically named in the management information circular and proxy statement that accompanies this Notice of Meeting (the “proxy statement”), each to serve until the close of the 2022 annual general meeting of shareholders (the “2022 Annual Meeting”) or until his or her successor is elected or appointed.

Approve, on a non-binding advisory basis, the compensation paid to our named executive officers.

Approve, on a non-binding advisory basis, the frequency of future shareholder votes on the compensation of our named executive officers.

Appoint KPMG LLP as our auditors to serve until the close of the 2022 Annual Meeting and authorize our directors to fix the auditors’ remuneration.

You will also be asked to transact any other business that may properly come before the Meeting. Only (1) holders of our common shares as of the close of business on the Record Date and (2) the trustee that holds our special voting share, are entitled to notice and to vote at the Meeting.

This year, in light of COVID-19 risks and protocols, the Meeting will be online-only via live audio webcast. Registered shareholders and duly appointed proxyholders will be able to attend, submit questions and vote at the Meeting online at https://web.lumiagm.com/498245264. Non-registered (beneficial) shareholders and holders of partnership units who have not duly appointed themselves as proxyholder will be able to attend the Meeting as guests, but guests will not be able to vote or ask questions at the Meeting.

Proxies must be received no later than 11:59 p.m. (Eastern Time) on June 14, 2021 or, if the Meeting is adjourned or postponed, no later than 8:00 a.m. (Eastern Time) on the business day immediately preceding the reconvened Meeting day. The Chair of the Meeting has the discretion to accept proxies received from shareholders after such deadline (or to waive or extend the deadline) but may not waive the deadline for holders wishing to appoint another person to represent them at the Meeting.

Please read the enclosed proxy statement to learn more about the Meeting, our director nominees, and our executive compensation and governance practices. Thank you for your participation and we look forward to the Meeting.

Sincerely,

Jill Granat

General Counsel & Corporate Secretary

IT IS IMPORTANT THAT YOU CAREFULLY

READ THE PROXY STATEMENT AND VOTE

NOTICE OF 2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS (“Notice of Meeting”)

Meeting Date: June 16, 2021

Time: 8:00 a.m. (Eastern Time)

Location: Virtual-only meeting via live audio webcast at https://web.lumiagm.com/498245264

Record Date: April 20, 2021

We expect to mail an Important Notice Regarding Internet Availability of Proxy Materials for the 2021 Annual General Meeting of Shareholders on or about May 3, 2021.

We are providing access to the proxy statement and annual report via the Internet using the U.S. “notice and access” system. These materials are available on the website referenced in the Notice (www.envisionreports.com/ RBI2021).

To appoint a proxyholder other than one we designate (including beneficial holders wishing to appoint themselves), holders must follow the instructions in the proxy statement, including the additional step of registering the proxyholder with our transfer agent.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement	Restaurant Brands International

Restaurant Brands International Inc.

130 King Street West, Suite 300

Toronto, Ontario, Canada M5X 1E1

April 22, 2021

MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT

Management Information Circular and Proxy Statement for 2021 Annual General Meeting of Shareholders

Restaurant Brands International Inc. (“RBI”) is making this management information circular and proxy statement (the “proxy statement”), including all schedules and appendices hereto, available to you in connection with the solicitation of proxies for use at the annual general meeting (the “Meeting”) of the shareholders of RBI to be held in a virtual-only format on June 16, 2021 at 8:00 a.m. (Eastern Time), or at any adjournment(s) or postponement(s) thereof, for the purposes set out in the Notice of Meeting.

This year, in light of COVID-19 risks and protocols, we will hold the Meeting in a virtual-only format, which will be conducted via live audio webcast. Shareholders and holders of Class B exchangeable partnership units (“Partnership exchangeable units”) of Restaurant Brands International Limited Partnership (“Partnership”) will have an equal opportunity to participate at the Meeting online regardless of their geographic location but will not be able to physically attend the Meeting.

Registered shareholders and duly appointed proxyholders will be able to attend, submit questions and vote at the Meeting online at https://web.lumiagm.com/498245264. Non-registered (beneficial) shareholders and holders of Partnership exchangeable units who have not duly appointed themselves as proxyholder will be able to attend the Meeting as guests, but guests will not be able to vote or ask questions at the Meeting.

A summary of the information shareholders and holders of Partnership exchangeable units will need to attend and vote at the Meeting online is provided in this proxy statement.

RBI is the sole general partner of Restaurant Brands International Limited Partnership (“Partnership”). RBI’s common shares trade on the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”) under the ticker symbol “QSR”. As a result, RBI is subject to the applicable governance rules and listing standards of both the NYSE and TSX. The Partnership exchangeable units trade on the TSX under the ticker symbol “QSP”. Partnership is subject to the applicable governance rules and listing standards of the TSX to the extent not satisfied by RBI. In addition, each of RBI and Partnership is a reporting issuer in each of the provinces and territories of Canada and, as a result, is subject to Canadian continuous disclosure and other reporting obligations under applicable Canadian securities laws. Partnership has received exemptive relief dated October 31, 2014 from the Canadian securities regulators. This exemptive relief effectively allows Partnership to satisfy its Canadian continuous disclosure obligations by relying on the Canadian continuous disclosure documents filed by RBI, for so long as certain conditions are satisfied. For more discussion of this exemptive relief and the disclosure required by such relief, please see Appendix A.

We expect that the solicitation of proxies will be by mail. We have retained Okapi Partners LLC for certain advisory and solicitation services at a fee of approximately $60,000. Proxies may also be solicited personally, by telephone, e-mail, Internet, facsimile or other means of communication by officers, employees and agents of RBI. The cost of solicitation will be borne by RBI.

We are providing access to this proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2020 (collectively the “proxy materials”) via the Internet using the U.S. “notice and access” system. On or about May 3, 2021, we expect to begin mailing a Notice Regarding Internet Availability of Proxy Materials (the “Notice”) to all holders of record of common shares and Partnership exchangeable units as of April 20, 2021. We will also post the proxy materials on the website referenced in the Notice (www.envisionreports.com/RBI2021). In the

Restaurant Brands International

case of beneficial owners of these securities, the Notice is being sent indirectly through such shareholders’ or unitholders’ brokers or other intermediaries. We intend to reimburse these brokers or other intermediaries for permitted fees and costs incurred by them in mailing the Notice to beneficial owners of securities.

As more fully described in the Notice, all holders of common shares and Partnership exchangeable units may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

In this proxy statement, the words, “RBI”, “we”, “our”, “ours” and “us” refer to Restaurant Brands International Inc. Except as otherwise stated, the information contained herein is given as of April 22, 2021. Unless otherwise indicated, all references to “$” or “dollars” are to the currency of the United States and “Canadian dollars” or “C$” are to the currency of Canada.

The date of this proxy statement is April 22, 2021.

Restaurant Brands International

Executive Summary

EXECUTIVE SUMMARY

Company at a Glance

We are one of the largest quick service restaurant companies with approximately $31 billion in system-wide sales1 and over 27,000 restaurants in more than 100 countries as of December 31, 2020. We own three of the world’s most prominent and iconic quick service restaurant brands – TIM HORTONS®, BURGER KING® and POPEYES®. These independently operated brands have been serving their respective guests, franchisees and communities for over 45 years.

At RBI, our core values are:

•	Dream Big: life is too short for small dreams

•	Ownership: you value things more when you own them

•	Meritocracy: your growth is based entirely on what you do and how you do it

•	Diversity: a wide range of voices and perspectives makes us stronger

•	Creativity/Innovation: find ways to do things differently to make them better

•	Authenticity: being a hard-working, good person

We are committed to growing the TIM HORTONS®, BURGER KING® and POPEYES® brands by leveraging these core values, employee and franchisee relationships, and long track records of community support.

2020 Business Performance

›	Total Revenues of $4,968 million.

›	Net Income Attributable to Common Shareholders of $486 million.

	System-wide Sales Growth[1]	Comparable Sales[1]	Net Restaurant Growth[2]
Tim Hortons®	(17.5)%	(15.7)%	0.3%
Burger King®	(11.1)%	(7.9)%	(1.1)%
Popeyes®	17.7%	13.8%	4.1%

›	Net Income of $750 million.

›	Adjusted EBITDA[3] of $1,864 million.

[1]

System-wide sales growth and comparable sales are measured on a constant currency basis, which means the results exclude the effect of foreign currency translation (“FX Impact”). For system-wide sales growth and comparable sales, we calculate the FX Impact by translating prior year results at current year monthly average exchange rates. Comparable sales refers to the percentage change in restaurant sales in one period from the same prior year period for restaurants that have been open for 13 months or longer for TH and BK and 17 months or longer for PLK. Additionally, if a restaurant is closed for a significant portion of a month, the restaurant is excluded from the monthly comparable sales calculation. System-wide sales growth and comparable sales are presented on a system-wide basis, which means they include sales at franchise restaurants and company restaurants. System-wide sales are driven by our franchise restaurants, as approximately 100% of system-wide restaurants are franchised for each of our brands. Franchise sales represent sales at all franchise restaurants and are revenues to our franchisees. We do not record franchise sales as revenues; however, our royalty revenues are calculated based on a percentage of franchise sales.

[2]

Net restaurant growth is presented on a percentage basis, reflecting the net increase/(decrease) in restaurant count (openings, net of permanent closures) over a trailing twelve month period, divided by restaurant count at the beginning of the trailing twelve month period.

[3]

This is a non-GAAP financial measure. For further details regarding non-GAAP financial measures and a reconciliation to their most comparable GAAP measure, please see Appendix B of this proxy statement.

Restaurant Brands International	2021 Proxy Statement	|	Page i

Executive Summary

COVID Response

During 2020, the global crisis resulting from the COVID-19 pandemic impacted our global restaurant operations and overall business performance. We met the challenge by enhancing protocols and supporting our restaurant owners and communities:

Enhanced Hygiene and Restaurant Safety

•  Implemented sanitation of tables between each sitting in restaurants with open dining rooms

•  Implemented new procedures such as contactless pickup at the drive-thru window

•  Rolled out universal PPE usage across our networks

•  Implemented comprehensive social distancing protocols at restaurants

Continuing to Serve Our Guests Around the World

•  As of the end of December, over 96% of restaurants were open globally, following temporary closures and limitations

•  Leveraged value of established drive thru network across all three brands

•  Added over 3,000 new restaurants onto delivery in the U.S. and Canada since February 2020 and had almost 10,000 restaurants (~2/3 of home market restaurants) offering the service at December 31, 2020

Supporting Restaurant Owners

•  Advanced cash payments and rebates to owners

•  Offered franchisees variable rent with temporarily extended payment terms

•  Paused capital expenditure obligations for development, remodel and large equipment roll outs

•  Advocated for and assisted franchisees with government relief programs

Supporting our Communities

•  Announced Restaurant Brands for Good framework that addresses major initiatives to invest in food quality, the planet, people and communities

•  Provided coffee trucks for front line workers at TIM HORTONS®

•  Offered free kids meals at BURGER KING®

•  Rolled out NOLA Strong campaign at POPEYES®

Adapting Corporate Routines

•  Organized a COVID task force for daily meetings, during the height of the pandemic

•  Held weekly or bi-weekly town halls for all corporate employees led by the leadership team

•  Provided remote work assistance for corporate employees

•  Added telehealth benefit

Maintaining Strong Business Fundamentals	• Issued $500 million of new first lien senior secured notes in April 2020 to bolster our liquidity and maintain flexibility • Maintained quarterly dividend throughout 2020

Page ii	|	2021 Proxy Statement	Restaurant Brands International

Executive Summary

Shareholder Value Creation

›	Attained a Total Shareholder Return (“TSR”) of 186% over a five-year period from December 31, 2015 to December 31, 2020.

Corporate Governance Highlights

✓	11 of 12 Director Nominees are independent under NYSE and TSX listing standards

✓	Separate Co-Chair and CEO roles with a Lead Independent Director

✓	Each of our Board committees is comprised solely of independent directors

✓	All directors stand for election annually

✓	Three new directors onboarded during 2020

✓	Executive sessions of non-employee directors without management held at each regular meeting

✓	Robust Corporate Governance Guidelines

✓	Annual self-assessments for Board and Committees overseen by NCG Committee

✓	Majority voting policy for election of directors in uncontested elections

✓	Culturally and geographically diverse mix of directors who live on three continents

Restaurant Brands International	2021 Proxy Statement	|	Page iii

Executive Summary

Board Highlights

	Senior Leadership Experience	Business Development / M&A Experience	Financial Experience	Global Experience	Human Resource / Compensation Experience	Franchise / Restaurant / Retail Experience	Real Estate Experience	Corporate Social Responsibility / Governance Experience	Digital / Technology Experience	Gender / Ethnic Diversity*
Behring
Castro-Neves
De Limburg Stirum
Fribourg
Golden
Hedayat
Khosrowshahi
Melbourne
Prato
Schwartz
Sicupira
Thompson
*	These directors self-identified as Black, Latin American, or of Middle Eastern descent, one is also a woman.

Compensation Highlights

What We Do	What We Don’t Do

Incentives aligned with performance and ownership culture to align with shareholder interests	No change-in-control excise tax gross-ups

Performance metrics support our growth strategy	No repricing of stock options

Incentive clawback policy	No single-trigger change-in-control acceleration

Substantial stock ownership guidelines	No hedging or pledging of RBI equity by officers and employees

Annual say on pay advisory vote	No termination for good reason provisions

Our incentive plans and programs reinforce our culture of ownership, ensure alignment of executives’ and shareholders’ interests and provide for a strong link between pay and performance.

›

For 2020, 97% of our CEO’s target total direct compensation and an average of 91% of each of our other named executive officers’ target total direct compensation was performance-based and/or equity-based.

›	Annual cash incentives are performance-based and are subject to achievement of our minimum financial goals for the calendar year.

›

Our bonus swap program provides equity awards to those executives who are willing to invest in us through the purchase of shares at fair market value. Furthermore, the program encourages retention of those shares as the matching equity awards are forfeited if the purchased shares are sold prior to vesting of the awards.

›	We strive to create an ownership culture with long-term equity awards in addition to the bonus swap matching equity awards.

Shareholder Engagement

We regularly engage with our stockholders about our business and operations. During fiscal 2020, we reached out to our top shareholders representing approximately 46% of our common shares outstanding. Eight shareholders representing 20% of our outstanding common shares agreed to meet with us about issues of

Page iv	|	2021 Proxy Statement	Restaurant Brands International

Executive Summary

importance to them, including our executive compensation practices and our corporate governance policies. See “Shareholder Engagement” on page 35, for more information.

Sustainability Highlights

In 2020, we focused on making sure that BURGER KING®, TIM HORTONS®, and POPEYES® restaurants were safe for team members and guests. We strived to give back to our communities by providing meals, coffee, and baked goods to millions who found themselves struggling and to health care workers on the front lines. We elevated our food quality and took major steps towards understanding our carbon footprint. We also worked to build diversity. We believe the delicious, affordable, and convenient meals you love must also be sustainable, and we’ll continue working hard to bring that vision to life. See “Sustainability – Restaurant Brands for Good” on page 37, for more information.

Roadmap of Voting Items

Voting Item	Board Recommendation

Item 1. Election of Directors.

We are asking shareholders to vote on each director nominee to the Board. We believe that each of our director nominees possesses the experience, skills and qualities to fully perform his or her duties as a director and contribute to our success.

FOR

Item 2. Shareholder Advisory Vote to Approve Named Executive Officer Compensation.

We believe that compensation is an important tool to further our long-term goal of creating shareholder value. We are seeking a non-binding advisory vote from our shareholders to approve the compensation of our named executive officers as described in this proxy statement.

FOR

Item 3. Shareholder Advisory Vote to Approve Frequency of Future Advisory Votes on Named Executive Officer Compensation

We are asking shareholders to vote on whether we should seek an advisory vote on Named Executive Officer compensation every one, two or three years.

FOR every year

Item 4. Appointment of KPMG LLP as our auditors.

We are asking shareholders to vote on a proposal to appoint KPMG LLP as our independent auditors to serve until the close of the 2022 Annual Meeting and authorize our directors to fix the auditors’ remuneration.

FOR

Restaurant Brands International	2021 Proxy Statement	|	Page v

Questions and Answers About the Meeting and Voting	Page 2
Proposal 1 – Election of Directors	Page 12
Corporate Governance	Page 21
Compensation Discussion and Analysis	Page 41
Executive Compensation	Page 57
Proposal 2 – Advisory Vote on Executive Compensation	Page 67
Proposal 3 – Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation	Page 68
Proposal 4 – Appointment of Independent Registered Public Accounting Firm	Page 69
Security Ownership	Page 72
Other Matters	Page 75
Appendix A – Summary of the Terms of the Securities of RBI and Partnership	A-1
Appendix B – GAAP to Non-GAAP Reconciliations	B-1
Appendix C – Description of Incentive Plans	C-1

BUSINESS OF MEETING

DIRECTOR NOMINEES:

12 Nominees

Elected by

majority vote

SAY ON EXECUTIVE COMPENSATION:

Support our

pay for

performance

practices

SAY ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE:

On an annual basis

APPOINTMENT OF AUDITORS:

Recommended by Board

Approved by Shareholders

Restaurant Brands International	2021 Proxy Statement	|	Page 1

Questions and Answers About the Meeting and Voting

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

ABOUT THIS PROXY STATEMENT

For the 2021 Annual General Meeting of Shareholders to be held on June 16, 2021

This proxy statement is provided in connection with RBI soliciting proxies for use at the Meeting of the shareholders of RBI to be held in a virtual-only format on June 16, 2021 at 8:00 a.m. (Eastern Time), or at any adjournment(s) or postponement(s) thereof, for the purposes set out in the Notice of Meeting.

We expect to mail an Important Notice Regarding Internet Availability of Proxy Materials for the 2021 Annual General Meeting of Shareholders (the “Notice”) on or about May 3, 2021. The proxy materials are available at www.envisionreports.com/RBI2021.

VIRTUAL-ONLY MEETING FORMAT

This year, in light of COVID-19 risks and protocols, we will hold the Meeting in a virtual-only format, which will be conducted via live audio webcast. Shareholders and holders of Partnership exchangeable units will have an equal opportunity to participate at the Meeting online regardless of their geographic location but will not be able to physically attend the Meeting.

Registered shareholders and duly appointed proxyholders will be able to attend, submit questions and vote at the Meeting online at https://web.lumiagm.com/498245264. Non-registered (beneficial) shareholders and holders of Partnership exchangeable units who have not duly appointed themselves as proxyholder will be able to attend the Meeting as guests, but guests will not be able to vote or ask questions at the Meeting.

After the meeting, we will post answers to all properly submitted questions on our investor relations website (www.rbi.com) as well as a webcast replay of the Meeting.

A summary of the information shareholders will need to attend and vote at the Meeting online is provided below.

GENERAL VOTING INFORMATION

Who may vote at the Meeting?

There are two classes of voting shares eligible to vote at the Meeting:

›	our common shares; and

›	our special voting share.

You may vote if you were the record holder or beneficial owner of shares of either of these two classes as of the close of business on April 20, 2021 (the “Record Date”).

If you are a record holder or beneficial owner of Partnership exchangeable units as of the close of business on the Record Date, you are entitled to vote indirectly through the special voting share which is held by Computershare Trust Company of Canada (the “Trustee”, “Computershare” or the “Transfer Agent”), pursuant to a voting trust agreement, dated December 12, 2014, among RBI, Partnership and the Trustee (the “voting trust agreement”). See “—What are my voting rights if I hold Partnership exchangeable units” for more information about the voting rights associated with Partnership exchangeable units. Holders of common shares vote together as a single class with the holder of the special voting share, except as otherwise provided by law.

How many votes are eligible to be cast at the Meeting?

A total of 462,361,281 votes are eligible to be cast at the Meeting. As of the close of business on the Record Date, we had outstanding 307,320,699 common shares and one special voting share. The Trustee, as holder of the special voting share, may vote up to the number of Partnership exchangeable units outstanding (and not held by RBI and its subsidiaries) as of the close of business on the Record Date, or 155,040,582 votes.

Page 2	|	2021 Proxy Statement	Restaurant Brands International

Questions and Answers About the Meeting and Voting

What are my voting rights if I hold common shares?

Each common share is entitled to one vote.

What are my voting rights if I hold Partnership exchangeable units?

If you are a record holder of Partnership exchangeable units, you may vote indirectly by sending voting instructions to the Trustee who holds the special voting share and may vote up to the number of Partnership exchangeable units outstanding as of the close of business on the Record Date, to the extent the Trustee has received voting instructions from the holders thereof. The Trustee will vote the special voting share only as directed by the relevant record holders of the Partnership exchangeable units. If the Trustee does not receive such instructions, those voting rights will not be exercised. However, a record holder of Partnership exchangeable units may obtain a proxy from the Trustee entitling the holder or its designee to attend and vote online at the Meeting, as described below. A record holder of Partnership exchangeable units is entitled to give voting instructions to the Trustee (or obtain a proxy, as applicable) for a number of votes equal to the number of Partnership exchangeable units that the holder held as of the close of business on the Record Date. See “— Attending the Virtual Meeting?” below for instructions on attending and voting online at the Meeting and the attached Appendix A for further details as to the voting rights associated with the Partnership exchangeable units.

How many votes must be present to hold the Meeting?

Two persons holding or representing by proxy at least a majority of the votes eligible to be cast at the Meeting, or 231,180,641 votes, will constitute a quorum. Common shares and the special voting share represented in person at the Meeting or by proxy, including such shares which withhold or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present. If we do not have a quorum we will adjourn the Meeting and reconvene the Meeting at a later date. At any such reconvened Meeting, two persons holding or representing by proxy at least twenty-five percent of the votes eligible to be cast at the Meeting will constitute a quorum.

What is the difference between a shareholder of record and a beneficial owner?

If your common shares are registered directly in your name with Computershare, our transfer agent, you are considered a “registered shareholder” and the “shareholder of record” with respect to those shares. If your shares are held by a brokerage firm, bank, trustee or other intermediary, you are considered the “beneficial owner” of shares held in “street name”.

I am a shareholder of record of common shares – How do I vote?

If you are a shareholder of record of common shares as of the close of business on the Record Date, you may vote online at the Meeting (as described below) or you may vote by proxy prior to the Meeting. There are three ways to vote prior to the Meeting:

1.

Internet Voting: You may vote by logging on to www.envisionreports.com/RBI2021 and clicking on Cast your Vote. If you requested proxy materials by mail, you may also vote by utilizing the website noted on the proxy card. Please follow the website prompts that allow you to vote your shares and confirm that your instructions have been properly recorded.

2.

Telephone Voting: You may vote by calling the toll-free telephone number 1-866-732-8683. You will be prompted to provide your control number printed on the Notice or proxy card. You may not appoint a person as proxy holder other than the management nominees named in the Notice or proxy card if you vote by telephone. Please follow the voice prompts that allow you to vote your shares and confirm that your instructions have been properly recorded.

3.

Return Your Proxy Card by Mail: If you requested proxy materials by mail, you may vote by completing, signing and returning the proxy card in the postage-paid envelope provided with the proxy materials. The proxy holders will vote your shares according to your directions.

Restaurant Brands International	2021 Proxy Statement	|	Page 3

Questions and Answers About the Meeting and Voting

Proxies, whether submitted through the Internet or by telephone or mail as described above, must be received by 11:59 p.m. (Eastern Time) on June 14, 2021. If the Meeting is adjourned or postponed, your proxy must be received by 8:00 a.m. (Eastern Time) on the last business day before the day of the reconvened Meeting.

What if I hold my common shares in “street name”?

Holders in “street name”, or beneficial owners, of common shares, will receive a Notice indirectly through such holders’ brokers or other intermediaries. The Notice contains instructions on how to access our proxy materials and vote online. You should follow the voting instructions of your broker or other intermediary. Brokers or other intermediaries may set deadlines for voting that are further in advance of the Meeting than those set out above. You should contact your broker or intermediary for further details.

I am a holder of record of Partnership exchangeable units – How do I vote?

If you are a record holder of Partnership exchangeable units on the Record Date, you are entitled to instruct the Trustee as to the exercise of the voting rights attached to the special voting share for each Partnership exchangeable unit that you owned of record as of the Record Date.

You may instruct the Trustee as to the exercise of your votes by following the instructions in the Notice or by logging on to www.envisionreports.com/RBI2021 and clicking on “Cast your Vote”. Please follow the website prompts that allow you to exercise your votes and confirm that your instructions have been properly recorded.

Alternatively, if you have requested the proxy materials by mail, you may direct the Trustee as to the exercise of your votes by completing, signing and returning the voting instruction form (the “voting instruction”) in the postage-paid envelope provided with the voting materials.

You may also instruct the Trustee to give a proxy to a designee of your selection (which may be you, if you intend on attending the Meeting online as described below) to either exercise those votes in accordance with your instructions or to attend the Meeting and exercise those votes online, as proxy of the Trustee.

Regardless of the manner by which you choose to give your voting instruction to the Trustee, the Trustee must receive your voting instruction, including any proxy request in that instruction, by 11:59 p.m. (Eastern Time) on June 14, 2021. A voting instruction received after this time will not be binding on the Trustee. If the Meeting is adjourned or postponed, your voting instruction must be received by 8:00 a.m. (Eastern Time) on the last business day before the day of the reconvened Meeting. Further details on how to instruct the Trustee to vote, or to obtain a proxy from the Trustee, are included in the voting instruction.

What if I hold my Partnership exchangeable units in “street name”?

Holders in “street name”, or beneficial owners, of Partnership exchangeable units, will receive a Notice indirectly through such holders’ brokers or other intermediaries. The Notice contains instructions on how to access our proxy materials online and how to vote. You should follow the voting instructions of your broker or other intermediary. If you provide specific voting instructions by mail, or the Internet, your broker or nominee will instruct the Trustee as you have directed. Brokers or other intermediaries may set deadlines for voting that are further in advance of the Meeting than those set out above. You should contact your broker or intermediary for further details.

Page 4	|	2021 Proxy Statement	Restaurant Brands International

Questions and Answers About the Meeting and Voting

What am I voting on and how does the Board recommend that I vote?

You will be voting on the following four proposals at the Meeting. Our Board’s recommendation for each of these proposals is set forth below:

Voting Item	Board Recommendation
Item 1. Election of eleven directors specifically named in this proxy statement, each to serve until the close of the 2022 Annual Meeting or until his or her successor is elected or appointed.	FOR each director nominee
Item 2. Approval, on a non-binding advisory basis, of the compensation paid to our named executive officers (the “say-on-pay vote”).	FOR
Item 3. Approval, on a non-binding advisory basis, of whether we should seek an advisory vote on named executive officer compensation every one, two or three years.	FOR every year
Item 4. Appoint KPMG LLP (“KPMG”) as our auditors to serve until the close of the 2022 Annual Meeting and authorize our directors to fix the auditors’ remuneration.	FOR

We will also consider any other business properly brought before the Meeting.

What vote is required to approve each proposal?

Holders of common shares and the special voting share will vote together as a single class for each proposal.

Proposal	Vote required to approve the proposal
Election of directors	Majority of the votes cast.*

Say-on-pay vote	This is a non-binding advisory vote. Our Board will consider our executive compensation to have been approved if the proposal receives more votes cast “for” than “against”.

Frequency of say-on-pay vote	This is a non-binding advisory vote. Our Board will consider that the shareholders have recommended the option (one, two or three years) that receives the greatest number of votes cast.

Appointment of KPMG as our auditors and authorization to fix the auditors’ remuneration	Majority of the votes cast.*

*

Votes cast is described below under “—What are my voting options with respect to each of the proposals?” See the section below under the heading “Corporate Governance – Majority Voting Policy” for a description of the application of our majority voting policy with respect to the election of directors.

What is the effect of the say-on-pay advisory votes on Proposals 2 and 3?

Although the advisory say-on-pay vote and frequency of say-on-pay vote on Proposals 2 and 3 are non-binding, our Board of Directors and the Compensation Committee will review the results of the vote and take them into account in making decisions concerning executive compensation and the frequency of such advisory votes.

What are my voting options with respect to each of the proposals?

›

Proposal 1: With respect to each nominee, you may either vote “For” the election of such nominee or “Withhold” your vote with respect to the election of such nominee. If you vote “For” the election of a nominee, your vote will be cast accordingly. If you select “Withhold” with respect to the election of a nominee, your vote will not be counted as a vote cast for the purpose of electing such nominee but will be considered in the application of the majority voting policy described below in “Corporate Governance – Majority Voting Policy”. Pursuant to this policy, a “Withhold” vote is considered a vote cast for purposes of the election of a director nominee and therefore will be equivalent to a vote “Against” the nominee.

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Questions and Answers About the Meeting and Voting

›

Proposal 2: Proposal 2 is a non-binding advisory vote. You may select “For”, “Against” or “Withhold” with respect to such proposal. If you select “Withhold”, your vote will not be counted as a vote cast on Proposal 2.

›

Proposal 3: Proposal 3 is a non-binding advisory vote. You may select “1 Year”, “2 Years”, “3 Years” or “Withhold” with respect to such proposal. If you select “Withhold”, your vote will not be counted as a vote cast on Proposal 3.

›

Proposal 4: With respect to the appointment of the proposed auditors, you may either vote “For” such appointment or “Withhold” your vote with respect to such appointment. If you vote “For” the appointment of the proposed auditors, your vote will be cast accordingly. If you select “Withhold” your vote will not be counted as a vote cast for purposes of appointing the proposed auditors.

You will not have the option of voting to “Abstain” with respect to (i) Proposal 1, the election of directors, or (ii) Proposal 4, the appointment of the auditors. As Proposal 2 and Proposal 3, are advisory votes, we have provided the option to vote “Withhold”, as well as “For” or “Against” and, therefore, your “Withhold” vote for these two matters will be the equivalent of an abstention and will not impact whether either of such proposals is approved. “Withhold” votes will be counted for purposes of determining a quorum.

Will my securities be voted if I do not return my proxy or provide my voting instruction?

No. If you are the shareholder of record or a beneficial owner of common shares and you do not attend and vote your shares at the Meeting or vote by proxy, your shares will not be voted. If you are the holder of record of Partnership exchangeable units and do not provide your voting instructions to the Trustee, the Trustee will not exercise the voting rights in respect of your Partnership exchangeable units. However, a record holder of Partnership exchangeable units may instruct the Trustee to give a proxy to the holder or its designee entitling the holder or that designee to attend and vote at the Meeting so long as the holder takes the additional step to register the proxyholder with Computershare. See “—Can I vote online at the virtual Meeting?” below.

What if I provide my proxy or give my voting instruction without making any selections or if I vote or provide voting instructions on only some, but not all, of the proposals?

The common shares or Partnership exchangeable units represented by your proxy or voting instruction form will be voted in accordance with the instructions you provide. If your proxy or voting instruction does not mark selections or marks some but not all proposals, then:

›

Shareholders of Record – Common Shares. Your shares will be voted by the persons named in the proxy (the “proxy holders”) in accordance with (i) your instructions, if any, and (ii) the recommendations of the Board of Directors as set forth in this proxy statement for any proposals for which you did not vote.

›

Beneficial Owners – Common Shares. As required under the Canada Business Corporations Act (“CBCA”), your vote will be counted for purposes of determining a quorum and for the proposal(s) on which you voted, but will be considered a “broker non-vote” with respect to the proposal(s) on which you did not vote. These broker non-votes will have no impact on any proposal, as the standard for each of our proposals is based on “votes cast.”

›

Holders of Record and Beneficial Owners – Partnership Exchangeable Units. The votes in respect of your Partnership exchangeable units will be counted for purposes of determining a quorum and for the proposal(s) for which you provided instructions, but will not be considered a “vote cast” with respect to the proposal(s) for which you did not provide instructions. These non-votes will have no impact on any proposal, as the standard for each of the proposals is based on “votes cast.”

What if other matters are presented for consideration at the Meeting?

As of the date of this proxy statement, our management is not aware of any matters that will be presented for consideration at the Meeting other than those matters identified in the Notice of Meeting, nor does our management know of any amendments or variations of any of the matters identified in the Notice of Meeting. However, if any other matters properly come before the Meeting or any adjournment(s) or postponement(s) of the

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Questions and Answers About the Meeting and Voting

Meeting, or if any of the matters identified in the Notice of Meeting are amended or varied, and such new matter, amendment or variation calls for a vote of shareholders, validly completed proxies (including any proxies given at the instruction of a holder of Partnership exchangeable units) will be voted in respect of such new matter, amendment or variation in accordance with the judgment of the proxy holders pursuant to the discretionary authority conferred upon them by the enclosed form of proxy or voting instruction, as applicable.

Can I vote online at the virtual Meeting?

Common shares that are registered directly in your name may be voted online at the virtual Meeting. In addition, you have the right to appoint some other person of your choice, who need not be a shareholder, to attend and act on your behalf at the Meeting. To do so, insert the name of your chosen proxy in the space provided on the form of proxy. If you hold common shares in street name and you wish to vote those shares online at the Meeting (or have another person attend and vote on your behalf), you should contact the broker or nominee that holds your shares to obtain the necessary proxy. After obtaining a proxy, you must register the proxyholder with Computershare in order for the proxyholder to attend the virtual Meeting and vote. See “Attending the Virtual Meeting” below.

If you are a holder of record of Partnership exchangeable units, you may obtain from the Trustee a proxy that will entitle you (or another person designated by you) to attend the Meeting and personally exercise online (as proxy of the Trustee) the votes attached to the special voting share that you (as holder of the Partnership exchangeable units) would otherwise be entitled to instruct the Trustee to vote. If you hold Partnership exchangeable units in street name and you wish to vote those units online at the Meeting (or have another person attend and vote on your behalf), you should contact the broker or nominee that holds those units and follow their instructions to obtain the necessary proxy. After obtaining a proxy, you must register the proxyholder with Computershare in order for the proxyholder to attend the virtual Meeting and vote. See “Attending the Virtual Meeting” below.

Can I change my mind after I deliver my proxy or submit my voting instruction?

Yes. If you are a shareholder of record of common shares, you may change your vote or revoke your proxy by:

›

submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy at any time up to 11:59 p.m. (Eastern Time) on June 14, 2021, or by 8:00 a.m. on the last business day before the day of the Meeting if the Meeting is adjourned or postponed;

›

delivering new written instructions to us at 130 King Street West, Suite 300, Toronto, Ontario Canada M5X 1E1, Attention: Corporate Secretary, or to our Transfer Agent at its address specified below, in each case at any time up to 11:59 p.m. (Eastern Time) on June 14, 2021, or by 8:00 a.m. on the last business day before the day of the Meeting if the Meeting is adjourned or postponed; or

›	any other means permitted by law.

Any written instructions must be executed by the shareholder or the shareholder’s authorized attorney or, if the shareholder is a corporation, under its corporate seal or by a duly authorized officer.

If you hold your common shares in street name, and wish to change your vote or proxy nominee, you should consult your broker or nominee with respect to submitting new voting instructions. Intermediaries may set deadlines for the receipt of revocation notices that are farther in advance of the Meeting than those set out above and, accordingly, any such revocation should be completed well in advance of the deadline prescribed in the form of proxy or voting instruction form, to ensure it is given effect at the Meeting.

If you are a holder of record of Partnership exchangeable units, you may revoke or amend your voting instruction by:

›

submitting a new voting instruction via the Internet after the date of your earlier submitted voting instruction at any time up to 11:59 p.m. (Eastern Time) on June 14, 2021, or by 8:00 a.m. on the last business day before the day of the Meeting if the Meeting is adjourned or postponed; or

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Questions and Answers About the Meeting and Voting

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delivering new written instructions to the Trustee at its address specified below at any time up to 11:59 p.m. (Eastern Time) on June 14, 2021, or by 8:00 a.m. on the last business day before the day of the Meeting if the meeting is adjourned or postponed.

If you hold your Partnership exchangeable units in street name, you should consult your broker or nominee with respect to revoking or amending your prior voting instructions.

If you log in to the Meeting online using your Control Number and accept the terms and conditions, you will be revoking any and all previously submitted proxies and will be provided the opportunity to vote online by ballot. If you DO NOT wish to revoke all previously submitted proxies, do not accept the terms and conditions, in which case you will be able to attend the Meeting as a guest. See “Attending the Virtual Meeting” below.

What does it mean if I receive more than one Notice or proxy card?

If you receive more than one Notice or proxy card it means that you have multiple accounts with brokers or other nominees or with the Transfer Agent, as applicable, through which you hold common shares or Partnership exchangeable units. Please vote or provide voting instructions for all of the common shares or Partnership exchangeable units you own. We encourage you to register all of these securities in the same name and address. You may do this by contacting your broker or other nominee or the Transfer Agent. The Transfer Agent may be reached through the following methods:

By Mail: Computershare Trust Company of Canada 100 University Ave, 8th Floor Toronto, Ontario, M5J 2Y1	By Telephone: (800) 564-6253 (toll free North America) (514) 982-7555 (international direct dial)

By Email: service@computershare.com	By Internet: www.computershare.com/service

ATTENDING THE VIRTUAL MEETING

This year, in light of COVID-19 risks and protocols, we will hold the Meeting in a virtual-only format, which will be conducted via live audio webcast. Shareholders and holders of Partnership exchangeable units will have an equal opportunity to participate at the Meeting online regardless of their geographic location, but will not be able to physically attend the Meeting.

Registered shareholders and duly appointed proxyholders can vote online by ballot at the appropriate times during the Meeting. The control number located on the proxy form or in the email notification you received is your Control Number for purposes of logging in to the Meeting online. See “–How can I attend and vote at the virtual-only Meeting” below for additional information on how to log in to the Meeting online.

Non-registered shareholders and holders of Partnership exchangeable units who have not duly appointed themselves as proxyholders and registered with Computershare may attend the Meeting as guests. Guests will be able to listen to the Meeting online but will not be able to vote or ask questions at the Meeting. If you are a non-registered shareholder or holder of Partnership exchangeable units and wish to vote at the Meeting, you must (i) appoint yourself as proxyholder by inserting your own name in the space provided for appointing a proxyholder on the voting instruction form sent to you, (ii) follow all of the applicable instructions, including the deadline, provided by your broker or intermediary and (iii) register as proxyholder with Computershare. See “–How can I attend and vote at the virtual-only Meeting” below for additional information on how to log in to the Meeting online, and see “–How can I appoint a third party as my proxyholder” below for additional information on how non-registered shareholders and holders of Partnership exchangeable units can appoint themselves as proxyholder.

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Questions and Answers About the Meeting and Voting

How can I attend and vote at the virtual-only Meeting?

Registered shareholders and duly appointed proxyholders, including non-registered shareholders and holders of Partnership exchangeable units who have duly appointed themselves as proxyholder, can attend the meeting online by going to https://web.lumiagm.com/498245264 .

•	Registered shareholders and duly appointed proxyholders can participate in the meeting by clicking “I have a login” and entering a Username and Password before the start of the meeting.

•	Registered shareholders—The 15-digit control number located on the form of proxy or in the email notification you received is the Username and the Password is “restaurants2021”.

•	Duly appointed proxyholders—Computershare will provide the proxyholder with a Username after the voting deadline has passed. The Password to the meeting is “restaurants2021”.

•

Voting at the meeting will only be available for Registered shareholders and duly appointed proxyholders. Beneficial shareholders and holders of Partnership exchangeable units who have not appointed themselves may attend the meeting by clicking “I am a guest” and completing the online form.

Shareholders who wish to appoint a third-party proxyholder to represent them at the online meeting must submit their proxy or voting instruction form (as applicable) prior to registering their proxyholder. Registering the proxyholder is an additional step once a shareholder has submitted their proxy/voting instruction form. Failure to register a duly appointed proxyholder will result in the proxyholder not receiving a Username to participate in the meeting. To register a proxyholder, shareholders MUST visit http://www.computershare.com/RBI for common shareholders and http://www.computershare.com/RBILP for holders of Partnership exchangeable units by 11:59 p.m. on June 14, 2021 and provide Computershare with their proxyholder’s contact information, so that Computershare may provide the proxyholder with a Username via email.

It is important that you are connected to the internet at all times during the meeting in order to vote when balloting commences.

In order to participate online, shareholders must have a valid 15-digit control number and proxyholders must have received an email from Computershare containing a Username.

You should allow ample time to check-in to the Meeting online. Online check-in will begin one hour prior to the Meeting on June 16, 2021, at 7:00 a.m. (Eastern time). The meeting will begin promptly at 8:00 a.m. (Eastern time) on June 16, 2021, unless otherwise adjourned or postponed. You should allow ample time for the online check-in procedures. For any technical difficulties experienced during the check-in process or during the Meeting, please click the support button provided on the website. For best results attendees should use the latest version of their internet browser.

How can I appoint a third party as my proxyholder?

•

Registered Shareholders who wish to appoint someone other than the named management proxyholders as their proxyholder to attend the Meeting as their proxy and vote their shares MUST submit their form of proxy appointing that person as proxyholder, AND register that proxyholder online, as described below. Registering your proxyholder is an additional step that must be completed AFTER you have submitted your form of proxy or voting instruction form. Failure to register your proxyholder will result in the proxyholder not receiving a Username, which is used as their online sign-in credentials and is required for them to vote at the Meeting.

•

Step 1 – Submit your form of proxy: To appoint someone as proxyholder other than the management proxyholders, insert that person’s name in the blank space provided in the form of proxy and follow the instructions for submitting such form of proxy. This must be completed before registering the proxyholder, which is an additional step to be completed once you have submitted your form of proxy.

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Questions and Answers About the Meeting and Voting

•

Step 2 – Register your proxyholder: To register a third-party proxyholder, registered shareholders must visit http://www.computershare.com/RBI by 11:59 p.m. (Eastern Time) on June 14, 2021 and provide Computershare with the required proxyholder contact information so that Computershare may provide the proxyholder with a Username via email. Without a Username, proxyholders will not be able to vote or ask questions at the Meeting. They will only be able to attend the Meeting online as a guest.

•

Registered holders of Partnership exchangeable units may obtain from the Trustee a proxy that will entitle you (or another person designated by you) to attend the Meeting and personally exercise online (as proxy of the Trustee) the votes attached to the special voting shares that you (as registered holder of Partnership exchangeable units) would otherwise be entitled to instruct the Trustee to vote on your behalf. Once a proxy is obtained from the Trustee, a registered holder of Partnership exchangeable units must then submit their completed form of proxy as instructed AND register any appointed proxyholder online. Registering your proxyholder is an additional step that must be completed AFTER you have submitted your proxy to the Trustee. Failure to register your proxyholder will result in the proxyholder not receiving a Username, which is used as their online sign-in credentials and is required for them to vote at the Meeting.

•

Step 1 – Submit your voting instruction form: To appoint someone (including yourself or a third-party) as proxyholder other than the management proxyholders, insert that person’s name in the blank space provided in the voting instruction form provided by the Trustee and then follow the instructions for submitting such voting instruction form. This must be completed before registering the proxyholder, which is an additional step to be completed once you have submitted your voting instruction form.

•

Step 2 – Register your proxyholder: To register a proxyholder, registered holders of Partnership exchangeable units must visit http://www.computershare.com/RBILP by 11:59 p.m. (Eastern Time) on June 14, 2021 and provide Computershare with the required proxyholder contact information so that Computershare may provide the proxyholder with a Username via email. Without a Username, proxyholders will not be able to vote or ask questions at the Meeting. They will only be able to attend the Meeting online as a guest.

If you hold common shares or Partnership exchangeable units in street name and you wish to vote those securities online at the Meeting (or have another person attend and vote on your behalf), you should contact the broker or nominee that holds those securities and follow their instructions to obtain the necessary proxy. If you are a non-registered shareholder or beneficial holder of Partnership exchangeable units located in the United States and wish to vote at the Meeting, you must first obtain a valid legal proxy from your broker, bank or other nominee and then register in advance to attend the Meeting. Follow the instructions from your broker, bank or other nominee included with these proxy materials or contact your broker, bank or other nominee. To then register to attend and vote at the Meeting, you must submit a copy of your legal proxy to Computershare.

Requests for registration should be directed by email to uslegalproxy@computershare.com or to:

Computershare

100 University Avenue

8th Floor

Toronto, Ontario

M5J 2Y1.

Requests for registration must be labeled as “Legal Proxy” and be received by Computershare no later than the voting deadline of 11:59 p.m. (Eastern Time) on June 14, 2021 or, if the Meeting is adjourned or postponed, by 8:00 a.m. (Eastern Time) on the last business day before the day of the reconvened Meeting. While the Chair of the Meeting has the discretion to accept proxies received after such deadline (or waive or extend the deadline), the Chair will not be able to extend or waive the proxy cut-off time for shareholders wishing to appoint another person to represent them at the Meeting virtually, including in respect of beneficial shareholders or holders of Partnership exchangeable units who wish to appoint themselves as proxyholder.

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Questions and Answers About the Meeting and Voting

MORE INFORMATION

Where can I find voting results of the Meeting?

In accordance with TSX rules, following the Meeting we will promptly issue a press release disclosing the detailed voting results for the election of each director. In addition, promptly following the Meeting, but not more than four business days thereafter, we will announce the results for the proposals voted upon at the Meeting and publish final detailed voting results for each matter voted upon in a report filed on www.sedar.com and in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”).

I am a holder of Partnership exchangeable units. Why am I receiving proxy solicitation materials that relate solely to RBI?

RBI is the sole general partner of Partnership and manages all of Partnership’s operations and activities in accordance with the partnership agreement of Partnership. The Partnership exchangeable units are intended to provide voting rights with respect to RBI that are equivalent to the corresponding rights afforded to holders of common shares. In addition to making provision for these voting rights, the voting trust agreement requires that each record holder of Partnership exchangeable units be provided a copy of the notice of each meeting at which the holders of common shares are entitled to vote. Except as otherwise required by the partnership agreement, voting trust agreement or applicable law, the holders of the Partnership exchangeable units are not directly entitled to receive notice of or to attend any meeting of the unitholders of Partnership or to vote at any such meeting. Accordingly, you will not receive notice of, or an information circular or proxy in respect of, an annual meeting of Partnership.

Where can I find further information in respect of the Partnership exchangeable units?

A summary of certain terms of the Partnership exchangeable units is included in Appendix A to this proxy statement.

Who should I contact with other questions?

If you have additional questions about this proxy statement or the Meeting, please contact Investor Relations by e-mail at investor@rbi.com.

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Proposal 1 – Election of Directors

PROPOSAL 1 – ELECTION OF DIRECTORS

Our by-laws permit the Board of Directors (the “Board”) to determine the number of directors that constitute the Board, provided that the Board shall not consist of fewer than three or greater than fifteen members. In April 2021, the Board set the number of directors at twelve. In addition, our by-laws provide that at least twenty-five percent of the directors shall be resident Canadians, as required by the CBCA.

Our Board consists of twelve directors. We believe a board of this size and composition is appropriate, giving us a diverse set of perspectives around the boardroom. Our current Board is also appropriately sized to allow effective committee organization and to facilitate efficient meetings and decision-making.

Our director nominees are: Messrs. Behring, Castro-Neves, de Limburg Stirum, Fribourg, Golden, Hedayat, Lemann, Melbourne, Prato, Schwartz, and Sicupira, and Ms. Khosrowshahi. Messrs. Hedayat, Melbourne and Prato are each a resident Canadian as defined by the CBCA. Mr. Melbourne joined the Board of Directors in September 2020 after the Nominating and Corporate Governance Committee of our Board (“NCG Committee”) engaged a third-party search firm to assist in identifying, assessing and recruiting Canadian resident Board director candidates. We instructed the search firm to seek to include diverse candidates in terms of race and gender as well as thought, viewpoints, backgrounds, skills, experience, and expertise. The NCG Committee interviewed several candidates sourced by the third-party search firm and recommended by our directors (including Mr. Melbourne) before it recommended, and the Board approved, adding Mr. Melbourne to the Board of Directors. Once Mr. Thompson Motta decided not to stand for reelection, the NCG Committee recommended and the Board nominated Mr. Lemann, who was recommended by an existing director, as a potential nominee to bring to the Board his technology, investment and real estate experience as well as a youthful perspective that would be beneficial.

As we discuss under “Corporate Governance—Board Independence” on page 23 of this proxy statement, our Board conducts an evaluation of the independence of each director and has determined that all of our director nominees, except Mr. Schwartz, qualify as “independent” directors under the NYSE listing standards, the rules of the TSX and Canadian securities laws.

We believe that each of our director nominees possesses the experience, skills, and qualities to fully perform his or her duties as a director and contribute to our success. Our director nominees were nominated because each is of high ethical character, is highly accomplished in his or her field with superior credentials and recognition, has a sound personal and professional reputation, has the ability to exercise sound business judgment, and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Further, it is our view that these director nominees complement each other as a group. Our director nominees appear on the following pages. Each director nominee’s principal occupation and other pertinent information about particular experience, qualifications, attributes, and skills that led the Board to conclude that such person should serve as a director, appears on the following pages.

Nominees For Director

Alexandre Behring
Independent Co-Chair Committees: Compensation (Chair) Nominating and Corporate Governance (Chair)

BUSINESS EXPERIENCE:

Mr. Behring has served on our Board as Chair since December 2014. Mr. Behring is a Founding Partner and has been Managing Partner (now Co-Managing Partner) and a Board Member of 3G Capital Partners LP, a global investment firm (“3G Capital”), since 2004. Following the acquisition of Burger King Holdings, Inc. by 3G Capital, he served on the board of Burger King Worldwide, Inc. (“BKW”) and its predecessor as chairman from October 2010 until December 2014. Mr. Behring has served as Chairman of the Kraft Heinz Company since July 2015, following Berkshire Hathaway and 3G Capital’s acquisition of H.J. Heinz Company in June

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Proposal 1 – Election of Directors

2013 and subsequent combination with Kraft Foods Group in July 2015. Mr. Behring also served as a director of Anheuser-Busch InBev, a global brewer, from April 2014 until April 2019.

Previously, Mr. Behring spent ten years at GP Investimentos, one of Latin America’s premier private-equity firms, including eight years as a partner and member of the firm’s Investment Committee. He served for seven years, from 1998 until 2004, as Chief Executive Officer of America Latina Logistica (“ALL”), one of Latin America’s largest railroad and logistics companies. He also served as a director of ALL until December 2011. From July 2008 until May 2011, Mr. Behring served as a director of CSX Corporation, a U.S. rail-based transportation company. Mr. Behring is 54 years old and resides in Rio de Janeiro, Brazil. At the 2020 annual meeting, he received 90% votes in favor.

QUALIFICATIONS

The Board nominated Mr. Behring due to his experience in executive roles at private equity firms and as CEO for a large railroad and logistics company as well as his experience as Chair of the Board of RBI and its predecessor and the Kraft Heinz Company. In addition, the Board considered his knowledge of strategy and business development, finance, risk assessment, logistics and leadership development.

João M. Castro-Neves
Independent Committees: None

BUSINESS EXPERIENCE:

Mr. Castro-Neves has served on our Board since June 2018. Mr. Castro-Neves is a Partner of 3G Capital, a global investment firm. Mr. Castro-Neves was Zone President, North America, of Anheuser-Busch InBev SA/NV from January 2015 until December 2017. Mr. Castro-Neves joined Companhia de Bebidas das Americas (AMBEV), a predecessor of Anheuser-Busch InBev, in 1996 and served in positions of increasing responsibility, including Chief Financial Officer from January 2005 until December 2006 and Chief Executive Officer from January 2009 until December 2014. He has also served as CEO of Quilmes Industrial S.A., a subsidiary of AMBEV based in Argentina, from January 2007 until December 2008. Mr. Castro-Neves has served as a director of the Kraft Heinz Company since June 2019. Mr. Castro-Neves holds a degree in computer engineering from the Pontifícia Universidade Católica do Rio de Janeiro and an M.B.A. from the University of Illinois. Mr. Castro-Neves is 54 years old and resides in New York, United States. At the 2020 annual meeting, he received 99% votes in favor.

QUALIFICATIONS

The Board nominated Mr. Castro-Neves due to his significant experience as the Zone President, North America of Anheuser-Busch InBev SA/NV, as well as his past experience as an executive of one of the world’s largest spirits companies. In addition, the Board considered his knowledge of strategy, finance, operations and business development.

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Proposal 1 – Election of Directors

Maximilien de Limburg Stirum
Independent Nominee Committees: Audit

BUSINESS EXPERIENCE:

Mr. de Limburg Stirum has served as the Chairman of Société Familiale d’Investissements (“SFI”), an investment holding company, since May 2012 and as Chief Executive Officer and a director of Denarius S.A., a private investment advisor to SFI. Prior to that he served as Chief Investment Officer of Compagnie Nationale a Portefeuille, an investment firm, from January 1995 to December 2011. Mr. de Limburg Stirum has served as a director on a number of privately held company boards, including Tikehau Capital Advisors, an asset management company, since April 2006, EPS, a company holding a significant investment in AB InBev, since June 2013 and Synatom, a nuclear energy company, since March 2021, on which he also serves on the audit committee. He previously served as a director and audit committee member of Forest and Biomass Holding from May 2015 to December 2018, of Quick Restaurants S.A., a quick service restaurant company in Belgium and of Groupe Flo, a restaurant company in France. Mr. de Limburg Stirum is 49 years old and resides in Brussels, Belgium. At the 2020 annual meeting, he received 99% votes in favor.

QUALIFICATIONS

The Board nominated Mr. de Limburg Stirum due to his experience in executive roles at private investment firms and his experience in the quick service restaurant industry. In addition, the Board considered his global leadership experience in strategy and business development, finance and leadership development as well as his insight into corporate governance, accounting, and mergers and acquisitions, with specific geographic expertise for Europe.

Paul J. Fribourg
Independent Committees: Compensation Nominating and Corporate Governance Conflicts (Chair)

BUSINESS EXPERIENCE:

Mr. Fribourg has served on our Board since December 2014. Previously, Mr. Fribourg served on the board of BKW and its predecessor from October 2010 until December 2014. Since July 1997, Mr. Fribourg has served as the Chairman and CEO of Continental Grain Company, an international agribusiness and investment company. Prior to taking this role, he held a variety of positions with increasing responsibility, from Merchandiser and Product Line Manager to Group President and Chief Operating Officer. Mr. Fribourg has been Lead Director of Loews Corporation, a large diversified holding company, since October 1997. Mr. Fribourg has also been a director of The Estee Lauder Companies, Inc., one of the world’s leading manufacturers and marketers of quality skin-care, make-up, fragrances and hair products, since April 2006, Syngenta AG, a leading agriculture company, since November 2018, and Bunge Limited, an agribusiness and food company, since November 2018. He was a director of Restaurant Technologies, Inc., a manufacturer of edible oil management and distribution systems, from October 2018 to April 2020, Castleton Commodities International, a leading merchant energy company, from January 2013 until January 2021, Apollo Global Management, LLC, an alternative investment management firm, from March 2011 until November 30, 2018, Smithfield Foods, Inc., the world’s largest pork producer and processor, from May 2007 until September 2009, Power Corporation of Canada, a diversified management and holding company, from 2005 until 2008, Premium Standard Farms, Inc., a subsidiary of Smithfield Foods, Inc., from May 1998 until April 2007, and Vivendi, S.A., a French international media conglomerate,

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Proposal 1 – Election of Directors

from January 2003 until June 2006. Mr. Fribourg is 67 years old and resides in New York, United States. At the 2020 annual meeting, he received 95% votes in favor.

QUALIFICATIONS

The Board nominated Mr. Fribourg due to his experience as the CEO of an international agribusiness and investment company, as a director of RBI and its predecessors and as a director of multiple public and private companies in various industries. In addition, the Board considered his knowledge of strategy and business development, finance, corporate governance, risk assessment and leadership development.

Neil Golden
Independent Committees: Operations and Strategy

BUSINESS EXPERIENCE:

Mr. Golden has served on our Board since June 2016. Mr. Golden served as Senior Vice President and Chief Marketing Officer for McDonald’s Corporation’s U.S. segment from November 2007 until September 2013 and retired from McDonald’s in February 2014. Prior to that, he served in positions of increasing responsibility at McDonald’s since 1989. Prior to joining McDonald’s, Mr. Golden held positions at Burger King Corporation and RC Cola Co.

Since May 2014, Mr. Golden has been a lecturer and faculty advisor with his alma mater Northwestern University. Mr. Golden has served as an advisory board member for Home Partners of America, a company that provides a lease-to-own homeownership program and services, since September 2014. In addition, since April 2015, he has served as an executive consultant to Revenue Management Solutions, a firm specializing in providing pricing guidance to the restaurant and retail categories. Mr. Golden serves on the board of Supply Logic, a firm specializing in serving multi-location brands in the optimization of a wide range of marketing and operations communications. In addition, since April 2020, Mr. Golden serves as an Advisory Board Member for Golden Fleece Beverages, a company which blends and markets distinct teas sold in bottles by retailers across the U.S. He also competed on the Men’s International Professional Tennis Tour. Mr. Golden is 59 years old and resides in Illinois, United States. At the 2020 annual meeting, he received 99% votes in favor.

QUALIFICATIONS

The Board nominated Mr. Golden due to his extensive experience as a senior marketing executive in the quick service restaurant industry, his experience in advisory roles in complementary industries and as a director of RBI. In addition, the Board considered his knowledge of marketing and consumer insights, strategy and business development, strategic branding and positioning and leadership development.

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Proposal 1 – Election of Directors

Ali Hedayat
Independent Committees: Audit (Chair) Conflicts

BUSINESS EXPERIENCE:

Mr. Hedayat has served on our Board since July 2016. Mr. Hedayat is the founder and has been Managing Director of Maryana Capital, a financial firm in Toronto, Ontario, Canada, since March 2015. He previously cofounded Edoma Capital in London, a capital fund, where he worked from 2010 until December 2012, and was a partner at Indus Capital, a capital fund in London, from May 2013 until March 2015. Mr. Hedayat held progressively more senior roles at the Goldman Sachs Group from 1997 to 2010, including from 2005 to 2007 as Managing Director of the European Principal Strategies group and from 2007 to 2010 as Managing Director and Co-head of the Americas Principal Strategies group. Mr. Hedayat has served on the board of DRI Healthcare Trust, a TSX traded trust with a portfolio of pharmaceutical and biotechnology investments, since June 2020 and RMM Management, a private music royalty company, since August 2020. Mr. Hedayat previously served on the board and audit committee of U.S. Geothermal Inc., a renewable energy company, from February 2017 until April 2018 and, from May 2018 through July 2019, served on the board and governance and nomination committee of Crius Energy, an independent energy retailer in the United States. Mr. Hedayat is 46 years old and resides in Ontario, Canada. At the 2020 annual meeting, he received 96% votes in favor.

QUALIFICATIONS

The Board nominated Mr. Hedayat because of his significant experience in investment banking and as a director of RBI. In addition, the Board considered his international experience as well as his knowledge of finance, mergers and acquisitions and corporate governance.

Golnar Khosrowshahi
Independent Committees: Audit Compensation

BUSINESS EXPERIENCE:

Ms. Khosrowshahi has served on our Board since June 2018. Ms. Khosrowshahi has been the Chief Executive Officer of Reservoir Media Management, an award-winning independent music company based in New York with offices in Los Angeles, Nashville, London, Toronto, and Abu Dhabi, since July 2007. Prior to that, Ms. Khosrowshahi worked in a number of different roles in advertising, design, and experiential marketing, including as the Global Brand Manager at Euro RSCG, a division of Havas Advertising, for Fortune 500 companies. Ms. Khosrowshahi serves as a Director and former Board Chair at Silkroad, a musical collective founded by cellist Yo-Yo Ma in 1998 (since September 2013), and as a Director on the Board of the National Music Publishers Association, a trade association representing all American music publishers and their songwriting partners (since June 2015). She also served on the Steering Committee for the Asia Society’s Triennial of Asia and the ASCAP Board of Review. Ms. Khosrowshahi is 49 years old and resides in New York, United States. At the 2020 annual meeting, she received 96% votes in favor.

QUALIFICATIONS

The Board nominated Ms. Khosrowshahi because of her experience as CEO of Reservoir Media Management. In addition, the Board considered her knowledge of strategy, business development, marketing, and leadership development.

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Proposal 1 – Election of Directors

Marc Lemann
Independent Committees: None

BUSINESS EXPERIENCE:

Mr. Lemann is an investor and entrepreneur with a broad range of business and investment experience. Since December 2017 when he co-founded Growth Interface Fund, a long-only public equities fund, Mr. Lemann has served as a member of the general partner and director of the fund. Since February 2016, when he co-founded Go4it Capital, a venture capital firm that has invested in sports technology, digital media, health and well-being ventures globally, Mr. Lemann has served as a director. Prior to that, in October 2015, Mr. Lemann co-founded Go4it Esportes e Entretenimento S.A., a sports agency and business incubator in Brazil, and he continues to serve as a director. Since April 2020, Mr. Lemann has served as an alternate member of the board of directors of São Carlos Empreendimentos e Participações S.A., a commercial real estate investment and management company in Brazil that is publicly-held and listed on the Brazilian stock exchange. In addition, Mr. Lemann also serves on the boards of directors of various private investment holding companies and foundations. Mr. Lemann graduated from Columbia University with a Bachelor of Arts majoring in economics. Mr. Lemann is 29 years old and resides in Sao Paulo, Brazil.

QUALIFICATIONS

The Board nominated Mr. Lemann due to his business, investment and merger and acquisition knowledge, including his experience in digital technology, venture financing, and real estate.

Jason Melbourne
Independent Committees: None

BUSINESS EXPERIENCE:

Mr. Melbourne has served on our board since September 2020. Mr. Melbourne is the Global Head of Distribution at Canaccord Genuity since October 2020 and is also a member of the Global Operating Committee. He previously served as Global Head of Canadian Equities from May 2010 to October 2020 and as Principal, Sales & Trading for Genuity Capital Markets beginning in January 2005. Prior to his time at Canaccord Genuity, he was Director of Sales and Trading at CIBC World Markets from June 2001 to January 2005. Mr. Melbourne currently serves on the Board of Directors at Lay-Up, a youth basketball foundation that strives to empower youth with the confidence and life skills to become the community leaders of tomorrow since March 2018, and of the Ontario Lottery and Gaming Corporation, an agency that develops world-class gaming entertainment in the Province of Ontario since November 2019, becoming Vice Chair in March 2020. Mr. Melbourne is 49 years old and resides in Ontario, Canada.

QUALIFICATIONS

The Board nominated Mr. Melbourne due to his experience in executive roles at a large financial services company. In addition, the Board considered his knowledge of finance and capital markets as well as his knowledge of the Canadian market.

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Proposal 1 – Election of Directors

Giovanni (John) Prato
Independent Committees: None

BUSINESS EXPERIENCE:

Mr. Prato has served as Deputy Chair and Executive Managing Director of TD Securities Inc. since September 2016. Prior to rejoining TD Securities, Inc. Mr. Prato served as Consul General of Canada to the United States and Head of Mission of New York City from March 2011 to July 2016. He began his career at TD Bank and TD Securities in September 1991 and served in positions of increasing responsibility including managing director. Mr. Prato has served since 2016 on the board of Chobani LLC, a privately-held yogurt manufacturer, since 2018 on the board of La Colombe Torrefaction Inc., a privately-held premium U.S. based coffee company, and since 2016 on the board of the Foreign Policy Association. He previously served on the board of St. Michael’s Hospital Foundation. Mr. Prato has earned the Chartered Financial Association designation. Mr. Prato is 55 years old and resides in Ontario, Canada. At the 2020 annual meeting, he received 99% votes in favor.

QUALIFICATIONS

The Board nominated Mr. Prato due to his experience in executive roles of a large financial services company and significant government service as Canadian Consul General to the United States. In addition, the Board considered his knowledge of finance, investment and corporate banking, mergers and acquisitions, strategy and business development, risk assessment, and leadership development as well as significant business and government experience operating between Canada and the United States, two key geographies for RBI.

Daniel S. Schwartz
Co-Chair Committees: None

BUSINESS EXPERIENCE:

Mr. Schwartz has served on our Board since December 2014 and as Co-Chair of our Board since January 2019. Mr. Schwartz served as the Chief Executive Officer of RBI and its predecessor BKW from June 2013 until January 2019 and as Executive Chairman from January 2019 through June 2019. Mr. Schwartz joined Burger King Holdings, Inc. the predecessor to BKW in October 2010 as Executive Vice President, Deputy Chief Financial Officer. From January 2011 until April 2013, he served as Chief Financial Officer of BKW and from April 2013 until June 2013, he served as Chief Operating Officer. Mr. Schwartz is co-Managing Partner and a director of 3G Capital, a global investment firm. From 2012 until February 2015, Mr. Schwartz served as a director of Carrols Restaurant Group, Inc., RBI’s largest Burger King franchisee in the United States. Mr. Schwartz is 40 years old and resides in Florida, United States. At the 2020 annual meeting, he received 99% votes in favor.

QUALIFICATIONS

The Board nominated Mr. Schwartz because of his experience as the CEO and Executive Chairman of RBI and its predecessors. In addition, the Board considered his knowledge of strategy and business development, finance, marketing and consumer insights, risk assessment, mergers and acquisitions, leadership development and succession planning.

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Proposal 1 – Election of Directors

Carlos Alberto Sicupira
Independent Committees: Compensation Nominating and Corporate Governance

BUSINESS EXPERIENCE:

Mr. Sicupira has served on our Board since December 2014 and previously served on the board of BKW and its predecessor from October 2010 until December 2014. Mr. Sicupira is one of the founding Principal Partners of 3G Capital. Mr. Sicupira served as a member of the board of directors of Anheuser-Busch InBev from 2004 until April 2019. Mr. Sicupira has been Chairman of Lojas Americanas, one of South America’s largest retailers, having served as its Chairman from 1981 to 2020 and as Chief Executive Officer until 1992. He also serves on the boards of Fundação Brava and Fundação Estudar, not-for-profit foundations in Brazil. Mr. Sicupira is 72 years old and resides in Sao Paulo, Brazil. At the 2020 annual meeting, he received 96% votes in favor.

QUALIFICATIONS

The Board nominated Mr. Sicupira due to his experience as the CEO of a large South American retailer, as a director of RBI and its predecessors and as a director of multiple public and private companies in various industries. In addition, the Board considered his knowledge of strategy and business development, marketing and consumer insights, supply chain management and distribution and finance.

If elected, each of the aforementioned nominees has consented to serve as directors and hold office until the close of the 2022 Annual Meeting of Shareholders or until their respective successors have been elected or appointed.

Recommendation of the Board

The Board recommends a vote “FOR” each of the director nominees.

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In this section, you can read about

Governance Guidelines	Page 21
Board Leadership Structure	Page 21
Meetings	Page 23
Board Independence	Page 23
Director Term Limits and Director Tenure	Page 24
Majority Voting Policy	Page 24
Director Orientation and Continuing Education	Page 25
Annual Evaluation Process	Page 25
Communication with our Board	Page 25
Board Committees	Page 25
Compensation Committee Interlocks and Insider Participation	Page 30
Code of Ethics/Conduct	Page 30
Related Party Transaction Policy	Page 31
Certain Relationships and Related Transactions	Page 31
Executive Officer Diversity	Page 32
Risk Management	Page 32
Director Compensation	Page 33
Shareholder Engagement	Page 35
Board’s Response to Shareholder Proposals	Page 37
Sustainability-Restaurant Brands for Good	Page 37

CORPORATE

GOVERNANCE

MAJORITY INDEPENDENT BOARD

Elected by

majority vote

Annual performance

self-evaluations

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Corporate Governance

CORPORATE GOVERNANCE

Governance Guidelines

Our Board supervises and directs the management of our business and affairs and believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board’s responsibilities to shareholders.

The Restaurant Brands International Inc. Board of Directors Governance Guidelines, as amended (the “Governance Guidelines”) provide a framework for corporate governance in accordance with applicable Canadian and U.S. securities laws, the NYSE listing standards, the TSX rules, the requirements under the CBCA and our organizational documents.

Highlights of our Governance Guidelines are described below:

›	A majority of members of the Board must be independent as defined by the NYSE and TSX listing standards and applicable Canadian and U.S. securities laws.

›

The committees of the Board are the Audit Committee, the Compensation Committee, the NCG Committee, the Conflicts Committee and the Operations and Strategy Committee. The Board may create and maintain other committees from time to time. Committee membership assignments are determined by the Board, on recommendation of the NCG Committee, taking account of our needs, individual attributes, and other relevant factors.

›

Each director serving on the Audit Committee will be an independent director as determined in accordance with the listing standards of the NYSE and TSX and applicable securities laws and each director serving on the Conflicts Committee will be an independent director as defined under the partnership agreement.

›	Executive sessions or meetings of non-employee directors without management present will be held as part of each regularly scheduled Board meeting.

›	A director may not accept a position on the board or audit committee of any other public company without first reviewing the matter with the Chair of the Board.

›	Director orientation programs will be provided to new directors either prior to or within a reasonable period of time after their nomination or election to the Board.

›	The Board, with the assistance of the NCG Committee, will conduct an annual performance self-evaluation of the full Board to determine whether the Board and its committees are functioning effectively.

›	The NCG Committee oversees and evaluates the Board’s performance and its compliance with our Governance Guidelines and other corporate governance regulations and principles.

›

Each director nominee must agree to tender his or her resignation for consideration by the Board if such director fails to receive a majority of votes cast in any uncontested re-election, as described more fully under “—Majority Voting Policy” below.

The NCG Committee monitors compliance with the Governance Guidelines. In addition, the NCG Committee periodically reviews our Governance Guidelines, and, if appropriate, will recommend changes to the Board. The full text of our Governance Guidelines is available in the “Investors—Corporate Governance” section of our website at www.rbi.com, as well as under the RBI issuer profile on SEDAR at www.sedar.com, and is incorporated herein by reference. No other information on our website or any other website referenced in this document is incorporated into this proxy statement, and such information should not be considered part of this proxy statement. Any request for a copy of the Governance Guidelines may be directed to Restaurant Brands International Inc., 130 King Street West, Suite 300, P.O. Box 339, Toronto, Ontario Canada M5X 1E1, Attention: Corporate Secretary. Upon receipt of a request, a copy will be provided free of charge.

Board Leadership Structure

Our Board has an independent Co-Chair, Alexandre Behring, and a Co-Chair, Daniel Schwartz, our former Executive Chairman and Chief Executive Officer. In addition, the Board appointed Paul J. Fribourg as lead

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Corporate Governance

independent director in October 2020. While our Board has not developed written position descriptions for these positions or the Chairs of our committees, our Governance Guidelines and the charter of each committee sets forth the role of the relevant Chair. Specifically, the Co-Chairs of the Board are responsible for facilitating a highly functioning and effective Board, providing overall leadership and encouraging open communications. The Chair of each committee is responsible for setting the frequency and length of the meetings, setting meeting agendas consistent with the committee’s charter and reporting on the activities of that committee to the full Board on a periodic basis. In appointing a lead independent director, the Board stated that his authority includes:

•	presiding at Board meetings at which the Co-Chairs are not present,

•	including executive sessions of independent directors;

•	serving as a liaison between the Co-Chairs and the independent directors;

•	previewing information provided to the Board and approving meeting agendas;

•	calling meetings of independent directors; and

•	being available for consultation with major shareholders.

Our Board has not adopted a formal policy regarding the need to separate or combine the offices of Chair of the Board and Chief Executive Officer as the Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chair, Co-Chair and CEO in any way that it deems in the best interests of RBI at a given point in time. At the present time, the positions of Co-Chairs of the Board and CEO are filled by different individuals and our CEO does not sit on the Board. Under the authority of the Board, the CEO is responsible for the general management of the business and affairs of RBI, with the objective of enhancing long-term shareholder value. We believe that the current separation of roles provides a more effective monitoring and objective evaluation of the CEO’s performance.

Our Board has not developed a written position description for our CEO. Our Board and CEO develop, on an annual basis, corporate goals and objectives and parameters within which the CEO operates our business. Our Board and CEO also establish annual performance goals to measure the CEO’s individual achievement for purposes of our annual bonus program. The Compensation Committee of the Board is also responsible for annually evaluating the CEO against these objectives. For a further discussion of the corporate goals and objectives and the measures by which our CEO is evaluated, please see our Compensation Discussion & Analysis (“CD&A”) beginning on page 41 of this proxy statement.

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Corporate Governance

Meetings

During 2020, the Board held a total of five meetings. Each incumbent director attended during 2020 at least 75% of the aggregate of (1) the total number of meetings of the Board and (2) the total number of meetings of each committee on which he or she served, in each case during the director’s term on the Board or such Committee. The specific number of board and committee meetings attended last year by each of our incumbent directors was as follows:

Director	Board Meetings Attended	AC Meetings Attended	CC Meetings Attended	NCG Meetings Attended	OSC Meetings Attended
Alexandre Behring	5/5		5/5	3/3
Marc Caira*	2/2
João Castro-Neves	5/5
Maximilien de Limburg Stirum*	3/3	3/3
Paul J. Fribourg*	5/5	3/3	5/5	2/2
Neil Golden	5/5				6/6
Ali Hedayat	5/5	6/6
Golnar Khosrowshahi	5/5	6/6	5/5
Jason Melbourne*	2/2
Giovanni (John) Prato*	3/3
Daniel S. Schwartz	5/5
Carlos Alberto Sicupira	5/5		5/5	3/3
Roberto Moses Thompson Motta	5/5
Alexandre Van Damme*	2/2			1/1

*

Messrs. Caira and Van Damme, did not stand for election in 2020 and attended both Board meetings and for Mr. van Damme, the one NCG Committee meeting that occurred prior to their terms ending in June 2020. Messrs de Limburg Stirum and Prato joined the board in June 2020 and attended all three Board meetings, and for Mr. de Limburg Stirum all three Audit Committee meetings, held since then. Mr. Melbourne joined the Board in October 2020 and attended the two meetings in 2020 held after he joined. Mr. Fribourg attended all three Audit Committee meetings that occurred prior to him leaving the Audit Committee and joining the NCG Committee. He also attended both NCG Committee meetings that occurred after he joined that Committee.

In accordance with our Governance Guidelines, the Co-Chairs of the Board will generally determine the frequency and length of Board meetings and will set the agenda for each Board meeting, with the input of the lead independent director. Board members are encouraged to suggest the inclusion of additional items on an agenda, and any director may request that an item be placed on an agenda. Board meetings are generally held pursuant to a pre-determined schedule, with additional meetings scheduled as necessary.

Mr. Behring presides over the executive sessions of the Board. In 2020, the Board met in executive session five times.

We encourage all directors to attend the annual meetings of our shareholders, and Mr. Behring and Mr. Schwartz attended the 2020 Annual Meeting.

Board Independence

It is the policy of the Board that a majority of directors must (i) be independent with no direct or indirect material relationship or business conflict with RBI and (ii) otherwise meet the definition of an “independent” director under U.S. and Canadian securities laws and listing standards of the NYSE and the TSX. Our Board has affirmatively determined that the following directors (or former directors, as applicable) have, or while a director had, no material relationship with RBI and otherwise qualify, or while a director qualified, as independent based on all of the foregoing criteria: Messrs. Behring, Castro-Neves, de Limburg Stirum, Fribourg, Hedayat, Golden, Melbourne, Prato, Sicupira, Thompson Motta and Van Damme and Ms. Khosrowshahi. In addition, the Board has determined that Mr. Lemann, a director nominee, qualifies as independent based on the same criteria. Mr. Thompson Motta is not standing for reelection and therefore his term as director will expire at the conclusion of the Meeting.

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Corporate Governance

Under the NYSE listing standards, a director qualifies as “independent” if the board of directors affirmatively determines that the director has no material relationship with the listed company. While the focus of the inquiry is independence from management, the board is required to consider broadly all relevant facts and circumstances in making an independence determination.

National Instrument 58-201, or NI 58-201, provides guidance on corporate governance practices with respect to director independence, which reflect best practices established by the Canadian Securities Administrators (“CSA”), but are not intended to be prescriptive. Such best practices provide, among other things, that: (i) a company’s board of directors should have a majority of independent directors; (ii) the chair of the board should be an independent director; (iii) the board should appoint a nominating committee composed entirely of independent directors; and (iv) the board should appoint a compensation committee composed entirely of independent directors. Determinations in respect of “independence” for these purposes are similar to the requirements under the NYSE listing standards.

In conducting its evaluations of Messrs. Behring, Castro-Neves, Schwartz, Sicupira and Thompson Motta, the Board considered their affiliation with 3G Capital and with 3G Restaurant Brands Holdings General Partner Ltd., which currently controls over 90% of the outstanding Partnership exchangeable units, which represents approximately 31% of the combined voting interest in the company. In conducting its evaluation of Mr. Lemann, the Board considered that his father’s partnership affiliation with 3G Capital and 3G Restaurant Brands Holdings General Partner Ltd. In conducting its evaluation of Messrs. Behring, and Castro-Neves, the Board also considered their service on the board of directors of the Kraft Heinz Company, a supplier to restaurants for all of our brands. In conducting its evaluation of Mr. Fribourg, the Board considered his prior service on the board of directors of Restaurant Technologies, Inc., which provides services to our brands at market rates. In conducting its evaluation of Mr. Golden, the Board considered his consulting services to Revenue Management Solutions, which provides services to our brands at market rates.

Director Term Limits and Director Tenure

All directors are elected at the annual meeting of our shareholders for a term of one year. The Board does not believe it should expressly limit a director’s tenure on the Board or set an arbitrary retirement age policy. RBI values the contribution of directors who over time have developed increasing insight into our company and operations and therefore provide an increasing contribution to the Board as a whole as well as the new perspectives of directors who more recently joined the Board. As an alternative to term limits or a retirement policy, prior to recommending to the Board that one or more current directors be submitted to the shareholders for re-election, the NCG Committee reviews the performance of each director potentially standing for election or re-election, and makes appropriate recommendations to the Board concerning that director’s candidacy.

Overall, the average tenure of our Board is approximately four years, with three directors joining during 2020, four directors with one to six years and five directors with more than six years tenure on our Board. Additionally, we have nominated another new director to join the Board if elected at the Annual Meeting who will fill the position of a director who had more than six years tenure.

Majority Voting Policy

The Board has adopted a Majority Voting Policy as required by the rules of the TSX. The policy is included in the Governance Guidelines and provides that, in an uncontested election, a director must be elected to the Board by at least a “majority of the votes cast,” which means that the number of shares voted “FOR” a director’s election must exceed 50% of the number of votes cast with respect to that director’s election. Votes cast with respect to a director’s election include votes to withhold authority. An “uncontested election” means an election where the number of nominees for director is equal to the number of directors to be elected. In a contested election, a plurality voting standard will apply.

If a nominee for director in an uncontested election does not receive the affirmative vote of at least the majority of the votes cast, the director must immediately tender his or her resignation to the NCG Committee. The NCG Committee will consider and recommend, and the Board will determine, whether or not to accept the offer of

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Corporate Governance

resignation. The Board will accept the offer of resignation absent exceptional circumstances that would warrant the director continuing to serve on the Board, as determined by the Board in accordance with its fiduciary duties to RBI, and the resignation will be effective upon the Board’s acceptance. The decision of the Board shall be made within 90 days after the date of the shareholders’ meeting. Any director who tenders his or her resignation pursuant to the Majority Voting Policy shall not participate in the recommendation of the NCG Committee or the decision of the Board with respect to his or her resignation. A press release disclosing the Board’s determination (and the reasons for rejecting the resignation, if applicable) shall promptly be issued and furnished to the SEC, the CSA and the TSX.

If the Board accepts any tendered resignation, the Board may either proceed to fill the vacancy through the appointment of a new director or determine not to fill the vacancy and instead decrease the size of the Board.

Director Orientation and Continuing Education

We provide access to appropriate orientation programs, sessions, or materials for new members of the Board for their benefit generally within a reasonable period of time after their election to the Board. We provided day-long orientation sessions for all three directors who joined the board in 2020, which included written materials and presentations by various members of senior management regarding our businesses, strategic plans, and policies. We and our Board encourage, but do not require, directors to participate in outside continuing education programs.

Annual Evaluation Process

Our Board undertakes an annual evaluation process for the Board and each Committee that is overseen by the NCG Committee. This process includes feedback to determine how each Committee and the Board is functioning, including whether each contains the appropriate mix of members, skills, experience, and other characteristics. Additionally, the evaluation requests that directors specifically identify ways the Board and the Committees could improve effectiveness and functioning. The results of these assessments are reviewed by the entire Board. Additionally, the Board and the Committees annually review the Corporate Governance Guidelines, committee charters and other policies for relevant updates.

Communication with our Board

Shareholders and other parties interested in communicating directly with the Board, the Co-Chairs or the Lead Director of the Board may do so by email to boardofdirectors@rbi.com or by writing to: Board of Directors, c/o Jill Granat, General Counsel and Corporate Secretary, Restaurant Brands International Inc., 130 King Street West, Suite 300, Toronto, Ontario, Canada M5X 1E1. All communications should include the name, address, telephone number and email address (if any) of the person submitting the communication and indicate whether the person is a shareholder.

The Board has approved a process for handling correspondence received by RBI and addressed to the Co-Chairs, the Lead Director or to non-management members of the Board. Under that process, the General Counsel and Corporate Secretary reviews all such correspondence and maintains a log of and forwards copies of correspondence that, in the opinion of the General Counsel and Corporate Secretary, deals with the functions of the Board or committees thereof or that she otherwise determines requires their attention. The General Counsel and Corporate Secretary may screen frivolous or unlawful communications and commercial advertisements. Directors may review the log maintained by the General Counsel and Corporate Secretary at any time.

Board Committees

The Board has four standing committees—the Audit Committee, the Compensation Committee, the NCG Committee, and the Operations and Strategy Committee—as well as the Conflicts Committee. Each of the existing committees operates under a written charter. These charters set forth the responsibilities of each committee and are available in the “Investors—Corporate Governance” section of our website at www.rbi.com, and such information is also available in print to any shareholder who requests it through our Corporate Secretary.

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Corporate Governance

Set forth below is a description of the responsibilities of each of our current Board committees and its current membership.

Audit Committee

Audit Committee Members	Audit Committee Functions
• Ali Hedayat (Chair) • Maximilien de Limburg Stirum (joined upon election to Board in June 2020) • Paul J. Fribourg (prior to change in committee composition in June 2020) • Golnar Khosrowshahi

›  Oversee the quality and integrity of our consolidated financial statements and related disclosures;

›  Oversee the qualifications, independence and performance of our independent auditor;

›  Oversee the performance of our internal audit function;

›  Oversee our systems of disclosure controls and procedures, and internal control over financial reporting;

›  Oversee our compliance with all legal and regulatory requirements and our compliance program;

›  Oversee risk assessment and risk management, including with respect to risks related to tax strategy, cash investing strategy, cybersecurity and data privacy;

›  Review and discuss with management workforce practices and risks that affect the brands and operations;

›  Review and approve the Audit Committee report that is required by the SEC to be included in our annual proxy statement; and

›  Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

Directors serving on our Audit Committee may not simultaneously serve on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of the director to effectively serve on the Audit Committee.

The Board has determined that each member of the Audit Committee meets the independence requirements and is financially literate according to the NYSE listing standards and Canadian securities laws and that each member of the Audit Committee meets the enhanced independence standards for audit committee members required by the SEC. In 2020, the Board determined that Mr. Hedayat is qualified as an audit committee financial expert within the meaning of SEC rules and has accounting and related financial management expertise within the meaning of the NYSE listing standards. For more information regarding the business experience of Mr. Hedayat, see his biography under “Proposal 1 – Election of Directors.” Mr. de Limburg Stirum joined the Audit Committee upon his election in June 2020 when Mr. Fribourg left the Committee.

The discussion leader for executive sessions of the Audit Committee is generally Mr. Hedayat, the chair of the Audit Committee.

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Corporate Governance

Compensation Committee

Compensation Committee Members	Compensation Committee Functions
• Alexandre Behring (Chair) • Paul J. Fribourg • Golnar Khosrowshahi • Carlos Alberto Sicupira

›  Oversee and set our compensation and benefits policies generally;

›  Evaluate the performance of our CEO and the employees who report directly to the CEO (the “CEO Direct Reports”);

›  Oversee and set compensation for the CEO, the CEO Direct Reports and the members of the Board;

›  Administer equity compensation plans and stock ownership policies; and

›  Review our management succession plan.

The Compensation Committee establishes, reviews and approves executive compensation based on, among other factors, an evaluation of the performance of the CEO and CEO Direct Reports in light of corporate goals and objectives relevant to executive compensation, including annual performance objectives, and makes recommendations to the Board with respect to the CEO’s compensation.

The Compensation Committee annually reviews succession planning for the CEO and CEO Direct Reports. This involves reviewing potential internal candidates for each of these roles, noting those that are ready in the short term and those that require some additional development. The Board provides opportunities for directors to get to know employees who have been identified as succession candidates by inviting them to make presentations to the Board. For further details on executive compensation, see the CD&A, beginning on page 41 of this proxy statement.

Non-management director compensation is determined by the Board, upon recommendation of the Compensation Committee, taking into account general and specific demands of Board and committee service, Company performance, comparisons with other organizations of similar size and complexity, competitive factors, other forms of compensation received by directors, if any, and other factors which it deems relevant, all with the intent of aligning directors’ interests with the long-term interests of our shareholders. There are currently no management directors serving on the Board. For more details on director compensation, see the discussion under the heading “—Director Compensation” below on page 33.

Pursuant to its charter, the Compensation Committee may delegate to one or more officers of RBI the authority to make grants and awards of stock rights or options to any persons other than the CEO, any CEO Direct Report, and any person covered by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee has delegated this authority to the CEO. In addition, as permitted under applicable law and the NYSE listing standards, the Compensation Committee may delegate its authority to one or more subcommittees or the Chair of the Compensation Committee when it deems appropriate and in the best interests of RBI.

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant assisting the Compensation Committee in the evaluation of executive officer compensation, including sole authority to approve all such compensation consultant’s fees and other retention terms. During 2020, the Compensation Committee did not engage any compensation consultants.

The Board has determined that each member of the Compensation Committee (i) meets the independence requirements of the NYSE listing standards, including the heightened independence requirements specific to compensation committee members and (ii) meets the requirements of a non-employee director under the Exchange Act.

Our Board believes that the Compensation Committee charter outlines an objective process for determining executive compensation based on objective criteria such as evaluating the performance of our executive officers in light of defined performance objectives. The discussion leader for executive sessions of the Compensation Committee is generally Mr. Behring, the chair of the Committee.

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Corporate Governance

Nominating and Corporate Governance Committee

NCG Committee Members	NCG Committee Functions
• Alexandre Behring (Chair) • Paul J. Fribourg (following change in committee composition in June 2020) • Carlos Alberto Sicupira • Alexandre Van Damme (prior to end of his term in June 2020)

›  Identify individuals qualified to serve as members of the Board and recommend to the Board proposed nominees;

›  Advise the Board with respect to its composition, governance practices and procedures;

›  Review and monitor criteria for the selection of new directors and nominees for vacancies on the Board, including procedures for reviewing potential nominees proposed by shareholders;

›  Establish, monitor and recommend to the Board changes to the various committees and the qualifications and criteria for membership on each committee;

›  Recommend to the Board directors to serve on each standing committee and assist the Board in evaluating independence of those directors;

›  Recommend to the Board any action to be taken in connection with director resignations;

›  Oversee and evaluate the Board’s performance and our compliance with corporate governance regulations, guidelines and principles; and

›  Periodically review and recommend changes to our Governance Guidelines, articles of incorporation and by-laws as they relate to corporate governance issues.

The Board is responsible for selecting and nominating directors for election, acting on the recommendation of the NCG Committee, and giving attention to the following qualifications and criteria:

›	High personal and professional ethics, integrity, practical wisdom and mature judgment;

›	Board training or prior public company board service, and/or senior executive experience in business, government, or education;

›	Expertise and skills that are useful to RBI and complementary to the background and experience of other Board members, as determined by the Board from time-to-time;

›

Diversity and balance among directors in terms of race, gender, geography, thought, viewpoints, backgrounds, skills, experience, and expertise from, among other areas, corporate environment (including different stakeholders in the quick service restaurant industry and the broader restaurant industry), accounting, finance, international, marketing, human resources, and legal services;

›	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

›	Commitment to serve on the Board over a period of several years to develop knowledge about RBI and its operations and provide continuity of Board members;

›	Willingness to represent our best interests and objectively appraise management’s performance;

›	Tenure with the Board, past contributions to the Board, and/or whether advanced age may impact the expected continued capacity to serve as a director; and

›	Anticipated future needs of the Board.

The NCG Committee believes that the Board should possess a broad range of skills, knowledge, business experience, and diversity of backgrounds that provides effective oversight of our business. In connection with the selection of any new director nominee, the NCG Committee will assess the skills and experience of the Board, as

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a whole, and of each of the individual directors. The NCG Committee will then seek to identify those qualifications and experience sought in any new candidate that will maintain a balance of knowledge, experience and capabilities on the Board and produce an effective Board.

Selection of candidates is based on, first, the needs of RBI, and, second, identification of persons responsive to those needs. Although we do not have a formal, written policy relating to the identification and nomination of directors who are women, Aboriginal peoples, persons with disabilities or members of visible minorities, the NCG Committee seeks a diverse group of director candidates, including diversity with respect to race and gender. The NCG Committee believes that its goal is to assemble the best Board possible that will bring to us a variety of perspectives and skills derived from high quality business and professional experience. There are no specific, minimum qualifications that must be met by each nominee; however, the NCG Committee will evaluate a candidate’s experience, integrity and judgment as well other factors deemed appropriate in adding value to the composition of the Board as set forth in the Governance Guidelines.

With regard to diversity, RBI is committed to seeking to attain a balance among directors. Specifically, any search firm retained to assist the NCG Committee in seeking new director candidates for the Board is instructed to seek to include diverse candidates in terms of race and gender as well as geography, thought, viewpoints, backgrounds, skills, experience, and expertise. The NCG Committee has sole authority to approve the search firm’s fees and other retention terms.

We have not adopted a target regarding the number of women, Aboriginal peoples, persons with disabilities or members of visible minorities on our Board because we believe that a less formulaic approach to board composition, together with a rigorous search for qualified candidates based on the above qualifications and criteria, will best serve our needs. Our Board believes it is paramount to maintain flexibility in the nominating process in order to ensure that the most qualified available candidates are selected as circumstances dictate and the needs of the company evolve. There is currently one female director on the Board, Ms. Khosrowshahi, representing 8% of our current directors and one member of our board who identifies as a member of a visible minority, Mr. Melbourne, representing 8% of our current directors. None of our directors identify as Aboriginal persons or persons with disabilities. Additionally, four of our directors identify as Latin American and two are of Middle Eastern descent.

As noted above, the Board is responsible for selecting and nominating director candidates based on the NCG Committee’s recommendation. The Board believes that its Governance Guidelines outline objective qualifications and criteria (described above) that promote its objective selection and nomination of director candidates. Potential director candidates recommended by shareholders are evaluated in the same manner as other candidates recommended to the NCG Committee. Mr. Fribourg joined the NCG Committee in June 2020 when Mr. Van Damme ended his term.

The discussion leader for executive sessions of the NCG Committee is generally Mr. Behring, the chair of the Committee.

Operations and Strategy Committee

Operations and Strategy Committee Members	Operations and Strategy Committee Functions
• Neil Golden

›  Meet with management periodically to discuss and review the metrics used to evaluate marketing programs, product innovation, restaurant operations and guest experience for our brands;

›  Understand the goals established by management to improve restaurant operations, promote product innovation and increase market share; and

›  Make recommendations to management on areas of improvement, and provide other feedback and guidance to management on behalf of the Board.

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Corporate Governance

The Operations and Strategy Committee assists the Board in overseeing the development and implementation of the menu, marketing and restaurant operations strategies for our brands. The role of the Operations and Strategy Committee is advisory.

The Operations and Strategy Committee reviews and makes recommendations to management and the Board regarding the following:

›	menu, marketing and restaurant operations strategies and plans for our brands;

›	the digital technology created or proposed to be created for our brands;

›	the impact of industry trends, performance and strategy of key competitors; and

›	the impact of external developments and factors on our operations and marketing strategy.

Conflicts Committee

Conflicts Committee Members	Conflicts Committee Functions
• Paul Fribourg (Chair) • Ali Hedayat

›  Consent to, approve and/or direct a number of actions under the partnership agreement (described in Appendix A to this proxy statement) where a real or potential conflict of interest could exist or arise as between RBI, Partnership, or holders of Partnership exchangeable units.

In addition to the four standing committees, the Board of RBI, as the general partner of the Partnership, has established a Conflicts Committee which will be required to consent to, approve and/or direct a number of enumerated actions under the partnership agreement where a real or potential conflict of interest could exist or arise as between RBI, the Partnership or holders of Partnership exchangeable units.

Each of the members of the Conflicts Committee is “independent” (as such term is defined in the partnership agreement) in accordance with the requirements of the partnership agreement.

Compensation Committee Interlocks and Insider Participation

None of Messrs. Behring, Fribourg, or Sicupira or Ms. Khosrowshahi was, during 2020, an officer (as defined in Rule 3b-2 under the Exchange Act) or employee of RBI, or formerly an officer of RBI. None of our executive officers served on the compensation committee or board of any company that employed any member of the Compensation Committee or our Board.

Code of Ethics/Conduct

›	Code of Business Ethics and Conduct for Non-Restaurant Employees. Our Board has adopted a Code of Business Ethics and Conduct applicable to all non-restaurant employees of RBI and its subsidiaries.

›

Code of Ethics for Executive Officers. Our Board has adopted a Code of Ethics applicable to our senior executives to promote the highest ethical standards in RBI’s operation of its global business and the activities of senior management. We intend to provide disclosure of any amendments or waivers of our Code of Ethics on our website or on a Current Report on Form 8-K within four business days following the date of the amendment or waiver. Our senior executives certify compliance with the Code of Ethics for Executive Officers on an annual basis.

›

Code of Conduct for Directors. Our Board has adopted a Code of Conduct to acknowledge its responsibility for promoting an ethical culture through the actions of Board members and the effective oversight of our compliance programs, policies and procedures. Our Board members certify compliance with the Code of Conduct for Directors on an annual basis.

Each of the Code of Business Ethics and Conduct for Non-Restaurant Employees, the Code of Ethics for Executive Officers and the Code of Conduct for Directors is available in the “Investors—Corporate Governance” section of our website at www.rbi.com.

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Our General Counsel and Chief Ethics and Compliance Officer monitors compliance with the Codes and reports any violations to the Board. Furthermore, each of the Code of Ethics for Executive Officers and the Code of Conduct for Directors contemplates that questions or concerns under the Code, as applicable, can be brought directly to the Chair of the Board.

In addition, we have adopted the Restaurant Brands International Inc. Whistle Blowing Policy in order to provide for the receipt and treatment of complaints received by RBI with respect to violations of the Code of Business Ethics and Conduct for Non-Restaurant Employees, as well as other RBI policies and controls. According to the Whistle Blowing Policy, the General Counsel is responsible for conducting the investigation of any complaint received and reporting to the Audit Committee. The Audit Committee is responsible for overseeing the secure reporting process and determining what action should be taken with respect to a complaint. The Restaurant Brands International Inc. Whistle Blowing Policy is available in the “Investors—Corporate Governance” section of our website at www.rbi.com.

Related Party Transaction Policy

The Board has adopted a written related person transactions policy, which is administered by the Audit Committee. This policy applies to any transaction or series of related transactions or any material amendment to any such transaction involving a related person and RBI or any subsidiary. However, under U.S. securities laws, RBI may not make any loan or other extension of credit to any of its directors or executive officers.

For purposes of the policy, “related persons” consist of executive officers, directors, director nominees, any shareholder beneficially owning more than five percent of any class of our voting securities, and immediate family members of any such persons. In reviewing related person transactions, the Audit Committee takes into account all factors that it deems appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No member of the Audit Committee may participate in any review, consideration, or approval of any related person transaction in which the director or any of his or her immediate family members is the related person. All related person transactions will be disclosed in filings as required under applicable securities laws.

Certain Relationships and Related Transactions

Registration Rights Agreements

In connection with our initial public offering and our acquisition of Tim Hortons, we entered into registration rights agreements with several of our major shareholders. In 2012, in connection with the merger of Burger King Worldwide Holdings, Inc. with and into Justice Holdco LLC, and the transactions related thereto, BKW entered into separate registration rights agreements with 3G Special Situations Fund II, L.P. (the “3G Special Situations Fund”) and with Pershing Square, L.P. and affiliated entities (collectively, the “Pershing Shareholders”), with respect to shares of BKW common stock purchased by such shareholders in the transaction. In 2014, in connection with our acquisition of Tim Hortons, we assumed the obligations under these registration rights agreements with respect to the registration of common shares of RBI issued and issuable upon exchange of Partnership exchangeable units to these shareholders and their permitted transferees. These registration rights agreements give these shareholders and any permitted transferee the ability to require us to register RBI common shares for resale, in certain circumstances and subject to limitations, either (i) upon demand, (ii) in a shelf registration statement or (iii) by “piggybacking” on another offering that we are conducting. Pursuant to these registration rights agreements, we are required to pay all expenses of any such registration, other than transfer taxes and underwriting discounts and commissions.

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Corporate Governance

Employee Indebtedness

None of our current or former directors or executive officers has any amount of indebtedness outstanding to us. As of March 31, 2021, the aggregate amount of indebtedness outstanding by all current and former employees of RBI and any of its subsidiaries, and their respective associates, is as follows:

Purpose	Aggregate Indebtedness (C$) to RBI or its Subsidiaries
Other	758,658(1)

(1)

The reported aggregate indebtedness consists of loans denominated in U.S. dollars, Euros and Singapore dollars and was converted from these currencies to the Canadian dollar equivalent using the following exchange rates published by the Bank of Canada for March 31, 2021: 1 U.S. dollar = 1.2574 Canadian dollars; 1 Euro = 1.4962 Canadian dollars; and 1 Singapore dollar = 0.936 Canadian dollars.

Executive Officer Diversity

In 2020, we committed to having at least 50% of all final round candidates for any role at RBI’s four corporate offices be demonstrably diverse, including gender, race and, where permitted, sexual orientation. This commitment honors our values of diversity and of meritocracy. We do not have a requirement of a specified percentage of representation of women, Aboriginal peoples, persons with disabilities or members of visible minorities in executive officer or other positions. However, we believe including diverse candidates in the hiring process will lead to a more diverse employee population at all levels. While we believe that diversity is an important consideration in determining the makeup of our executive team, it is only one of a number of factors (which include merit, talent, experience, expertise, leadership capabilities, innovative thinking and strategic agility) that are considered in selecting the best candidates for executive positions. We currently have two female executive officers comprising 22% of our nine executive officers, one executive officer who identifies as a visible minority comprising 11% of our executive officers and one Latinx executive officer, comprising 11% of our executive officers and totaling 44% of our executive officers in the aggregate. None of our executive officers identify as Aboriginal persons or persons with disabilities.

Risk Management

Board Role in Management of Risk

The Board is actively involved in the oversight and management of risks that could affect RBI, including our enterprise risk management. This oversight and management is conducted primarily through the committees, but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of risk exposures (including risks related to liquidity, operations, tax, workforce management, and regulatory compliance), and enterprise risk management processes in place to identify, monitor and control such exposures. In carrying out its responsibilities, the Audit Committee works closely with members of our management team responsible for monitoring such risks. The other committees of the Board consider the risks within their areas of responsibility. The Board satisfies its oversight responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within RBI.

Compensation Risks

Based on a review and analysis of our incentive plans, policies and programs, the Compensation Committee believes these programs are not reasonably likely to give rise to risks that would have a material adverse effect on our business. The Compensation Committee considered the following factors as part of its review and analysis of our incentive plans and programs:

›	Rigorous oversight from the Board, Compensation Committee, CEO and senior management with discretion to award and/or reduce payouts if excessive risk is taken;

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›	Linkage of individual performance targets to the strategic plan established for the CEO by the Board and cascaded through a comprehensive process;

›	Properly balanced pay mix between fixed and variable compensation;

›	Annual cash incentive plan that measures business performance through a profitability metric (Organic EBITDA growth) and includes free cash flow and overhead expense that gauge quality of performance;

›	Capping annual cash incentive plan payouts to a maximum of the worldwide target, which for 2020 was capped at 80%-100%;

›

Equity awards which align management and shareholder interests to long-term shareholder value, with awards in the form of stock options, restricted stock units and performance based restricted share units; and

›	Bonus swap program that encourages retention of shares by requiring the forfeiture of matching restricted share units if shares are sold prior to vesting.

Director Compensation

General. The Board maintains a compensation arrangement for the non-management directors of the Board. The Board compensation arrangement is comprised of the following:

›

Initial Equity Grant. Under our director compensation program, each non-management director is entitled to receive a one-time grant of stock options when first appointed to the Board. For 2020, this amount was at a notional value of $1,000,000 and it remains the same for 2021. In April 2020, the Board approved a one-time grant of stock options with a grant date of June 15, 2020 and a notional value of $1,000,000 for each of Mr. de Limburg Stirum and Mr. Prato, subject to election of each nominee at the Meeting. In October 2020, the Board approved a one-time grant of stock options with a grant date of October 30, 2020 and a notional value of $1,000,000 for Mr. Melbourne following his appointment to the Board. In April 2021, the Board approved a one-time grant of stock options with a grant date of June 25, 2021 and a notional value of $1,000,000 for Mr. Lemann, subject to his election at the Meeting. These options vest on the fifth anniversary of the grant date and expire on the tenth anniversary of the grant date, subject to partial vesting upon termination without cause or for death or disability.

›

Retainer Fees. For 2020, non-management directors other than the Co-Chairs and Vice-Chair were entitled to receive an annual retainer of $50,000, the Co-Chairs were entitled to receive an annual retainer of $100,000 each and the Vice Chair (whose term ended in June 2020) was entitled to receive an annual retainer of $75,000. Each non-management member of the Audit Committee, Compensation Committee and NCG Committee was entitled to receive an annual committee fee of $10,000, and each non-management member of the Operations and Strategy Committee was entitled to receive an annual committee fee of $75,000. In October 2020, the Board determined to appoint a lead independent director and set his aggregate annual retainer at $70,000. The retainer component of the director compensation arrangement is the same for 2021. In April 2020, based on the effects of the COVID-19 pandemic, each of the Co-Chairs determined to forgo half of his board and committee retainers for 2020.

Non-management directors have the opportunity to elect to defer their annual retainer and committee fees and, in lieu of the cash fees, to receive a grant of restricted share units (RSUs) with a value of two times the forgone fees. The RSUs are fully vested at the time of grant and will be settled upon termination of board service.

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Corporate Governance

The following table summarizes compensation paid to each of our non-management directors during 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Total 2020 Director Compensation ($)
Alexandre Behring(4)	—	120,000		120,000
Marc Caira(5)	33,197	—		33,197
João Castro-Neves	—	100,000		100,000
Maximilien de Limburg Stirum(6)	—	67,213	155,846	223,059
Paul J. Fribourg(7)	—	148,743		148,743
Neil Golden	—	250,000		250,000
Ali Hedayat	—	120,000		120,000
Golnar Khosrowshahi	—	140,000		140,000
Jason Melbourne(6)	—	27,596	156,538	184,134
Giovanni (John) Prato(6)	—	56,011	155,846	211,857
Daniel Schwartz(4)	—	100,000		100,000
Carlos Alberto Sicupira	—	140,000		140,000
Roberto Moses Thompson Motta	—	100,000		100,000
Alexandre Van Damme(5)	26,557	—		26,557

(1)

All of our directors elected to defer their retainer and committee fees for 2020 and to receive restricted share units (RSUs) in lieu of cash with a value of two times the forgone fees. All of the directors made this election prior to December 2020 or within 30 days of joining the Board in 2020. The RSUs were granted on December 31, 2020 based on the $61.83 closing price of a common share of RBI on the date prior to the grant date, December 30, 2020, and were fully vested on the grant date. The number of RSUs granted to each of the directors was determined based on the amount of the director’s retainer and committee fees, if applicable, divided by $61.83, multiplied by two.

(2)

The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of awards for the fiscal year ended December 31, 2020 computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding these awards, refer to Note 13 to our audited consolidated financial statements for the year ended December 31, 2020, which are included in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC and on SEDAR at www.sedar.com.

(3)

The amounts in the “Options” column reflect the aggregate grant date fair value of the one-time option grants made on June 15, 2020 to Messrs. de Limburg Stirum and Prato and on October 30, 2020 to Mr. Melbourne following their election or appointment to the Board computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the option awards, refer to Note 13 to our audited consolidated financial statements for the year ended December 31, 2020, which are included in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC and on SEDAR at www.sedar.com.

(4)	Messrs. Behring and Schwartz each determined to forgo half of their retainer in connection with the onset of the COVID-19 pandemic.

(5)	Messrs. Caira and Van Damme completed their terms on June 10, 2020. Amounts represent the pro rata portion of director retainer and committee fees.

(6)

The amount of the retainers for each of Messrs. de Limburg Stirum, Melbourne and Prato is prorated from the date each joined our Board through year end. Mr. de Limburg Stirum also includes a prorated amount for his service on the Audit Committee. Messrs. de Limburg Stirum and Prato joined the Board June 10, 2020 and Mr. Melbourne joined the Board on September 22, 2020.

(7)	The amount of the retainer for Mr. Fribourg is prorated for his appointment as lead independent director on October 13, 2020.

Director Stock Ownership Guidelines. In April 2021, the Board adopted stock ownership guidelines for non-employee directors to codify our practice of encouraging ownership by members of the Board. Under these guidelines, each non-employee director is required to own RBI equity with a market value of five times the annual base cash retainer within five years of the director’s election to the Board. RSUs count as shares owned for purposes of the stock ownership requirements. All of our non-employee directors who were serving for more than one year as of December 31, 2020 either met or were on track to meet this requirement.

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The table below sets forth the aggregate number of RSUs, all of which are earned, and unexercised stock options held by each non-management director as of December 31, 2020. The total value is calculated based on the closing price of RBI common shares on the NYSE of $61.11 and excludes the value of stock options.

Name	RSUs (#)	Options (#)	Shares (#)	LP Units (#)	Total Non-Option Value ($)
Alexandre Behring(1)	121,038	—	148,000	—	16,440,912
Marc Caira(2)	14,819	17,747	57,350	—	4,410,248
João Castro-Neves	4,230	16,622	—	—	258,495
Maximilien de Limburg Stirum	1,087	17,934	—	—	66,427
Paul J. Fribourg(3)	62,579	—	114,862	—	10,843,420
Neil Golden	19,705	21,381	—	—	1,204,173
Ali Hedayat	8,526	21,381	12,500	—	1,284,899
Golnar Khosrowshahi	5,324	16,622	5,670	—	671,843
Jason Melbourne	446	18,860	—	—	27,255
Giovanni (John) Prato	905	17,934	—	—	55,304
Daniel Schwartz(4)	3,166	666,153	1,316,207	137,996	89,059,796
Carlos Alberto Sicupira	63,788		76,536	150,000	17,741,700
Roberto Moses Thompson Motta(5)	16,241	25,627	22,000	—	2,336,908
Alexandre Van Damme(2)	—	—	—	—	—

(1)	As of December 31, 2020, 115,379 of the RSUs and 212,105 Options were held by ABH Investments Holdings Limited, of which Mr. Behring is the director and sole equity owner.

(2)

Messrs. Caira and van Damme were no longer members of the Board on December 31, 2020, however, Mr. Caira has a consulting arrangement with us and pursuant to the terms of the applicable awards agreements his RSUs will settle following the completion of this arrangement. Shares held by entities of which Mr. van Damme is an indirect beneficial owner are not included.

(3)	Includes 114,862 shares held by Mr. Fribourg’s grantor retained annuity trust but excludes shares held by a corporation of which he is the Chairman and CEO.

(4)

As of December 31, 2020, 1,549 of the RSUs, 461,636 of the shares and restricted stock awards (which are also included under the shares column), 666,153 of the Options and 14,296 of the Partnership units are held by Miami Restaurant Holdings, LLC, and Mr. Schwartz retains all voting and dispositive power over these securities, and 854,570 of the shares and 123,700 of the Partnership units are held by Ameco Food Holdings LLC, and Mr. Schwartz retains all voting and dispositive power over these securities.

(5)	Includes 22,000 shares held by Mr. Thompson Motta’s spouse.

Shareholder Engagement

We actively engage with our shareholders and stakeholders in a number of forums on a year-round basis and also monitor developments in corporate governance and social responsibility. We take feedback and insights from our engagement with shareholders and other stakeholders into consideration as we review and evolve our practices and disclosures, and further share them with our Board as appropriate.

This effort supplements the ongoing communications between our management and shareholders through various engagement channels including direct meetings, analyst conferences and road shows.

As discussed in more detail in our CD&A, the Compensation Committee considered making updates to our executive compensation program to be more in line with market practice. As part of this process, members of senior management proactively engaged with shareholders and proxy advisory firms to learn their perspectives on executive compensation, as well as company performance and strategy, corporate governance, and other environmental, social, and governance topics.

In the fall of 2020, members of senior management reached out to our top shareholders representing approximately 46% of our common shares outstanding. Eight shareholders representing 20% of our outstanding common shares agreed to meet with us. The majority of our conversations were focused on executive compensation, particularly in the context of the impact of COVID-19.

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Corporate Governance

During these conversations, we discussed our current executive compensation structure compared to market practice and shared examples of companies that made recent changes to their long-term incentive plan. We also updated shareholders on recent changes to our corporate governance structure, including the appointment of a Lead Independent Director, as discussed on page 21.

Below are the frequent topics we discussed, as well as feedback we received from shareholders.

Frequent Topics	Feedback	RBI Actions

PBRSU Modifications (COVID)

•  Recognize unprecedented nature of full year impact of COVID on multi-year CAGR goals

•  Generally open to modifications taking into consideration management discretion, retention, fair goals aligned with shareholders, and disclosure in the proxy statement

• Compensation Committee retained performance nature of PBRSUs; did not transition to discretionary only awards • Added disclosure in Compensation Discussion & Analysis

PBRSU/RSU Transition Grants	• Market norm makes sense, company should remain competitive • Transition grants should include healthy mix of performance-based awards	• Compensation Committee designed 2021 LTI awards with 67% performance criteria

STI Modifications (COVID)

•  Recognize unprecedented nature of full year impact of COVID

•  Have seen many companies modify STI programs to reset more appropriate goals

•  Helpful to see detail on how goals were adjusted in the proxy statement

• Added disclosure in Compensation Discussion & Analysis

KPI Disclosure	• Some investors would prefer more general information on the common and more heavily weighted KPIs	• Added disclosure in Compensation Discussion & Analysis

Corporate Governance	• Diversity and refreshment are important • Appreciate appointment of Lead Independent Director	• Added disclosure in Corporate Governance and Compensation Discussion & Analysis sections

Members of senior management shared the feedback received during these meetings with the Compensation Committee, the NCG Committee, and the full Board. Members of the Board considered shareholder input in reviewing the Company’s executive compensation program, along with emerging best practices, market standards, and policies at other companies. As a result of our shareholder engagement efforts and the feedback we received, we strengthened our disclosures in this proxy statement to provide more insight into our executive compensation program, corporate governance structure, shareholder engagement efforts, and sustainability program.

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Board’s Response to Shareholder Proposals

After the Annual Meeting, the NCG Committee and the Board review the voting for management and shareholder proposals (if any) and take the outcome into consideration.

At the 2020 Annual Meeting, an advisory shareholder proposal requesting that the Board issue a report on minimum requirements and standards related to workforce practices for both our employees and those employed by our franchisees received approximately 37% support of equity voted. We engaged with the proponents of this proposal and have adopted and published in the corporate governance section of the RBI website our Commitment to Team Members, that addresses a number of the areas requested by the proponents. We also amended the Audit Committee Charter to clearly designate the Audit Committee as responsible for overseeing workforce management risks for the brands and the company. Additionally, we continue to update the Sustainability section of the RBI website, including the discussion of our “People” pillar. As discussed above, our shareholder outreach included engagement regarding our governance and employee practices, among other topics. Our NCG Committee and our Board believe the steps we have taken in consultation with the proponent appropriately address the substance of the proposal.

Sustainability – Restaurant Brands for Good

Our vision is that the delicious, affordable, and convenient meals you love can also be sustainable.

We believe that operating in a way that supports the well-being of the people touched by our business as well as the future of our planet is foundational to our ability to grow restaurant brands that are loved around the globe. As one of the largest restaurant companies in the world, we embrace the opportunity to advance the issue of sustainability in the food service industry together with our suppliers, franchisees, and guests.

With over 27,000 restaurants and a global network of franchisees and suppliers, we know it’s critical to align all key stakeholders within and outside of our organization to drive our sustainability priorities forward. This work begins with an effective governance structure which allows for top-down guidance and bottom-up prioritization and execution.

RBI’s sustainability steering committee includes our Chief Corporate Officer and our Executive Vice President, Supply Chain, who are jointly accountable for the sustainability framework and strategy. Our Chief Corporate Officer reports to our Chief Executive Officer, who provides oversight. RBI’s Board of Directors oversees the management of ESG topics and receives an update at least twice annually from the sustainability steering committee.

Managing sustainability is a division between corporate and brand-led initiatives. A corporate-level team tracks stakeholder expectations and trends, identifies sustainability initiatives to support the business strategy, and highlights best practice across the group. The team maintains regular contact with senior leadership, guiding them on long term social and environmental trends and the expectations of global stakeholders and engaging them to incorporate sustainability priorities as part of their business objectives. They also guide the company’s sustainability reporting and work with a number of other business lines to oversee the preparation of sustainability disclosures. Regional brand presidents work together with franchisees to inform the company-wide business plan and to execute and market sustainability initiatives at the brand level.

The importance of sustainability at RBI is also reflected in metrics linked to annual employee performance incentives across our business, including individuals across each brand, supply chain, nutrition, quality assurance, and marketing and communications.

Restaurant Brands for Good is our framework for sustainable business, with a long-term focus on improving ingredients, reducing our environmental impact, sourcing responsibly and investing in people and communities. It’s about serving great food that our guests and our people love and will feel good about.

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Corporate Governance

We focus on three key pillars as we work to make an impact in the industry and bring our sustainability vision to life:

Food Serving high quality and great tasting food every day

•  We maintain industry-leading standards for vendor quality assurance and restaurant food safety.

•  We aim to provide guests with a variety of menu options and equip them with information to make educated choices about their meals to fit their individual lifestyles.

•  We remain committed to ensuring we advertise menu items that provide families with options suitable for even our youngest guests.

•  We are continuing to remove colors, flavors, and preservatives from artificial sources from branded food ingredients globally.

•  At the end of 2020, the WHOPPER® sandwich and 90% of the BURGER KING® US permanent menu is now free of colors, flavors, and preservatives from artificial sources.

Planet Continuously reducing our environmental footprint

•  We are committed to reducing our greenhouse gas (GHG) emissions. In 2020, we measured our Scope 1, 2, and 3 GHG emissions and are currently developing our first GHG emissions reduction target.

•  We are working to advance packaging sustainability by improving materials and reducing overall packaging used, especially single-use items. This includes increasing recycled content and improving recyclability of our packaging.

•  We will facilitate access to waste diversion including recycling, starting with recycling guest packaging in 100% of BURGER KING® and TIM HORTONS® restaurants in Canada and the US.

•  We remain committed to good antimicrobial stewardship and reducing antibiotics important to human medicine in our chicken and beef supply chains.

•  100% of TIM HORTONS® coffee is ethically sourced as verified by a third party.

•  We are committed to increase the proportion of beef sourced by BURGER KING® US that aligns with our vision for beef sustainability to 30% of the beef supply by 2022.

•  We are working towards increasing broiler chicken welfare outcomes in line with the five freedoms of animal welfare.

•  We expect to source pork raised without the use of gestation crates for pregnant sows for 95% of our global pork meat requirements by 2022, and in remaining markets by 2035 or sooner.

•  We are committed to using 100% cage-free eggs in North America, Western Europe, Latin America, Australia and New Zealand by 2025, representing ~92% of our global egg requirements, and in remaining markets by 2030.

•  We are committed to eliminate deforestation from priority commodities within our supply chain by 2030 or sooner.

•  In 2020, we measured our supply chain water use for the first time, which we will use to inform our stewardship strategy.

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Corporate Governance

People & Communities Supporting communities and enhancing livelihoods

•  Our brands are committed to contributing time, talent, and funds to build up the communities they serve through their respective community initiatives and foundations: The Burger King Foundation, Tim Hortons Foundation Camps, and the Popeyes Foundation.

•  Working with industry partners to research, share and scale best practices, we aim to support the success of the farmers who raise, grow, and produce our quality ingredients.

•  Our Code of Business Ethics and Conduct for employees, as well as our Code of Business Ethics and Conduct for Vendors address guidelines for working conditions.

•  In 2020, we published our Commitment to Team Members outlining the standards we uphold across all Company-owned restaurants and amended RBI’s Audit Committee Charter to include oversight on workforce practices at the board level.

•  We continue to actively build our culture guided by our six values: ownership, meritocracy, diversity, creativity & innovation, authenticity and dreaming big.

•  We care deeply about employee engagement and feedback. In 2020 we were recognized as a Great Place to Work because of positive reviews from employees on our culture and management.

•  We are committed to making our company more diverse particularly through our hiring, advertising, and community contributions, creating a culture of inclusiveness, and not tolerating harassment, racism, bias or barriers to advancement.

•  Senior RBI leaders share a mandate to ensure at least 50% of final round interview candidates for any role with RBI are demonstrably diverse. From mid-2020 when we established this performance objective through February 2021, 62% of all hires through our new process have added to the diversity of our company.

•  RBI achieved a score of 100% in the 2021 Corporate Equality Index, recognizing the best places to work for LGBTQ+ equality.

Additional information about the sustainability initiatives of RBI and our brands as well as our progress to date is available at rbi.com/sustainability

Restaurant Brands International	2021 Proxy Statement	|	Page 39

In this section, you can read about

Compensation Discussion & Analysis	Page 41
Compensation Committee Report	Page 56
2020 Summary Compensation Table	Page 57
2020 All Other Compensation Table	Page 58
2020 Grants of Plan-Based Awards Table	Page 59
2020 Outstanding Equity Awards at Fiscal Year-End Table	Page 60
2020 Option Exercises and Stock Vested Table	Page 61
Potential Payments Upon Termination or Change in Control Table	Page 62
Proposal 2 – Advisory Vote on Executive Compensation	Page 67

EXECUTIVE

COMPENSATION

COMPENSATION

DISCUSSION AND

ANALYSIS

Compensation

Committee Report

EXECUTIVE

COMPENSATION

TABLES

PROPOSAL 2

Advisory “say on

pay vote” on executive compensation

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Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

This Compensation Discussion and Analysis, which we refer to as the CD&A, outlines our compensation philosophy and objectives and describes our executive pay programs for 2020 and the compensation of our 2020 named executive officers, whom we refer to as our NEOs:

›	Jose E. Cil, our CEO;

›	Matthew Dunnigan, our Chief Financial Officer or “CFO”;

›	Joshua Kobza, our Chief Operating Officer or “COO”;

›	Axel Schwan, our President, Tim Hortons Americas (or TH); and

›	Sami Siddiqui, our President, PLK Americas effective September 2020 and previously President of Asia Pacific.

Unless otherwise specified, all dollar amounts set forth in this CD&A are in U.S. dollars.

Summary of 2020 Compensation Decisions

The COVID-19 global pandemic negatively impacted our business in 2020, primarily through temporary closures of and restrictions on restaurants in various regions of the world, including prohibitions on dine-in as well as limitations on capacity and hours of operation. Beginning in mid-March 2020, our immediate focus turned to:

›

supporting restaurant team members, including increases to hourly wages for company restaurant employees in the U.S. and Canada for April and May 2020, providing a new global telemedicine benefit and global employee assistance program for employees as well as free COVID-19 testing in the U.S.,

›	enhancing hygiene and restaurant safety standards, including social distancing and personal protective equipment,

›	continuing to serve guests around the world through low-touch drive-thrus, increased delivery options, mobile order pick-up and curbside services,

›

supporting our franchisees through such measures as cash advance programs, rent relief, pausing capital expenditure requirements, as well as advocating for and assisting with government relief programs,

›	supporting our communities through promotions and donations designed to help first responders and those in need, and

›	maintaining strong business fundamentals, including a strong balance sheet.

For the remainder of the first half of 2020, we determined management should prioritize managing through the crisis in lieu of focusing on the financial measures that we normally use to benchmark our performance-based compensation. As the business began to stabilize, management was able to pivot toward shoring up the foundation for growth once conditions allow.

In response to the pandemic, the Compensation Committee took a number of steps to align the compensation of executives to the changing market dynamics while also adjusting certain aspects of our pay programs to ensure that the incentives would continue to be designed to achieve meaningful long-term value creation. Fortunately, we were able to maintain our workforce and avoid a reduction in people or salaries, while focusing all efforts on common operational goals. The Compensation Committee then shifted its focus to retaining executives and motivating them to achieve long-term value for our shareholders. The actions taken included:

›

Base Salary: Following the onset of the pandemic, Mr. Cil voluntarily elected to forgo half of his base salary for the six months ending September 30, 2020. We redirected his forgone salary to be contributed among the foundations established by each of our brands to assist with COVID-19 relief.

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Compensation Discussion and Analysis

›

Annual Bonus Program: To adapt to the rapidly changing situation, in April 2020, the Compensation Committee adopted changes to the annual incentive program to replace all individual performance measures for the first half of 2020 with company-wide performance measures, designed to focus efforts on the new priorities for adapting the business in light of the pandemic. In August 2020, the Compensation Committee revisited the annual incentive program, adopting second half individual performance measures while resetting and simplifying the bonus formula. The final formula consisted of the addition of the April first half company-wide performance measures and the August second half individual performance measures, the sum of which is multiplied by the global multiplier. The global multiplier was set based on an updated forecast of RBI Adjusted EBITDA for 2020, with a threshold achievement earning a 50% payout and maximum achievement at or above target earning an 80% payout, subject to specified exceptions.

›

Bonus Swap Program: Consistent with our prior practice, we offered NEOs (and other executives) the opportunity to invest 25% or 50% of their net bonus for RBI common shares, which would be matched with restricted stock units (“RSUs”). Previously, the matching RSUs cliff vested after five years, subject to retaining the purchased shares. The Compensation Committee decided to revise the vesting for RSUs beginning with those granted in 2021 under the program for the 2020 bonus to bring it more in line with vesting timetables generally seen in the market, and the matching RSUs will vest ratably over four years, subject to retention of the purchased shares.

›

Long-term Incentives: The Compensation Committee also decided to modify the metrics for our performance-based restricted stock units (“PBRSUs”) granted in 2019 and 2020, due to the impact of 2020 performance on the overall three-year value of the awards, including the resulting diminishment in retention value. Both the 2019 and many of the 2020 awards were originally based on the same criteria, namely the compound annual growth rate of our Adjusted EBTIDA from 2019 to 2021, so the pandemic would have an adverse impact on our long-term incentive programs for multiple years. The remaining 2020 awards were based on same store sales growth for Tim Hortons Canada for the two years ended December 31, 2021. Failure to achieve the targets originally established for all awards due to the pandemic would have had an oversized impact on compensation due to our prior practice of irregular timed grants that cliff vest over five years. The Compensation Committee recognized the need to make adjustments to the outstanding awards to re-align them with the new business landscape while remaining consistent with our compensation philosophy and objectives.

Pay for Performance Compensation Philosophy

Our compensation philosophy is rooted in our values of ownership and meritocracy and aims to foster long-term value creation for our shareholders by:

›	attracting and retaining top talent around the globe;

›	connecting executive outcomes to company performance;

›	tying wealth creation to significant, long-term equity ownership; and

›	mitigating compensation-related retention risk.

As described in further detail below, consistent with these goals, our compensation programs are designed to complement each other to provide a clear link between what we pay our NEOs and RBI’s performance over both short- and long-term periods.

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Compensation Discussion and Analysis

Our NEO compensation package for 2020 reflects this commitment. For 2020, 97% of our CEO’s target total direct compensation and an average of 91% of our other NEOs’ target total direct compensation was performance-based or equity-based.

Oversight of Executive Compensation Programs

Role of Compensation Committee

The Compensation Committee is responsible for establishing and overseeing our compensation philosophy and for setting our executive compensation and benefits policies and programs generally. In formulating our executive compensation packages, the Compensation Committee does not benchmark to a particular industry or group of companies, but it draws information from general experience, compensation survey data, and the experience of other companies in which principals of 3G Capital have an ownership interest.

Consideration of Stockholder Advisory Vote

As part of its compensation setting process, the Compensation Committee also reviews the results of the prior year’s shareholder advisory vote, including the fact that approximately 92% of the votes cast were voted in favor of RBI’s executive compensation at the 2020 annual meeting of shareholders. The Compensation Committee intends to annually review the results of the advisory vote and will consider this feedback as well as the feedback obtained from shareholder engagement as it completes its annual review of each pay element and the total compensation packages of our NEOs.

Role of Executives in Establishing Compensation

Annually, the CEO proposes the financial metric and threshold, target and maximum performance levels for the Annual Bonus Program, subject to Board approval. The CEO also proposes the individual performance goals that will determine Individual Achievement under our Annual Bonus Program. These individual performance goals are then approved by the Board for the CEO and by the Compensation Committee for the CEO Direct Reports, including the other NEOs. The Compensation Committee evaluates the performance of the CEO, determines the CEO’s final Individual Achievement, and recommends to the full Board for approval the bonus payout of the CEO. The Compensation Committee approves the final Individual Achievement and bonus payout for each of the other NEOs based on the CEO’s recommendation. In addition, our CEO provides the Compensation Committee with recommendations regarding base salary and annual target bonus levels for the upcoming year and the aggregate total long-term incentive value that each other NEO should receive.

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Compensation Discussion and Analysis

Elements of Compensation Program

As noted above, our compensation program is based on a pay-for-performance philosophy. The following provides an overview of each element of our compensation program and describes both the process for determining such compensation and how such compensation relates to RBI’s pay-for-performance philosophy and meritocratic principles. The following table summarizes the primary elements and objectives of our 2020 compensation program for executive officers, including NEOs.

Element	Description	Primary Objective

Base Salary	• Ongoing cash compensation based on the executive officer’s role and responsibilities, individual job performance and experience	• Provide a competitive compensation package

Annual Cash Incentive (Annual Bonus Program)

•  Annual cash incentive with target award amounts for each executive officer

•  Actual cash payouts are linked to achievement of annual company and individual performance targets, and can range from 0% - 172.5% of target; capped at 80% (or 100% for the Popeyes business) for 2020 amended program

• Connect outcome to company performance (short-term) • Motivate and reward

Matching RSUs (tied to Bonus Swap)	• Awarded pursuant to our bonus swap program. RSUs granted in 2021 for the 2020 bonus vest ratably over four years	• Connect outcome to performance (long-term) • Alignment with shareholders • Further ownership culture • Retention incentive

Stock Options	• Discretionary stock option awards that cliff vest after a five-year period

•  Connect outcome to performance (long-term)

•  Alignment with shareholders

•  Further ownership culture

•  Performance incentive

•  Realized value linked entirely to stock appreciation

•  Retention incentive

Performance Based Restricted Share Units (PBRSUs)	• Awarded to senior leaders, top performers, or key hires on a discretionary basis • Two to three year performance period • PBRSUs cliff vest after a five-year period	• Connect outcome to performance (long-term) • Reward business performance • Alignment with shareholders • Further ownership culture • Performance incentive • Retention incentive

Base Salaries

Objectives and Considerations. Base salary is the “fixed” element of executive compensation at RBI. We provide a base salary to recognize the skills, competencies, experience, and individual performance that the CEO and each CEO Direct Report brings to his or her position. In addition, because our executive officers operate as a team, the Compensation Committee also considers internal pay equity in establishing the base salary of the CEO

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Compensation Discussion and Analysis

Direct Reports. The Compensation Committee annually reviews the base salary of the CEO and each CEO Direct Report. We believe that the base salary review process serves our pay-for-performance philosophy because pay increases are generally performance-based and dependent on the NEO’s success and achievement in his or her role. In addition, each NEO’s target annual incentive award opportunity, as described below, is based on a percentage of his or her base salary. Therefore, as NEOs earn performance-based salary increases, their annual incentive award opportunities also increase proportionately.

2020 Actions. In January 2020 and prior to the full onset of the pandemic, the Compensation Committee approved an increase in the 2020 base salary of Mr. Dunnigan from $480,000 to $550,000 in recognition of his exemplary performance and market competitiveness. Following the onset of the pandemic, Mr. Cil voluntarily elected to forgo half of his base salary for the six months ending September 30, 2020. We redirected his forgone salary to be contributed among the foundations established by each of our brands to assist with COVID-19 relief. There were no other changes to the base salaries of our NEOs during 2020.

Annual Bonus Program – Cash Incentive

Objectives and Considerations. Annual cash incentives are performance-based and designed to motivate and reward employees who contribute positively towards our business strategy and achieve their individual performance goals. Annual cash incentives are only paid if we achieve our minimum financial goals for the calendar year.

Target Bonus. The annual target bonus for each participating employee is expressed as a percentage of base salary as of September 30th of the performance year. Target bonuses are set based on the employee’s level, experience, responsibilities, internal equity considerations, and prior year’s performance. Due to the nature of the CEO’s role and responsibilities, the CEO’s target bonus as a percentage of base salary is greater than that of the other NEOs.

2020 Actions. In January 2020, the Compensation Committee approved an increase in the target bonus for 2020 (as a percentage of base salary) for Mr. Schwan from 140% to 150%, in recognition of his promotion to President, Tim Hortons Americas in late 2019 and for exemplary performance. The increase in this target bonus was effective as of January 1, 2020 in accordance with our standard practice under the Annual Bonus Program.

Plan Design

Pre COVID-19. Most corporate employees, including our NEOs, are eligible to receive an annual performance-based cash bonus based on (1) business performance and (2) their individual performance.

The formula for determining an eligible employee’s annual cash bonus under the original 2020 Annual Bonus Program (the “bonus payout” or “payout”) is:

Target Bonus	X	Business Achievement %	+	Individual Achievement %	X	Global Multiplier	=	Bonus Payout

Post COVID-19 Revised Plan Design. Given the impact of the COVID-19 pandemic on the business as a whole starting in mid-March 2020, the Compensation Committee determined to revise the 2020 Annal Bonus Program and update the incentives for performance working through the challenges of the pandemic. The final design is:

Target Bonus	X	1H Company-Wide Targets %	+	2H Individual Targets %	X	Global Multiplier	=	Bonus Payout

In all cases, the actual bonus payout is subject to:

›	attainment of threshold performance,

›	a reduction of up to 30% if RBI does not meet its minimum free cash flow target,

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Compensation Discussion and Analysis

›	a reduction if certain expense targets or compliance requirements are not met, and

›

an upward or downward adjustment of up to 20% based on a qualitative evaluation of RBI’s performance and the executive’s performance, as recommended by the CEO and approved by the Compensation Committee.

Achievement Pre-COVID 19 – The original plan design was centered on achievement based 50% on business achievement and 50% on individual achievement. The metric for business achievement selected by the Compensation Committee and the Board was organic Adjusted EBITDA growth. For Messrs. Cil, Dunnigan and Kobza, this was measured solely at the RBI level, while for Messrs. Schwan and Siddiqui, 20% was based on RBI achievement and 30% was based on organic EBITDA growth for the business within the scope of their respective roles.

For 2020, the Board and the Compensation Committee also established the threshold, target, and maximum performance levels, using the prior year’s actual results as a baseline to determine the growth achievement in the current year. For 2020, the threshold, target, and maximum levels of RBI organic Adjusted EBIDA growth achievement were:

	EBITDA Growth Achievement
	Threshold	Target	Maximum
RBI	4.5%	8.5%	12.5%

For 2020, the payout threshold for each metric was set at 50% of the target performance level, while the maximum was set at 150% of the target performance level. If a business unit’s EBITDA Growth Achievement is less than the threshold, there would be no payout for such business unit without further approval by the Compensation Committee.

Individual Achievement is measured based on a participant’s overall achievement of his or her individual performance goals. At the beginning of the year, a participant is assigned multiple quantitative and qualitative metrics called “Key Performance Indicators” or “KPIs” and each KPI is assigned a weighting. The Board approves the KPIs for the CEO and the Compensation Committee approves the KPIs for the CEO Direct Reports. These KPIs are generally measurable in nature and are established to correspond to relevant business goals depending on the role, such as comparable sales, net restaurant growth, earnings per share and guest satisfaction levels. None of the individual KPIs is material to understanding the bonus program or how annual cash incentive amounts were determined in 2020.

At the end of each year, the Chair of the Compensation Committee evaluates the individual performance of the CEO, and the CEO evaluates the individual performance of the CEO Direct Reports, including the other NEOs. Each KPI is expressed as a percentage of completion and is assigned a corresponding weight (with 100% being full completion of each KPI and reflective of the maximum award applicable to each KPI). Individual Achievement represents the sum of the percentage completion of each KPI after the appropriate weight has been applied to each. If a participant achieves less than half of the aggregate KPIs for his or her Individual Achievement, then he or she will not receive a bonus payout for that year even if the Business Achievement target is met or exceeded.

Revised Achievement Post COVID-19

Compensation Committee Rationale for Revisions to the Annual Incentive Program

Throughout 2020, the Compensation Committee met five times to discuss the performance of executives and the overall performance of RBI. During these meetings, the Compensation Committee received regular updates from management about the performance of RBI, as well as the health and safety of employees.

By April of 2020, it became clear that RBI’s situation was changing rapidly. Specifically, restaurants in a number of jurisdictions in Europe, Middle East, Africa, Asia and Latin America were required to close completely, while in other jurisdictions restaurant operations were limited to drive-thru, take-out and delivery often with restrictions on hours of operation. These limitations adversely affected system-wide sales and the business as a whole.

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Compensation Discussion and Analysis

In order to better align management’s incentives with the rapidly changing situation, in April 2020, the Compensation Committee adopted changes to the annual incentive program to replace all individual KPIs for the first half of 2020 with company-wide KPIs. These KPIs focused on the following priorities:

›	Ongoing restaurant operations, including implementation of safety standards and increasing digital sales,

›	People, communications, and continuity,

›	Restaurant owner cash flow, and

›	RBI’s financial position.

In August 2020, the Compensation Committee determined that these KPIs were achieved at an aggregate level of 92.5%.

Also in August, the Compensation Committee met again to revisit the annual incentive program. At that time, it became clear that the original metric for business achievement of organic Adjusted EBITDA growth would be obsolete by the end of the year. This was confirmed subsequent to the end of fiscal 2020 when RBI announced that Adjusted EBITDA decreased 18.1% organically versus 2019.

The Compensation Committee considered several alternative approaches at the time on how to properly incentivize and reward management during this unprecedented period, including allowing executives to achieve 0% of the business achievement target, making bonuses fully discretionary, and paying out bonuses based on KPIs.

However in recognition of our data-driven and pay for performance culture, the Compensation Committee rejected these alternatives and instead adopted second half individual performance measures and reset the annual incentive formula to consist of the addition of first half company-wide performance measures and second half individual performance measures multiplied by a global multiplier. The global multiplier was set based on an updated forecast of RBI Adjusted EBITDA for 2020, with a threshold achievement of earning a 50% payout and maximum achievement at or above target earning an 80% payout, with an exception for the Popeyes business, which was less affected by the pandemic and was able to earn a maximum payout of 100%.

Unlike the first half 2020 KPIs, the second half 2020 KPIs were tailored and assigned weighting specifically for each executive based on respective responsibilities. These included measurable goals based on a number of priorities for either a particular business unit or the enterprise as a whole, such as sales, net restaurant growth commitments, digital sales, guest satisfaction, sustainability, and meeting the diverse recruiting target. These individual KPIs each are earned 50% at threshold and 100% at or above target. As described further below, the total bonus payout generally was subject to an 80% maximum. None of the individual KPIs is material to understanding the bonus program or how annual cash incentive amounts were determined in 2020.

In making these changes, the Compensation Committee considered several factors, including feedback we heard from shareholders during outreach. As described on page 35 of this proxy statement, we proactively reached out to our top shareholders in the fall of 2020 to get their views on adjustments to compensation to reflect the impact of COVID-19. Specifically, our shareholders provided the following feedback regarding potential modifications to our annual incentive program:

•	Shareholders recognized unprecedented nature of full year impact of COVID

•	Shareholders said they have seen many companies modify annual incentive programs to reset more appropriate goals

•	Shareholders told us it would be helpful to see detail on how goals were adjusted in the proxy

Additionally, the Compensation Committee further considered this feedback when designing the 2021 annual incentive program as described further below.

Global Multiplier. Each executive’s bonus is subject to a “Global Multiplier” which can increase or decrease the bonus payout. Originally, the Global Multiplier for 2020 was based on RBI EBITDA Growth Achievement and could lead to an increase or decrease of the bonus by 50%, subject to meeting threshold RBI EBITDA Growth Achievement.

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Compensation Discussion and Analysis

Under the revised 2020 bonus program adopted in August 2020, the Compensation Committee reset the Global Multiplier to reflect a more realistic achievement for the second half of 2020, based on the RBI Adjusted EBITDA forecast for 2020 at the time. By adjusting the target, the Compensation Committee provided incentives to achieve the second half 2020 goals based on a plan to position RBI to return to growth in 2021. However, since these goals were less than what was originally planned for the year, the Compensation Committee limited the Global Multiplier from the original up to 150% to a maximum of 80% at or above target Adjusted EBITDA of $1,825 million and 50% at threshold of $1,735 million. If RBI Adjusted EBITDA falls between the threshold level and the target level, the Global Multiplier percentage would be calculated on a linear basis. For 2020, RBI achieved Adjusted EBITDA of $1,864 million and therefore the Global Multiplier is 80%; provided that given the performance of PLK business closer to the original target, the Global Multiplier for that business was 100%.

Actual 2020 Bonus Plan Awards.

Name	Base Salary Rate at 9/30 ($)	Bonus Target (%)	1H20 Company Performance (%)	2H2020 Individual Performance (%)	Global Multiplier (%)	Actual Bonus ($)
José Cil(1)	800,000	300	92.5	83.3	80	1,687,200
Matthew Dunnigan	550,000	150	92.5	99.0	80	603,488
Joshua Kobza	650,000	250	92.5	90.0	80	1,186,250
Axel Schwan	450,000	150	92.5	83.5	80	475,200
Sami Siddiqui(2)	440,000	150	92.5	96.0	100	622,050

(1)	2020 Bonus was based on Mr. Cil’s rate of salary for 2020 and did not decrease based on salary he elected to forgo.

(2)	Mr. Siddiqui’s global multiplier was 100% based on the results of the Popeyes business which performed close to its original targets despite the pandemic.

Annual Bonus Program—Bonus Swap RSUs

Objectives and Considerations. As part of our commitment to fostering our ownership focus and mentality, RBI provides its executives with an opportunity to invest a portion of their annual cash bonus into RBI common shares (we refer to these purchased shares as “Investment Shares”), and leverage that investment through the issuance of matching RSUs (we refer to these RSUs as “Bonus Matching RSUs”).

2020 Bonus Swap Program. Under the 2020 Bonus Swap Program, eligible employees were offered an opportunity to use either 25% or 50% (the “Swap Election Percentage”) of their calculated net bonus for 2020 (after deducting an amount based on a theoretical tax rate of 40%) to purchase Investment Shares. The number of Investment Shares purchased was calculated by multiplying the theoretical net bonus and the Swap Election Percentage and then dividing by the closing price on the trading day prior to the date of purchase reported on the TSX (denominated in Canadian dollars) for Canadian participants or on the NYSE (denominated in U.S. dollars) for all other participants. Each of our NEOs elected a Swap Election Percentage of 50%.

Employees who elected to purchase Investment Shares also received Bonus Matching RSUs, based on their Swap Election Percentage and their level within the organization. For each participating NEO, the Bonus Matching RSUs were calculated as follows:

Gross Bonus	X	Swap Election (50%)	X	RSU multiplier (2x)	/	NYSE Closing Price ($60.55)	=	# Bonus Matching RSUs

The closing price reported is determined on the trading day prior to the grant date. Both the purchase date of the Investment Shares and the grant date for the Bonus Matching RSUs were the same as the bonus payment date under the 2020 Annual Bonus Program, which was February 19, 2021.

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Compensation Discussion and Analysis

Dividend equivalents accrue on the Bonus Matching RSUs in additional RSUs having a fair market value as of the applicable dividend payment date equal to the value of the dividend that would have been distributed if a Bonus Matching RSU was an issued and outstanding common share (the “Dividend Equivalents”). The Dividend Equivalents are subject to the same terms and conditions as the Bonus Matching RSUs to which they relate and will be settled on the relevant settlement date of the Bonus Matching RSUs.

For the Bonus Matching RSUs issued in 2021 for the 2020 bonus payout, the Compensation Committee decided to revise the vesting for RSUs granted under the program for the 2020 bonus to be more in line with vesting timetables generally seen in the market, and the Bonus Matching RSUs will vest ratably on December 31 of 2021, 2022, 2023 and 2024, subject to the retention of the Investment Shares. All of the Bonus Matching RSUs will be forfeited if an NEO’s service to RBI is terminated for any reason other than termination without cause within 12 months of a change of control. The Compensation Committee approved the grants of Bonus Matching RSUs to the participants in the 2020 Bonus Swap Program in January 2021.

The following table sets forth, for each NEO, the number of Bonus Matching RSUs issued to such NEO on February 19, 2021:

NEO	2020 Bonus Matching RSUs (#)
José Cil	27,864
Matthew Dunnigan	9,966
Joshua Kobza	19,581
Axel Schwan	7,848
Sami Siddiqui	10,273

These Bonus Matching RSUs will be reported in the 2021 Summary Compensation Table and 2021 Grants of Plan-Based Awards Table.

2019 Bonus Swap Program. The terms of the 2019 Bonus Swap Program are similar to the 2020 Bonus Swap Program, except the Bonus Matching RSUs for the 2019 program cliff vest on December 31, 2024. Additionally, all of the 2019 Bonus Matching RSUs will be forfeited if an NEO’s service to RBI is terminated prior to December 31, 2022 for any reason (including due to retirement or termination without cause) other than death or disability. If an NEO sells more than 50% of his or her Investment Shares before the vesting date, the NEO will forfeit 100% of the 2019 Bonus Matching RSUs. An NEO who sells 50% or less of the 2019 Investment Shares before the vesting date will forfeit 50% of the Bonus Matching RSUs and a proportional amount of the remaining Bonus Matching RSUs. The amounts set forth below reflect the Bonus Matching RSUs issued to each NEO on February 21, 2020:

NEO	2019 Bonus Matching RSUs (#)
José Cil	17,180
Matthew Dunnigan	7,385
Joshua Kobza	14,455
Axel Schwan	2,715
Sami Siddiqui	7,163

Additional information regarding these Bonus Matching RSUs is provided in the 2020 Grants of Plan-Based Awards Table and the 2020 Outstanding Equity Awards at Fiscal Year-End Table.

Long-term Incentive Grants

Consistent with our values of ownership and meritocracy, our Compensation Committee believes equity-based compensation should be an important component of our compensation structure. In addition to the opportunity to participate in the ownership of RBI through the Annual Bonus Swap Program, we provide equity awards to executives both in the form of stock options and PBRSUs. While historically, these grants have been discretionary and have not been made to executives on a consistent basis, beginning in 2020 the Compensation Committee

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Compensation Discussion and Analysis

adjusted this strategy. The Compensation Committee determined to move toward a more consistent equity grant strategy while retaining the discretion to award different levels of equity awards within each level of eligible executive based on merit.

Grants Awarded in 2020. In January 2020, the Compensation Committee approved equity-based awards to the NEOs as follows:

NEO	PBRSUs	Options
José Cil	250,000	—
Matthew Dunnigan	50,000	50,000
Joshua Kobza	200,000	—
Axel Schwan	40,000	56,000
Sami Siddiqui	20,000	20,000

Stock Options. Stock options are granted with an exercise price based on the fair market value of an RBI common share on the grant date of February 21, 2020, and thus have value only to the extent that the value of our common shares increases after that date. These stock options cliff vest on the fifth anniversary of the grant date.

PBRSUs. In January 2020, the Compensation Committee chose to award two different types of PBRSUs. The first type had the same performance goals and measurement period as the PBRSUs that were granted in 2019. The performance target for purposes of determining the number of units earned was a compounded annual growth rate of Organic Adjusted EBITDA for the period beginning on January 1, 2019 and ending on December 31, 2021 (the “Performance Goal”), subject to adjustment from a threshold performance of 85.7%, which would earn 90% of the award, target performance at 100%, which would earn 100% of the award and maximum performance of 128.6%, which would earn 120% of the award (and any achievement in between the performance levels to be linearly calculated). If at the end of the three-year performance period, the threshold performance has not been achieved, the performance period will be extended for an additional year, and a 20% reduction to the payout would apply. Grants of these RBI-based PBRSUs were made to Messrs. Dunnigan and Siddiqui.

The second type of PBRSU focused on the Tim Hortons business. The performance measure for purposes of determining the number of units earned was based on Tim Hortons Canada’s annual year over year growth rate of same store sales for 2020 and 2021. If at the end of the two-year performance period, the threshold performance has not been achieved, the performance period would be extended for an additional year, and a 20% reduction to the payout will apply. The Compensation Committee established a 50% performance threshold below which no shares are earned and a 200% maximum performance level. If achievement falls between the threshold level and the target level or between the target level and the maximum level, the number of shares earned would be calculated on a linear basis. Grants of these Tim Hortons-based PBRSUs were made to Messrs. Cil, Kobza and Schwan.

In December 2020, the Compensation Committee determined to grant Mr. Siddiqui an additional 20,000 PBRSUs following his appointment at President, Popeyes Americas. The terms of these PBRSUs were the same as the amended 2020 PBRSUs described below.

For all of these PBRSUs once earned, the PBRSUs will cliff vest on February 21, 2025. In addition, if an executive’s service to RBI is terminated (other than due to death or disability) prior to February 21, 2023, he or she will forfeit the entire award.

A description of the award achievement is included below.

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Compensation Discussion and Analysis

COVID-19 Impact on Outstanding PBRSUs

Compensation Committee Rationale for Adjustments to PBRSUs

Prior to the onset of the COVID-19 pandemic, we expected to be in a position to achieve a payout for both types of PBRSU awards. However, by late 2020 it became clear that the impact of the global pandemic made it highly likely that we would fail to meet our compounded annual growth rate for RBI Organic Adjusted EBITDA target for the period 2019 – 2021 and the Tim Hortons Canada same store sales growth rate target for the period 2019 – 2020. Based on our actual 2020 results, Adjusted EBITDA decreased 18.1% organically versus 2019 and Tim Hortons Canada same store sales decreased by 16.5% versus 2019.

In accordance with our historical practice of granting larger awards on an ad hoc instead of annual basis and using the same target for multiple years of grants, the compounded annual growth rate of RBI Organic Adjusted EBITDA target amount and measurement period was the same for those awards granted in 2020 as well as 2019. These practices exacerbated the concern regarding the PBRSUs losing their value to retain talent as substantially all of our outstanding unearned PBRSUs were affected.

The Compensation Committee recognized the extraordinary impact of COVID-19 to the business and its financial performance while also factoring in other circumstances such as the need to balance accountability for results with competitiveness and adhering to the company’s compensation philosophy and principles around the need to motivate and retain existing employees. The Compensation Committee ultimately made decisions intended to create alignment with shareholders and maintain the ability to both motivate and retain talent while working toward reestablishing our plan for growth as we emerge from the effects of the pandemic.

In making these changes, the Compensation Committee considered several alternative approaches to handling the unlikely achievement of the performance criteria for the PBRSUs, including canceling PBRSUs and replacing them with time-based RSUs; modifying the payout of PBRSUs; modifying the goals for PBRSUs; and adjusting the metrics for PBRSUs.

The Compensation Committee also considered a number of other factors, including feedback from shareholders during outreach in the fall of 2020 (see page 35 of this proxy). Specifically, our shareholders provided the following feedback regarding potential modifications to our long-term incentive program:

•	Shareholders recognized unprecedented nature of full year impact of COVID on multi-year CAGR goals

•	Shareholders told us they were generally open to modifications taking into consideration management discretion, retention, fair goals aligned with shareholders, and disclosure in the proxy

Ultimately, the Compensation Committee determined in December 2020 to adjust the metrics for the 2019 and 2020 PBRSUs due to the expected impact of COVID-19 on multiple years of the performance period, as well as the importance of aligning executives with the long-term objectives of the company. Because the previously approved goals no longer fit the new objectives brought about by the situation in fiscal year 2020, the previous targets were replaced with targets focused on 2021, including achievement of target organic adjusted EBITDA, net restaurant growth and comparable sales growth, to maintain incentives based on key metrics to position RBI for growth following the pandemic. Additionally, the threshold and maximum performance levels were aligned to take into account the uncertainty of 2021 targets and the benefit of adjusting the targets. The Compensation Committee balanced adjustment of the metrics with a modification of other benefits provided. Specifically, the maximum number of PBRSUs that may be earned under the amended PBRSUs is 100% of target reduced from 120% or 200% as set forth below. The Compensation Committee also removed the provision that allowed the performance period to be extended for an extra year to earn a reduced payout if the initial threshold amounts were not met. The targets for the PBRSUs before and after the amendments are summarized as follows:

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Compensation Discussion and Analysis

Original PBRSU Targets:

	Threshold	Target	Maximum
RBI PBRSUs % EBITDA CAGR	85.7% Target	100% Target	128.6% Target
RBI PBRSUs % Earned	90% PBRSUs	100% PBRSUs	120% PBRSUs
TH PBRSUs % Same store sales growth rate	50% Target	100% Target	150% Target
TH PBRSUs % Earned	50% PBRSUs	100% PBRSUs	200% PBRSUs

Amended PBRSU Targets

% of Award	Performance Measure	Threshold (50% of PBRSUs earned)	Target (100% of PBRSUs earned)	Maximum* (100%* of PBRSUs earned)
50%	Organic Adjusted EBITDA	95%	100%	107%
20%	Net restaurant growth	54%	100%	123%
30%	Comparable sales	50%	100%	150%

*

While an individual metric may be earned above target up to 200%, the maximum number of PBRSUs that may be earned is limited to 100%. If the number of PBRSUs earned in the aggregate is less than 50%, no PBRSUs will be earned.

Vesting and other terms related to the PBRSUs remained the same. Additional information regarding these PBRSU grants is provided in the 2020 Outstanding Equity Awards at Fiscal Year-End Table.

Stock Incentive Plans

Any equity-based awards described in this section are subject to the terms of the relevant stock incentive plans pursuant to which they have been issued. Our stock incentive plans are described in Appendix C to this proxy statement.

Benefits and Perquisites

In addition to base salary, annual cash bonuses and long-term equity incentives, we provided and continue to provide the following executive benefit programs to our NEOs and other executives:

Executive Life Insurance Program

The Executive Life Insurance Program provides life insurance coverage which is paid by us and allows our U.S. executives to purchase additional life insurance coverage at their own expense. Coverage for our NEOs is limited to the lesser of $1.3 million or 2.75 times base salary.

Executive Health Plan

Mr. Siddiqui received medical and dental coverage for 2020 via an international benefits policy for his time in Singapore. Under this program, we pay the premiums for this insurance coverage, which pays 100% of most of the medical and dental expenses of Mr. Siddiqui. Further details are provided in the 2020 All Other Compensation Table.

Other Benefits

We also maintain a comprehensive benefits program consisting of retirement income and health and welfare plans, which are available to the NEOs on the same basis as all other full-time employees. The objective of the program is to provide full-time employees with reasonable and competitive levels of financial support in the event of retirement, death, disability or illness, which may interrupt the eligible employee’s employment or income received as an active employee. Our health and welfare plans consist of life, disability and health insurance benefit plans that are available to all eligible full-time employees. We also provide a 401(k) plan that is available to all eligible full-time U.S. employees. The 401(k) plan includes a matching feature of up to four percent of the employee’s base salary, subject to IRS limits.

RBI provides tax support in the form of tax equalization and tax preparation services to each of the NEOs for business reasons. We also pay for annual comprehensive physicals for employees at the level of vice president and above. Additionally, we offer, at our cost, long term disability insurance of up to 50% of eligible earnings, not to exceed $5,000 per month. From time to time, RBI provides other limited perquisite benefits. Further details are provided in the 2020 All Other Compensation Table.

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Compensation Discussion and Analysis

Clawback and Anti-Hedging Policies

In January 2017, the Compensation Committee adopted a clawback policy which requires RBI to seek to recoup incentive awards made to RBI’s executive officers if the financial results on which such awards were based are subsequently restated within a two-year period and the executive officer’s intentional misconduct contributed to the restatement. Our Amended and Restated 2014 Omnibus Incentive Plan provides that any awards granted under the plan on or after January 1, 2017 are subject to recoupment pursuant to the clawback policy and applicable law. In addition, our stock option, PBRSU and RSU award agreements provide that, in certain circumstances, the award and any proceeds or other benefits a participant may receive may be subject to forfeiture and/or repayment to RBI.

Our insider trading policy limits the timing and types of transactions in RBI securities by executive officers, directors, and employees, including our NEOs. Among other restrictions, the policy prohibits short selling, hedging, margin accounts, and pledging transactions by RBI employees, including the NEOs, other than broker assisted exercise or settlement of equity awards. Non-employee directors are prohibited from short-selling RBI securities and transacting in puts or calls on RBI securities and also must comply with pre-clearance procedures for any other hedging, margin account or pledge transactions.

Stock Ownership Guidelines

To further align the interests of RBI’s executive officers with those of its stockholders and ensure a long-term perspective, the Compensation Committee adopted minimum stock ownership guidelines for executive officers in January 2017. In December 2020, the Compensation Committee adopted revised guidelines, effective January 2021, that increase both the minimum ownership level and the number of executives subject to the policy to promote our ownership values and further align these executives with long-term shareholder.

The minimum ownerships levels are as follows:

Position	New Guidelines Multiple of Base Salary	2017 Guidelines Multiple of Base Salary
CEO	12x Base Salary	5x Base Salary
Pay Band 9 & 10 (Executive Vice President and C-Suite)	6x Base Salary	3x Base Salary
Pay Band 8 (Senior Vice President)	4x Base Salary
Pay Band 7 (Vice President)	2x Base Salary

Executives have five years from the adoption date of the policy or from their initial promotion into an eligible position to achieve the required ownership levels. Executive officers that were subject to the 2017 policy, must meet the 2017 requirements in the original time frame and then meet the new requirements within the five years from January 2021. The Compensation Committee may allow exceptions to these guidelines in the event of hardship or other extraordinary circumstances.

These guidelines provide that (1) outstanding RBI common shares and Partnership exchangeable units directly owned, (2) outstanding RBI common shares and Partnership exchangeable units held by an executive’s spouse or dependent children or by a trust held for the benefit of the executive’s spouse and/or children where executive and/or spouse is trustee or investment advisor, (3) RSUs held by executive, net of assumed 45% tax rate, (4) earned but unvested PBRSUs held by executive, net of assumed 45% tax rate, and (5) vested options (calculated on after-tax net proceeds, assuming a 45% tax rate) may be included in determining whether an officer has met the minimum ownership requirement.

As of March 31, 2021, the total value of equity held by Mr. Cil, our Chief Executive Officer, in accordance with the policy was $73.4 million, or 77.3 times his base salary rate, consisting of $5,257,440 after tax RSUs, $8,803,687 after tax earned PBRSUs, $4,688,281 after tax option value, $47,785,157 common shares held by Mr. Cil or trusts for the benefit of his family members, and $6,874,270 Partnership units, based on the closing price that day on the NYSE of $65.00.

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Compensation Discussion and Analysis

Employment Agreements

During 2020, RBI and two of its subsidiaries (Burger King Corporation or a subsidiary thereof and The TDL Group Corp.) had employment agreements (the “Tri-Party Employment Agreements”) in place with each of Messrs. Cil, Dunnigan and Kobza due to the fact that these executives allocate their working hours among RBI and the subsidiaries. Pursuant to the Tri-Party Employment Agreements, each company is responsible for paying that portion of the executive’s salary and annual bonus based on the percentage of the executive’s working hours allocated to such company. Each Tri-Party Employment Agreement sets forth the base salary and the target bonus (as a percentage of base salary) of the executive (as described above). The Tri-Party Employment Agreements also provide that (i) each of the executives is tax equalized to the U.S. to help ensure that the executive does not gain or lose financially due to the different tax and social security implications or consequences of the executive’s employment with the three companies and (ii) that RBI will pay for tax preparation services for such executive. Either the company or the executive may terminate the employment relationship at any time. If a company terminates the employment of an executive under its respective employment agreement without cause or due to the executive’s death or disability, the provisions of RBI’s policies relating to termination of employment applicable to employees at the executive’s grade level as in effect at the time of termination, including, if applicable, RBI’s severance policy, or provincial employment standards legislation, if such legislation provides for greater severance benefits, will apply. This severance will be paid to the executives by the respective companies based on the same allocation applied to base compensation. If an executive is terminated by one company, his or her employment with the other companies will also terminate.

In 2021, Mr. Schwan and TDL Group Corp entered into a letter agreement regarding his salary, bonus, and benefits. The letter agreement includes a host premium, subject to amendment by the company, includes tax equalization provisions, and notes that his severance upon a termination without cause will be limited to minimum entitlements under the applicable Canadian statute. In 2021, Mr. Siddiqui entered into a tax equalization agreement with respect to equity awards granted while he was employed in Singapore or that have an allocation from a tax perspective to Canada, so that his tax responsibility will be based on employment in the US.

Non-Competition and Confidentiality

Each of the NEOs has agreed in his or her employment agreement or in a non-compete, non-solicitation and confidentiality agreement (i) not to compete with us during the term of his or her employment and for one year after the termination of employment, (ii) not to solicit our employees or franchisees during the term of his or her employment and for one year after termination, and (iii) to maintain the confidentiality of our information. If the executive breaches any of these covenants, we will cease providing any severance (if applicable) or other benefits to him or her.

Actions Regarding 2021 Compensation

In addition to decisions discussed above, the Compensation Committee met in December 2020 to review compensation philosophy and set compensation for 2021.

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Compensation Discussion and Analysis

Changes in Base Salary and Bonus Structure. In December 2020, the Compensation Committee reviewed the elements of compensation and determined that base salaries were generally not competitive with market while bonus levels were generally above market. Based on this analysis, the Compensation Committee determined to rebalance the mix between base and bonus to remain competitive. Generally, the changes led to a similar target total cash compensation. The changes approved for the NEOs were as follows:

Name	2020 Salary ($)	2020 Bonus	Total Target 2020 Cash Comp ($)	2021 Salary ($)	2021 Bonus	Total Target 2021 Cash Comp ($)
José Cil	800,000	300%	3,200,000	950,000	230%	3,135,000
Matthew Dunnigan	550,000	150%	1,375,000	600,000	130%	1,380,000
Joshua Kobza	650,000	250%	2,275,000	800,000	185%	2,280,000
Axel Schwan	450,000	150%	1,125,000	525,000	120%	1,155,000
Sami Siddiqui	440,000	150%	1,100,000	525,000	130%	1,207,500

In January 2021, the Compensation Committee set the bonus targets for each of the NEOs as follows:

•	25% of the target based on achievement of various individual metrics, which may be earned, if at all, from a threshold of 50% up to 100%;

•

20% of the target (25% for Mr. Schwan) based on comparable sales achievement (of the relevant business for Messrs. Schwan and Siddiqui and overall for Messrs. Cil, Dunnigan and Kobza) which may be earned from a threshold of 50% to a maximum of 200%;

•

15% of the target (10% for Mr. Schwan) based on net restaurant growth achievement (of the relevant business for Messrs. Schwan and Siddiqui and overall for Messrs. Cil, Dunnigan and Kobza) which may be earned from a threshold of 50% to a maximum of 200%; and

•

40% of the target based on organic Adjusted EBITDA achievement which may be earned from a threshold of 50% to a maximum of 200%. For Messrs. Schwan and Siddiqui half of this is based on their business unit and the other half is based on overall RBI results.

Any annual incentive payout under this plan will require (1) achievement of the threshold amount of Adjusted EBITDA, (2) that individual achievement must also be earned at no less than 50% and (3) that certain general and administrative expense targets must be met. Additionally, annual incentives will be subject to a 30% reduction if the minimum free cash flow target established for the applicable year is not achieved.

As part of the change in bonus compensation and the promotion of the values of ownership, the Compensation Committee also decided to update the Annual Bonus Swap program for 2021 to increase the multiple for matching RSUs. For the NEOs, the multiple for matching RSUs with an election to swap 50% of the cash bonus for shares will increase from 2x to 2.25x, beginning with the bonuses for 2021 paid in early 2022.

2021 Long Term Incentive Grants.

In reviewing the compensation philosophy with respect to equity compensation, the Compensation Committee determined to move to smaller, shorter vested, more consistent equity awards while maintaining the framework to continue our principle of meritocracy by maintaining a range of discretion within the compensation levels. Additionally, the Compensation Committee considered the limited visibility due to the uncertainties related to the effects of COVID-19 on the business in 2021 and the feedback from our proactive shareholder engagement in late 2020 that include time-based awards in long-term incentives is acceptable as long as there is a healthy mix of performance-based awards as well.

On January 19, 2021, the Compensation Committee approved long-term incentive awards to the NEOs with a grant date of February 19, 2021 comprising a mix of PBRSUs that cliff vest on February 19, 2024 and RSUs that vest ratably on December 31 of 2021, 2022 and 2023. The performance measure for purposes of determining the

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Compensation Discussion and Analysis

number of PBRSUs earned is the relative total shareholder return of RBI shares on the NYSE compared to the S&P 500 for the period from December 31, 2020 to December 31, 2023. The Compensation Committee established a target performance level at the 50th percentile, a performance threshold at or above which 50% of target is earned and below which no shares are earned at the 25th percentile, a performance level to earn 150% of the target at the 75th percentile and a maximum performance level at the 90th percentile at or above which 200% of the target is earned. In addition, if an executive’s service to RBI is terminated (other than due to death or disability) prior to February 19, 2023, he or she will forfeit the entire award.

The grants to the NEOs were as follows:

Name	# of PBRSUs	# of RSUs
José Cil	100,500	49,500
Matthew Dunnigan	33,500	16,500
Joshua Kobza	83,750	41,250
Axel Schwan	26,800	13,200
Sami Siddiqui	26,800	13,200

Additional information regarding these awards will be provided in the 2021 Grants of Plan-Based Awards Table and the 2021 Outstanding Equity Awards at Fiscal Year-End Table.

For 2021, 93% of our CEO’s target total direct compensation and an average of 89% of our other NEOs’ target total direct compensation is performance-based or equity-based.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we have approved the inclusion of the Compensation Discussion & Analysis in this proxy statement.

COMPENSATION COMMITTEE Alexandre Behring, Chair Paul Fribourg Golnar Khosrowshahi Carlos Alberto Sicupira April 22, 2021

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Executive Compensation

EXECUTIVE COMPENSATION

The following tables provide information on the compensation of our NEOs for our 2020 fiscal year. Our NEOs include the individual who served as our CEO during 2020, the individual who served as CFO during 2020 and our three other most highly compensated officers who were serving as executive officers at the end of 2020.

2020 Summary Compensation Table

Named Executive Officer	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
José Cil*	2020	553,370	—	17,716,706	—	1,687,200	97,140	20,054,416
CEO and Former	2019	776,923	—	18,736,254	—	1,139,221	59,342	20,711,741
President, Burger King	2018	600,000	—	13,785,645	—	930,056	14,556	15,330,257

Matthew Dunnigan	2020	529,533	—	3,805,199	518,000	603,488	10,852	5,467,092
CFO	2019	464,615	—	6,895,875	—	489,755	23,319	7,873,564
	2018	387,884	—	113,783	1,092,000	420,894	5,338	2,019,900

Joshua Kobza	2020	677,120	—	14,220,511	—	1,186,250	59,195	16,143,077
COO	2019	644,231	—	15,430,767	—	958,568	60,016	17,093,581
	2018	600,000	—	999,967	—	862,070	8,203	2,470,240

Axel Schwan(1)	2020	510,132	—	2,832,432	580,160	475,200	364,562	4,762,485
President, Tim Hortons
Americas

Sami Siddiqui(2)	2020	451,390	—	3,012,379	207,200	622,050	172,149	4,465,167
President, Popeyes
Americas

*	Mr. Cil elected to forgo 50% of his salary for the six months ended September 30, 2020.
(1)

Unless otherwise stated, amounts paid to Mr. Schwan in Canadian dollars were converted to U.S. dollars based on the exchange rate published in Bloomberg on December 31, 2020, as follows: 1 U.S. dollars = 1.2734 Canadian dollars.

(2)

Mr. Siddiqui became President, Popeyes Americas in September 2020. Prior to that he served as the President for each of the brands in Asia Pacific. His salary was paid in Singapore dollars for the portion of the year he lived Singapore and was converted into U.S. Dollars based on the exchange rate published in Bloomberg on December 31, 2020, as follows: 1 U.S. dollars = 1.32118 Singapore dollars.

(3)

Amounts shown in this column include the aggregate grant date fair value of Bonus Matching Restricted Share Units (“Bonus Matching RSUs”) granted in calendar years 2020, 2019, and 2018 under the Bonus Swap Program to the NEOs for 2019, 2018, and 2017 and computed in accordance with FASB ASC Topic 718. Under the Bonus Swap Program for such years, the Bonus Matching RSUs for the participating NEOs were calculated by (1) multiplying an NEO’s gross bonus by the Swap Election Percentage of 50%, (2) multiplying this amount by two, and (3) dividing the total by the closing price of an RBI common share on the trading day preceding the grant date. Our NEOs have not actually received this compensation nor do these amounts reflect the actual value that will be recognized by the NEO. For additional information on the valuation assumptions regarding the stock awards, refer to Note 13 to our audited consolidated financial statements for the year ended December 31, 2020, which are included in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC.

(4)

For Messrs. Cil, Dunnigan, Kobza, Schwan and Siddiqui, $16,577,500, $3,315,500, $13,262,000, $2,652,400, and $2,537,400, respectively, of this amount represents the aggregate grant date fair value of PBRSUs granted in calendar year 2020 based on the original grant date. The aggregate grant date fair value of the PBRSUs was computed based on the probable outcome of the performance target as of the grant date and 100% achievement of the performance target. The value of the PBRSUs at the grant date assuming the highest level of performance achieved (earned at 200% of target for Messrs. Cil, Kobza and Schwan and at 120% of target for Messrs. Dunnigan and Siddiqui) would be $33,155,000, $3,978,600, $26,524,000, $5,304,800, and $3,304,800 for Messrs. Cil, Dunnigan, Kobza, Schwan and Siddiqui, respectively. Effective December 31, 2020, these PBRSUs were amended and the maximum amount that may be earned based on the new criteria is 100% of the target number of PBRSUs. The amended grant date fair value for the February PBRSU awards at target was Mr. Cil—$15,457,500; Mr. Dunnigan—$3,091,500; Mr. Kobza—$12,366,000; Mr. Schwan—$2,473,200; and Mr. Siddiqui—$1,236,600 plus $1,211,200 for his December grant. Dividend equivalents are accrued (in the form of additional units) on the PBRSUs during the vesting period and are subject to the same performance and other conditions as the underlying PBRSUs. The dividend equivalents are converted to shares if and after the underlying PBRSUs vest. Actual amounts will be based on the RBI share price on the settlement date.

(5)

For additional information on the valuation assumptions regarding the option awards, refer to Note 13 to our audited consolidated financial statements for the year ended December 31, 2020, which are included in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC.

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Executive Compensation

(6)

The amounts reported in this column reflect compensation earned for 2020 performance under our Annual Bonus Program. We make payments under this program in the first quarter of the calendar year following the calendar year in which the bonus was earned after finalization of our audited financial statements. As discussed above under “Compensation Discussion and Analysis – Bonus Swap Program”, in February 2021, each of the NEOs elected to swap 50% of their calculated net non-equity incentive plan compensation (the maximum permitted pursuant to the program) to purchase RBI common shares. The amounts of 2020 non-equity compensation forgone and used to purchase RBI common shares in February 2020 were as follows: Mr. Cil—$506,137; Mr. Dunnigan—$181,045; Mr. Kobza—$355,852; Mr. Schwan—$142,983; and Mr. Siddiqui—$186,555.

(7)	Details of the amounts set forth in this column related to 2020 are included in the 2020 All Other Compensation Table.

2020 All Other Compensation Table

The following table contains a breakdown of the compensation and benefits included under All Other Compensation in the 2020 Summary Compensation Table.

Named Executive Officer	Year	Company Contribution to Retirement and 401(k) Plans ($)(1)	Tax Equalization ($)(2)	Expatriate Benefits/ Relocation ($)(3)	Other ($)(4)	Total ($)
José Cil	2020	11,400	83,103	—	2,637	97,140
Matthew Dunnigan	2020	—	9,560	—	1,292	10,852
Joshua Kobza	2020	11,400	46,611	—	1,184	59,195
Axel Schwan	2020	14,570	347,185	—	2,806	364,562
Sami Siddiqui	2020	—	—	164,695	7,454	172,149

(1)	These amounts represent the Company’s match to the retirement plan of each respective NEO. With respect to Mr. Macedo, this amount includes the Company match pursuant to the Canadian retirement plans.
(2)

Pursuant to the Tri-Party Employment Agreements with Messrs. Cil, Dunnigan, and Kobza, we tax equalize each executive’s compensation to the U.S. See discussion of Tri-Party Employment Agreements in the CD&A above. Pursuant to the expatriate benefits provided to Mr. Schwan, we have agreed to tax equalize his Canadian cash compensation to U.S. income tax rates. Amounts above reflect gross payments made to the Canadian tax authorities and are not net of refunds received by RBI with respect to prior year over withheld payments for Mr. Kobza—$861 and Mr. Dunnigan—$914.

(3)

Includes $119,911 of expatriate benefits during Mr. Siddiqui’s time in Singapore as well as moving costs of $25,684 and $19,100 of tax gross-up benefit related to his relocation to Miami, Florida from Singapore.

(4)

Includes the cost of premiums for the Executive Life Insurance Program for each NEO, and the imputed value of tax preparation costs of $500 for each NEO. For Mr. Siddiqui this includes $6,990 for the executive health plan during his time in Singapore.

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2020 Grants of Plan-Based Awards Table

The following table provides information about cash (non-equity) and equity compensation awarded to our NEOs in 2020, including: (1) the range of possible cash payouts under our 2020 Annual Bonus Program; (2) the grant date and approval date of equity awards; (3) the number of Bonus Matching RSUs awarded in February 2020 in connection with the 2019 Annual Bonus Program; (4) the number and exercise price of discretionary options awarded during 2020; and (5) the grant date fair value of the Bonus Matching RSUs and PBRSUs awarded during 2020 as described above in Notes 3, 4 and 5 to the 2020 Summary Compensation Table, respectively. The Bonus Matching RSUs are discussed in greater detail in the CD&A above.

Named Executive Officer	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Grant Date	Approval Date	Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price Of Stock, Unit, or Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Threshold ($)(1)(2)	Target ($)(1)(2)	Maximum ($)(1)(2)			Threshold (#)	Target (#)	Maximum (#)
José Cil	600,000	2,400,000	4,140,000	02/21/20	01/22/20				17,180			1,139,206
				02/21/20	01/22/20	125,000	250,000	500,000				16,577,500

Matthew Dunnigan	206,250	825,000	1,423,125	02/21/20	01/22/20				7,385			489,699
				02/21/20	01/22/20	45,000	50,000	60,000				3,315,500
				02/21/20	01/22/20					50,000	66.31	518,000

Joshua Kobza	406,250	1,625,000	2,803,125	02/21/20	01/22/20				14,455			958,511
				02/21/20	01/22/20	100,000	200,000	400,000				13,262,000

Axel Schwan	168,750	675,000	1,164,375	02/21/20	01/22/20				2,715			180,032
				02/21/20	01/22/20	20,000	40,000	80,000				2,652,400
				02/21/20	01/22/20					56,000	66.31	580,160

Sami Siddiqui	165,000	660,000	1,138,500	02/21/20	01/22/20				7,163			474,979
				02/21/20	01/22/20	18,000	20,000	24,000				1,326,200
				02/21/20	01/22/20					20,000	66.31	207,200
				12/14/20	12/08/20	10,000	20,000	20,000				1,211,200

(1)

Amounts shown in these columns were calculated using each NEO’s base salary as of September 30, 2020 (Mr. Cil—$800,000; Mr. Dunnigan—$550,000; Mr. Kobza—$650,000; Mr. Schwan—$450,000; and Mr. Siddiqui—$440,000).

(2)

Amounts shown in the table are based on the original grant in February 2020. Threshold amounts reflect amounts payable under our 2020 Annual Bonus Program assuming that Business Achievement was 50%, Individual Achievement was 50% and Global Multiplier was 50%. Target amounts assume that the Business Achievement was 100%, Individual Achievement was 100% and Global Multiplier was 100%. Maximum amounts assume that the Business Achievement was 172.5%, Individual Achievement was 100% and Global Multiplier was 150%. Amounts do not take into consideration the percentage that the bonus could be negatively adjusted under the Free Cash Flow Adjustment (up to 30%) or the impact of CEO or Compensation Committee discretion. Following revision of the program in August, the Threshold amounts remained the same and the target and Maximum amounts were revised to be: Mr. Cil—$1,920,000; Mr. Dunnigan—$660,000; Mr. Kobza—$1,300,000; Mr. Schwan—$540,000; and Mr. Siddiqui—$528,000. A full discussion of our 2020 Annual Bonus Program is included in the CD&A above.

(3)

Amounts shown in the table are based on the original grants in February 2020. For Messrs. Cil, Kobza and Schwan the threshold, target and maximum amounts reflect the maximum number of shares awarded assuming that 50%, 100% and 200% of the performance target is achieved. For Messrs. Dunnigan and Siddiqui, the threshold, target and maximum amounts reflect the maximum number of shares awarded assuming that 85.7%, 100% and 128.6% of the performance target is achieved. All of these grants were amended effective December 31, 2020 to provide new targets and to provide that all awards will be earned 50% at threshold performance and 100% at target performance or greater. Threshold performance under the new awards assumes 95% achievement of the organic Adjusted EBTIDA target, 50% of the net restaurant growth target and 50% of the comparable sales target. The amended grant date fair value for the February PBRSU awards at target was Mr. Cil—$15,457,500; Mr. Dunnigan—$3,091,500; Mr. Kobza—$12,366,000; Mr. Schwan—$2,473,200; and Mr. Siddiqui—$1,236,600.

(4)	See Note 3 to the 2020 Summary Compensation Table and Note 9 to the 2020 Outstanding Equity Awards at Fiscal Year-End Table for more information.

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2020 Outstanding Equity Awards at Fiscal Year-End Table

			Option Awards				Stock Awards
Named Executive Officer	Grant Date		Securities Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(17)	Market Value of Shares or Units of Stock that Have Not Vested ($)(18)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have not Vested (#)(17)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Or Other Rights that Have Not Vested ($)(18)
José Cil	03/06/15	(1)	35,967	—	42.26	03/05/25	—	—	—	—
	03/06/15	(2)	166,667	—	42.26	03/05/25	—	—	—	—
	02/26/16	(3)	—	125,000	33.67	02/25/26	—	—	—	—
	02/24/17	(4)	—	—	—	—	18,578	1,135,274	—	—
	02/23/18	(5)	—	—	—	—	17,463	1,067,188	—	—
	02/23/18	(6)	—	—	—	—	244,120	14,918,145	—	—
	02/22/19	(7)	—	—	—	—	15,292	934,503	—	—
	02/22/19	(8)	—	—	—	—	—	—	292,790	17,892,387
	02/21/20	(9)	—	—	—	—	17,759	1,085,267	—	—
	02/21/20	(10)	—	—	—	—	—	—	258,429	15,792,588

Matthew Dunnigan	03/06/15	(2)	30,000	—	42.26	03/05/25	—	—	—	—
	02/26/16	(6)	—	—	—	—	68,411	4,180,584	—	—
	02/24/17	(11)	—	40,000	55.55	02/23/27	—	—	—	—
	02/24/17	(4)	—	—	—	—	2,886	176,337	—	—
	05/05/17	(12)	—	40,000	56.92	05/04/27	—	—	—	—
	02/23/18	(5)	—	—	—	—	2,139	130,729	—	—
	02/23/18	(13)	—	100,000	58.44	02/22/28	—	—	—	—
	02/22/19	(7)	—	—	—	—	6,920	422,911	—	—
	02/22/19	(8)	—	—	—	—	—	—	106,469	6,506,322
	02/21/20	(9)	—	—	—	—	7,634	466,513
	02/21/20	(10)	—	—	—	—	—	—	51,686	3,158,518
	02/21/20	(14)	—	50,000	66.31	02/20/30	—	—	—	—

Joshua Kobza	03/06/15	(1)	35,494	—	42.26	03/05/25	—	—	—	—
	03/06/15	(2)	300,000	—	42.26	03/05/25	—	—	—	—
	02/26/16	(6)	—	—	—	—	399,063	24,386,739	—	—
	02/24/17	(4)	—	—	—	—	22,383	1,367,851	—	—
	05/05/17	(12)	—	200,000	56.92	05/04/27	—	—	—	—
	02/23/18	(5)	—	—	—	—	18,801	1,148,902	—	—
	02/22/19	(7)	—	—	—	—	14,174	866,187	—	—
	02/22/19	(8)	—	—	—	—	—	—	239,555	14,639,225
	02/21/20	(9)	—	—	—	—	14,942	913,127	—	—
	02/21/20	(10)	—	—	—	—	—	—	206,743	12,634,070

Axel Schwan	02/26/16	(3)	—	40,000	33.67	02/25/26	—	—	—	—
	02/24/17	(4)	—	—	—	—	8,917	544,923	—	—
	02/23/18	(5)	—	—	—	—	6,325	386,548	—	—
	02/23/18	(12)	—	40,000	58.44	02/22/28	—	—	—	—
	02/22/19	(7)	—	—	—	—	5,720	349,520	—	—
	02/22/19	(15)	—	30,000	64.75	02/21/29	—	—	—	—
	02/21/20	(9)	—	—	—	—	2,807	171,508	—	—
	02/21/20	(10)	—	—	—	—	—	—	41,349	2,526,814
	02/21/20	(14)	—	56,000	66.31	02/20/30	—	—	—	—

Sami Siddiqui	02/26/16	(6)	—	—	—	—	171,027	10,451,459	—	—
	02/24/17	(11)	—	80,000	55.55	02/23/27	—	—	—	—
	02/24/17	(4)	—	—	—	—	8,648	528,466	—	—
	02/22/19	(7)	—	—	—	—	6,096	372,552	—	—
	02/22/19	(8)	—	—	—	—	—	—	53,235	3,253,161
	02/21/20	(9)	—	—	—	—	7,405	452,489
	02/21/20	(10)	—	—	—	—	—	—	20,674	1,263,407
	02/21/20	(14)	—	20,000	66.31	02/20/30	—	—	—	—
	12/14/20	(16)	—	—	—	—	—	—	20,000	1,222,200

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(1)	Reflects Bonus Matching Options issued on March 6, 2015 in connection with the 2014 Bonus Swap Program.
(2)	Reflects discretionary stock options granted to the executive.
(3)	Reflects discretionary stock options granted to the executive. These stock options vested on February 26, 2021.
(4)

Reflects Bonus Matching RSUs issued on February 24, 2017 in connection with the 2016 Bonus Swap Program. All of these Bonus Matching RSUs will be forfeited if more than 50% of the Investment Shares in connection with which they were issued are sold. If 50% or less of the Investment Shares are sold, 50% of the Bonus Matching RSUs and a proportional amount of the remaining Bonus Matching RSUs will be forfeited. The Bonus Matching RSUs cliff vest on December 31, 2021.

(5)

Reflects Bonus Matching RSUs issued on February 23, 2018 in connection with the 2017 Bonus Swap Program. All of these Bonus Matching RSUs will be forfeited if more than 50% of the Investment Shares in connection with which they were issued are sold. If 50% or less of the Investment Shares are sold, 50% of the Bonus Matching RSUs and a proportional amount of the remaining Bonus Matching RSUs will be forfeited. The Bonus Matching RSUs cliff vest on December 31, 2022.

(6)

The shares reported in this row represent shares issuable under the PBRSU award granted (i) on February 23, 2018 to Mr. Cil and (ii) on February 26, 2016 to Messrs. Dunnigan, Kobza and Siddiqui. The PBRSUs granted in 2018 to Mr. Cil will cliff vest on February 23, 2023 and the PBRSUs granted in 2016 to Messrs. Dunnigan, Kobza and Siddiqui cliff vested on February 26, 2021. The PBRSUs represented the right to receive a variable number of shares based on RBI’s actual performance during the three-year performance period from 2016-2018. In January 2019, the Compensation Committee determined RBI’s achievement was 101% of the performance goal for the PBRSUs.

(7)

Reflects Bonus Matching RSUs issued on February 22, 2019 in connection with the 2018 Bonus Swap Program. All of these Bonus Matching RSUs will be forfeited if more than 50% of the Investment Shares in connection with which they were issued are sold. If 50% or less of the Investment Shares are sold, 50% of the Bonus Matching RSUs and a proportional amount of the remaining Bonus Matching RSUs will be forfeited. The Bonus Matching RSUs cliff vest on December 31, 2023.

(8)

The shares reported in this row represent shares issuable under the PBRSU award granted on February 22, 2019 that cliff vest on February 22, 2024. The PBRSUs represented the right to receive a variable number of shares based on RBI’s actual performance during 2021, based on the amendments effective December 31, 2020.

(9)

Reflects Bonus Matching RSUs issued on February 21, 2020 in connection with the 2019 Bonus Swap Program. All of these Bonus Matching RSUs will be forfeited if more than 50% of the Investment Shares in connection with which they were issued are sold. If 50% or less of the Investment Shares are sold, 50% of the Bonus Matching RSUs and a proportional amount of the remaining Bonus Matching RSUs will be forfeited. The Bonus Matching RSUs cliff vest on December 31, 2024.

(10)

The shares reported in this row represent shares issuable under the PBRSU award granted on February 21, 2020 that cliff vest on February 21, 2025. The PBRSUs represented the right to receive a variable number of shares based on RBI’s actual performance during 2021, based on the amendments effective December 31, 2020.

(11)	Reflects discretionary stock options granted to the executive. These stock options will cliff vest on February 24, 2022.
(12)	Reflects discretionary stock options granted to the executive. These stock options will cliff vest on May 5, 2022.
(13)	Reflects discretionary stock options granted to the executive. These stock options will cliff vest on February 23, 2023.
(14)	Reflects discretionary stock options granted to the executive. These stock options will cliff vest on February 21, 2025.
(15)	Reflects discretionary stock options granted to the executive. These stock options will cliff vest on February 22, 2024.
(16)

The shares reported in this row represent shares issuable under the PBRSU award granted on December 14, 2020 that cliff vest on February 21, 2025. The PBRSUs represented the right to receive a variable number of shares based on RBI’s actual performance during 2021.

(17)

Includes dividend equivalents as of December 31, 2020 on (i) unvested RSUs and (ii) on unvested PBRSUs. Dividend equivalents are accrued (in the form of additional units) on the RSUs and PBRSUs during the vesting period. The dividend equivalents are converted to shares if and when the underlying RSUs or PBRSUs vest.

(18)	Amounts reflect the market value of the RSUs or PBRSUs based on the closing price of an RBI common share on December 31, 2020 of $61.11, multiplied by the number of RSUs or PBRSUs.

2020 Option Exercises and Stock Vested Table

	Option Awards			Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise Date ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
José Cil	—		—	40,237	2,458,888
Matthew Dunnigan	—		—	5,189	317,089
Joshua Kobza	—		—	30,178	1,844,166
Axel Schwan	88,436	(3)	1,774,945	20,119	1,229,444
Sami Siddiqui	238,363	(4)	4,000,491	13,412	819,629

(1)

The value realized on exercise of options is calculated by multiplying the number of shares exercised times the difference between the fair market value of a common share at the time of exercise and the exercise price of the options.

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(2)	The value realized on vesting is calculated by multiplying the number of shares vested by the closing price of our shares on the date the stock awards vested.
(3)	Mr. Schwan exercised the options and (i) sold 70,210 of the shares acquired to pay the option exercise price and to cover tax withholding obligations and (ii) held 18,226 of the shares acquired.
(4)	Mr. Siddiqui exercised the options and (i) sold 193,578 of the shares acquired to pay the option exercise price and to cover tax withholding obligations and (ii) held 44,785 of the shares acquired.

Potential Payments Upon Termination or Change in Control Table

The table below sets forth the potential payments that would be due to our named executive officers if they had been terminated on December 31, 2020. We do not provide for any specific payments upon the occurrence of only a change in control.

Messrs. Cil, Dunnigan, Kobza, Schwan and Siddiqui

The amounts Messrs. Cil, Dunnigan, Kobza, Schwan and Siddiqui would have been entitled to receive upon termination of employment on December 31, 2020 due to (1) death or disability, (2) without cause or (3) without cause after a Change in Control would have been governed by:

›	the terms of their respective employment agreements, which are described earlier under the heading “Compensation Discussion and Analysis – Employment Agreements”;

›	the Restaurant Brands International Inc. U.S. Severance Pay Plan (the “RBI Severance Plan”), or for Mr. Schwan, Canadian statutory severance;

›	the 2020 Annual Bonus Program, as amended; and

›	the terms of their respective outstanding equity grants under our 2014 Omnibus Plan.

None of the employment agreements with our NEOs permit the employee to terminate for good reason.

Programs

RBI Severance Pay Plan. – Pursuant to the RBI Severance Plan adopted on October 21, 2016 and updated on November 1, 2016, eligible employees whose employment is involuntarily terminated due to reductions in staff, position elimination, facility closing, closure of a business unit or organizational changes or restructuring are entitled to two weeks of severance for every year worked, with an eight-week minimum and capped at eight months for employees at the level of vice president and above. In addition, employees are entitled to receive continued group medical, dental and vision coverage at the active employee rate for the longer of three months or the employee’s severance pay period, subject to certain conditions. The employee’s right to receive these benefits is subject to his or her execution of a general release of claims in favor of his or her employer and entry into other separation documents.

Equity Award Agreements

All of the equity awards provide that subject to terms and conditions imposed by the Compensation Committee in accordance with the 2014 Omnibus Plan, the awards will vest in full upon a termination Without Cause within 12 months following a Change in Control, as defined in the 2014 Omnibus Plan.

Bonus Matching Restricted Share Units – Pursuant to the award agreements governing the issuances of our Bonus Matching RSUs, if the employee’s employment is terminated prior to the second December 31 following the grant date (e.g. December 31, 2021 for the Bonus Matching RSUs granted in February 2020) for any reason other than death or disability, all of the Bonus Matching RSUs will be forfeited. If the employee’s employment is terminated on or after such date but prior to the vesting date either (1) “Without Cause” or (2) by reason of the employee’s Retirement (each as defined in the award agreement), the Bonus Matching RSUs shall be deemed to have been vested 40% on the second December 31 following the grant date, 60% on third December 31 following

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the grant date, 80% on the fourth December 31 following the grant date and 100% the fifth December 31 following the grant date. If the employee’s employment is terminated by reason of the employee’s Disability (as defined in the award agreement), the Bonus Matching RSUs shall be deemed to have been vested 20% on each December 31 following the grant date. If the employee’s employment is terminated by reason of the employee’s death, the Bonus Matching RSUs shall be deemed to have been vested 20% on the first December 31 following the grant date, 40% on the second December 31 following the grant date and 100% on the third December 31 following the grant date.

Stock Options – Pursuant to the award agreements governing the issuances of stock options if an employee is terminated prior to the vesting date, (i) “Without Cause” or (ii) by reason of the employee’s Retirement or Disability (each as defined in the award agreement), the employee (or such other person who is entitled to exercise the option) shall be vested in the number of common shares as if the common shares subject to the option vested 20% on each of the first through fifth anniversaries of the grant date. If the employment is terminated by reason of the employee’s death, then the employee’s beneficiary shall be vested in the number of common shares as if the common shares subject to the option vested 20% on the first anniversary of the grant date, 40% on the second anniversary of the grant date and 100% on the third anniversary of the grant date. In any such event, the employee, or his or her beneficiary, may exercise the option to the extent vested on the date of termination of service for a period of (1) 90 days, in the case of termination Without Cause or (2) one year, in the case of termination due to death, Retirement or Disability.

Performance Based Restricted Share Units – Pursuant to the 2016 PBRSU award agreements with Messrs. Dunnigan, Kobza and Siddiqui, if the executive’s employment is terminated on or after February 26, 2019 (but prior to the vesting date), (i) “Without Cause” or (ii) by reason of the employee’s Retirement (each as defined in the award agreement), the PBRSUs shall be deemed to have been vested 30% on February 26, 2019, 40% on February 26, 2020 and 100% on February 26, 2021. If his employment is terminated by reason of his Disability (as defined in the Award Agreement), the PBRSUs shall be deemed to have been vested 20% on each of the first through fifth anniversaries of the grant date. If his employment is terminated by reason of his death, the PBRSUs shall be deemed to have been vested 20% on February 26, 2017, 40% on February 26, 2018 and 100% on February 26, 2019. Pursuant to the 2018 PBRSU award agreements with Mr. Cil, if the executive’s employment is terminated for any reason (other than death or disability) prior to February 23, 2021, he will forfeit the entire award. If his employment is terminated on or after February 23, 2021 (but prior to the vesting date), (i) “Without Cause”, or (ii) by reason of the employee’s Retirement (each as defined in the award agreement), the PBRSUs shall be deemed to have been vested 50% on February 23, 2021 and 100% on February 23, 2023. If his employment is terminated by reason of his disability, the PBRSUs shall be deemed vested 20% on each of the first through fifth anniversary of the grant date. If his employment is terminated by reason of death, the PBRSUs shall be deemed to have been vested 20% on February 23, 2019, 40% on February 23, 2020 and 100% on February 23, 2021.

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Pursuant to the amended 2019 PBRSU and 2020 PBRSU award agreements with each of the continuing NEOs, if the executive’s employment is terminated for any reason (other than death or disability) prior to the third anniversary of the award, he will forfeit the entire award. If his employment is terminated on or after the third anniversary of the grant date (but prior to the vesting date), (i) “Without Cause”, or (ii) by reason of the employee’s Retirement (each as defined in the award agreement), the PBRSUs shall be deemed to have been vested 50% on third anniversary of the grant date and 100% on the fifth anniversary of the grant date. If his employment is terminated by reason of his disability, the PBRSUs shall be deemed vested 20% on each of the first through fifth anniversary of the grant date. If his or her employment is terminated by reason of death, the PBRSUs shall be deemed to have been vested 20% on the first anniversary of the grant date, 40% on the second anniversary of the grant date and 100% on the third anniversary of the grant date.

Executive Name	Death ($)		Disability ($)		Termination without Cause ($)		Termination without Cause After Change in Control ($)
José Cil
Salary	—		—		533,333	(1)	533,333	(1)
Bonus	1,687,200	(2)	1,687,200	(2)	1,687,200	(2)	1,687,200	(2)
Option Valuation	3,430,000	(3)	2,744,000	(4)	2,744,000	(4)	3,430,000	(5)
Stock Units	12,339,051	(6)(8)	11,685,122	(6)(8)	1,922,333	(7)	52,825,351	(9)
Value of Benefits Continuation	—		—		11,696	(1)	11,696	(1)

Total	17,456,251		16,116,322		6,898,562		58,487,579
Matthew Dunnigan
Salary	—		—		126,923	(1)	126,923	(1)
Bonus	603,488	(2)	603,488	(2)	603,488	(2)	603,488	(2)
Option Valuation	496,800	(3)	340,800	(4)	340,800	(4)	657,000	(5)
Stock Units	6,051,381	(6)(8)	5,127,706	(6)(8)	2,060,905	(7)	15,041,914	(9)
Value of Benefits Continuation	—		—		4,386	(1)	4,386	(1)

Total	7,151,669		6,071,994		3,136,502		16,433,711
Joshua Kobza
Salary	—		—		200,000	(1)	200,000	(1)
Bonus	1,186,250	(2)	1,186,250	(2)	1,186,250	(2)	1,186,250	(2)
Option Valuation	838,000	(3)	502,800	(4)	502,800	(4)	838,000	(5)
Stock Units	30,360,437	(6)(8)	24,749,958	(6)(8)	11,884,792	(7)	55,956,101	(9)
Value of Benefits Continuation	—		—		3,858	(1)	3,858	(1)

Total	32,384,686		26,439,008		13,777,700		58,184,210
Axel Schwan
Salary	—		—		151,097	(1)	151,097	(1)
Bonus	651,362	(2)	651,362	(2)	651,362	(2)	651,362	(2)
Option Valuation	1,140,320	(3)	920,800	(4)	920,800	(4)	1,204,400	(5)
Stock Units	1,105,581	(6)(8)	841,977	(6)(8)	807,676	(7)	3,979,313	(9)
Value of Benefits Continuation	—		—		808	(1)	808	(1)

Total	2,897,262		2,414,139		2,531,742		5,986,979
Sami Siddiqui
Salary	—		—		118,462	(1)	118,462	(1)
Bonus	622,050	(2)	622,050	(2)	622,050	(2)	622,050	(2)
Option Valuation	444,800	(3)	266,880	(4)	266,880	(4)	444,800	(5)
Stock Units	11,870,077	(6)(8)	9,674,091	(6)(8)	4,752,378	(7)	17,543,735	(9)
Value of Benefits Continuation	—		—		1,533	(1)	1,533	(1)

Total	12,936,927		10,563,021		5,761,302		18,730,579

(1)

Because the employment agreements with our NEOs provide that severance will be determined under the provisions of the policies relating to termination of employment applicable to employees at the executive’s grade level as in effect at the time of termination, these amounts are determined under the RBI Severance Plan. The severance payment for Mr. Cil is 8 months of base pay, the severance

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Executive Compensation

payment for Mr. Dunnigan is 12 weeks of base pay, the severance payment for Mr. Kobza is 16 weeks of base pay, and the severance payment for Mr. Siddiqui is 14 weeks of base pay. For Mr. Schwan, his severance is determined by Canadian statutory requirements and equates to 14 weeks.
(2)

Based upon amounts actually paid under the 2020 Annual Bonus Program as amended. In addition, pursuant to their employment agreements and our policy, we will make appropriate tax equalization payments on these non-equity incentive compensation amounts to the appropriate authority on behalf of Messrs. Cil, Dunnigan, Kobza and Siddiqui. These amounts are not included in the amounts shown.

(3)

In the case of termination for death, the options will vest 20%, 40% and 100% on the first, second and third anniversaries of the grant date, respectively, as set forth in the applicable award agreements. Amounts reflect the intrinsic value of shares underlying options that would vest, calculated as the difference between $61.11, the closing price of a common share as reported on the NYSE on December 31, 2020, and the exercise price of the options.

(4)

In the case of termination Without Cause or for Disability, options will vest in five equal installments as set forth in the applicable award agreements. Amounts reflect the intrinsic value of shares underlying options that would vest, calculated as the difference between $61.11, the closing price of a common share as reported on the NYSE on December 31, 2020, and the exercise price of the options. If the exercise price exceeds $61.11, no value is assigned.

(5)

In the case of termination Without Cause within twelve months after a Change in Control (as defined in the 2014 Omnibus Plan), all outstanding options would vest. Amounts reflect the intrinsic value of shares underlying options that would vest, calculated as the difference between $61.11, the closing price of a common share as reported on the NYSE on December 31, 2020, and the exercise price of the options. If the exercise price exceeds $61.11, no value is assigned.

(6)

In the case of termination for death, Bonus Matching RSUs will vest 20%, 40% and 100% on the first, second and third anniversary of the grant, respectively, as set forth in the applicable award agreements. In the case of termination for Disability, Bonus Matching RSUs will vest in five equal installments as set forth in the applicable award agreements. Amounts reflect the fair market value of $61.11 per share, which is the closing price of a common share as reported on the NYSE on December 31, 2020.

(7)

In the case of termination Without Cause, Bonus Matching RSUs will vest 40%, 60%, 80% and 100% on the second, third, fourth and fifth December 31 following the grant date, respectively, as set forth in the applicable award agreements. Amounts reflect the fair market value of $61.11 per share, which is the closing price of a common share as reported on the NYSE on December 31, 2020.

(8)

In the case of termination by reason of his Disability, the PBRSUs granted to each NEO will vest in five equal installments as set forth in the applicable award agreement. In the case of termination by reason of death, the PBRSUs will vest 20%, 40% and 100% on the first, second and third anniversary of the grant, respectively, as set forth in the applicable award agreement. The amounts that vest will be based on earned units unless the performance period has not yet vested, in which case the target amount will vest. Amounts reflect the fair market value of $61.11 per share, which is the closing price of a common share as reported on the NYSE on December 31, 2020.

(9)	In the case of termination Without Cause within twelve months after a Change in Control (as defined in the 2014 Omnibus Plan), all outstanding Bonus Matching RSUs and PBRSUs would vest.

Restaurant Brands International	2021 Proxy Statement	|	Page 65

CEO Pay Ratio

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees (excluding our CEO) and the annual total compensation of our CEO, Mr. Cil.

As of December 31, 2020, our employee population consisted of approximately 5,200 individuals working in locations around the world, including full-time and part-time employees. We selected December 31, 2020, the last day of our fiscal year, as the determination date for identifying the median employee.

To identify the median employee based on our employee population as of December 31, 2020, we calculated the amount of annual total cash compensation paid to all of our employees (other than our CEO). We calculated annual cash compensation using a reasonable estimate of the hours worked during 2020 for hourly employees and the actual salary and cash bonus paid for our salaried employees. We annualized pay for those who commenced work during 2020. We did not make any cost-of-living or other adjustments in identifying the median employee.

For 2020, we calculated the 2020 total annual compensation of the median employee in accordance with the requirements of the executive compensation rules for the Summary Compensation Table (Item 402(c)(2)(x) of Regulation S-K). Under this calculation, the median employee’s annual total compensation was $31,465.

Utilizing the same executive compensation rules, and based on the amount reported in the “Total” Column of our 2020 Summary Compensation Table in the Executive Compensation section above for our CEO, the annual total compensation of our CEO would have been $20,054,416 (including $17,716,706 arising from the grant date fair value of a performance based restricted stock unit award). Note that Mr. Cil chose to forgo a portion of his salary in 2020 in light of the COVID-19 pandemic. The resulting ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 637 to 1. This ratio represents a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described above.

This pay ratio disclosure is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported. This information is being provided in response to SEC disclosure requirements. Neither the Compensation Committee nor RBI’s management uses the pay ratio measure in making any compensation decisions.

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Proposal 2

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by SEC rules, we are asking shareholders to approve, on a non-binding advisory basis, the 2020 compensation to our named executive officers as described in the “Executive Compensation” section of this proxy statement beginning on page 40. Under the TSX rules, this non-binding advisory approval of the 2020 compensation provided to named executive officers is optional. At the 2020 annual general meeting of shareholders, our shareholders approved, on an advisory basis, the compensation of our named executive officers.

Shareholders are urged to read the CD&A section as well as the 2020 Summary Compensation Table and related compensation tables and narratives. We believe that compensation is an important tool to further our long-term goal of creating shareholder value. As such, our compensation philosophy is based on pay-for-performance and meritocratic principles, which incorporate our achievement of specific financial goals as well as achievement by employees of individual performance goals. As discussed in detail in the CD&A, our compensation programs are designed to foster long-term value creation for our shareholders by:

›	attracting and retaining top talent;

›	connecting executive outcomes to company performance;

›	placing a significant portion of compensation at risk if performance goals are not achieved;

›	promoting our core value of ownership by aligning the interests of the CEO and the CEO Direct Reports with those of our shareholders through sizable, long-term equity ownership; and

›	mitigating compensation-related retention risk.

The Board is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the shareholders of Restaurant Brands International Inc. APPROVE, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in Restaurant Brands International Inc.’s Management Information Circular and Proxy Statement for the 2021 Annual General Meeting of Shareholders.”

This is a non-binding advisory vote. Our Board will consider our executive compensation to have been approved if the proposal receives more votes cast “For” than “Against”. While this vote is advisory and non-binding, our Board of Directors and Compensation Committee will review the voting results and consider shareholder concerns in their continuing evaluation of our compensation program.

Recommendation of the Board

The Board recommends a vote “FOR” adoption of the resolution approving the compensation of our named executive officers.

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Proposal 3

PROPOSAL 3 – ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

In addition to providing shareholders with the opportunity to cast a say-on-pay advisory vote, we are also providing shareholders with the opportunity to cast a non-binding advisory vote on whether the advisory vote on executive compensation should occur every one, two or three years. We have included this proposal pursuant to the requirements of Section 14A of the Exchange Act and related SEC rules. This proposal is not required under the TSX rules. You have the option to vote for any of the three options, or to withhold from casting a vote.

The Board believes that a frequency of “every one year” for the say-on-pay vote on executive compensation continues to be the best approach for RBI because it allows our shareholders to provide timely, direct input on our executive compensation philosophy, policies and practices disclosed in the proxy statement each year. The Board has determined that an annual vote is therefore consistent with RBI’s interest in obtaining your input on executive compensation matters. The vote is advisory, which means that the vote is not binding on RBI, our Board, or the Compensation Committee.

Shareholders are being asked to vote on the following resolution:

RESOLVED, that the shareholders of Restaurant Brands International Inc. determine, on an advisory basis, that the frequency with which the shareholders of Restaurant Brands International Inc. shall have an advisory vote on the compensation of Restaurant Brands International Inc.’s named executive officers as described in the CD&A section, set forth in our 2021 Annual and Special Meeting of Shareholders proxy statement is:

›	Choice 1 – every one year;

›	Choice 2 – every two years;

›	Choice 3 – every three years; or

›	Choice 4 – withhold from voting.

Although this say-on-frequency vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future say-on-pay votes.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the option of “every one year” for future advisory votes on executive compensation.

Page 68	|	2021 Proxy Statement	Restaurant Brands International

Proposal 4

PROPOSAL 4 – APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is directly responsible for the appointment, negotiating and setting the compensation, retention, and oversight of RBI’s independent registered public accounting firm. To execute this responsibility, the Audit Committee annually reviews KPMG’s qualifications, performance, independence, and fees in making its decision whether to engage KPMG. The focus of the process is to select and retain the most qualified firm to perform the annual audit. During the review and selection process, the Audit Committee considers a number of factors, including:

›	Recent and historical audit performance, including the results of a management survey concerning KPMG’s service;

›	The relevant experience, expertise and capabilities of KPMG and the audit engagement team in relation to the nature and complexity of our business;

›	A review of the firm’s independence and internal quality controls;

›

Any legal or regulatory proceedings that raise concerns about KPMG’s qualifications or ability to continue to serve as our independent auditor, including reports, findings and recommendations of the Public Company Accounting Oversight Board (“PCAOB”);

›	The appropriateness of KPMG’s fees for audit and non-audit services; and

›

The length of time that KPMG has served as our independent registered public accounting firm, the benefits of maintaining a long-term relationship and controls and policies for ensuring that KPMG remains independent.

The Audit Committee has selected, and the Board has ratified the selection of, KPMG to audit our 2021 consolidated financial statements and to serve until the close of the 2022 Annual Meeting. KPMG served as the independent auditors of BKW and its predecessors from 1989 until December 12, 2014 and provided to BKW other audit-related and non-audit services. Since December 12, 2014, KPMG has served as our independent registered public accounting firm and has provided other audit-related and non-audit services to us as shown below. In accordance with SEC rules and KPMG policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit services to RBI. For lead audit and audit quality control reviewing partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of RBI’s lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and with management.

The Audit Committee and the Board believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of RBI and our shareholders, and we are asking our shareholders to vote on a proposal to appoint KPMG as our independent auditors to serve until the close of the 2022 Annual Meeting.

We expect one or more representatives of KPMG to be present at the Meeting. The representatives will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from shareholders.

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Proposal 4

The following table presents fees for professional services rendered by KPMG for the audit of our annual consolidated financial statements and the audit of RBI’s internal control over financial reporting (“ICOFR”) for 2020 and 2019. In addition, the table presents fees billed for audit-related services, tax services (which includes tax compliance and tax consulting services) and all other services rendered by KPMG to RBI for 2020 and 2019.

	2020	2019
	($ in thousands)	($ in thousands)
Audit fees(1)	$6,109	$ 6,226
Audit-related fees(2)	221	224
Tax fees
Tax compliance fees(3)	598	4,822
Tax consulting fees(4)	525	12,762

Total tax fees	$1,123	$17,584
All other fees(5)	—	—

Total fees	$7,543	$24,034

(1)

Audit fees primarily consist of fees for the audit of the consolidated financial statements, ICOFR and the review of the interim condensed quarterly consolidated financial statements. This category also includes fees for statutory audits required by the tax authorities of various countries and accounting consultations, as well as for the preparation and review of documents relating to our debt offerings, including the preparation of comfort letters.

(2)	Audit-related fees are primarily the fees for financial statement audits of marketing funds and accounting consultations related to the evaluation of certain transactions.
(3)	Tax compliance fees primarily consist of fees for tax compliance services.
(4)

Tax consulting fees primarily consist of fees for tax planning and advice, and includes approximately $12.5 million in fees in connection with the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) in 2019.

(5)	All other fees are fees for services other than those in the above categories.

KPMG has been RBI’s tax consultant since its formation and organization in Canada. At the time of the Audit Committee’s approval of KPMG’s provision of tax consulting services, the Audit Committee balanced the amount of fees for such work with its belief that KPMG was in the best position to quickly and efficiently advise RBI following the passage of the Tax Act, which resulted in significant changes in United States taxation of US and foreign operations, earnings and intercompany transaction. During 2019, the tax consulting work continued to address the effects of the Tax Act.

Following discussions with large shareholders, we began to explore alternative providers for tax consulting services. By the end of 2019, we determined to transition most of our tax advisory work away from KPMG and in 2020 these tax consulting fees constituted a much smaller proportion of the total KPMG fees. We expect this trend to continue in 2021.

Pursuant to our written charter, our Audit Committee pre-approves all audit services and permitted non-audit services to be performed by our independent registered public accounting firm. Consistent with the policies and procedures of our written charter, our Audit Committee approved all of the services rendered in 2019 and 2020. The Audit Committee has adopted a pre-approval policy under which the Audit Committee delegated to its chair the authority to approve services of up to $500,000 per engagement, subject to approval and ratification by the full Audit Committee at its next scheduled meeting.

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Proposal 4

AUDIT COMMITTEE REPORT

The Audit Committee oversees the accounting and financial reporting processes of RBI on behalf of the Board. Management has primary responsibility for RBI’s consolidated financial statements, financial reporting process and internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of RBI’s consolidated financial statements in accordance with the standards of the PCAOB (United States) and evaluating the effectiveness of internal controls and issuing reports thereon. The Audit Committee’s responsibility is to select the independent auditors (subject to approval of the full Board) and monitor and oversee the accounting and financial reporting processes of RBI, including RBI’s internal control over financial reporting, and the audits of the consolidated financial statements of RBI.

During the course of 2020 and the first quarter of 2021, the Audit Committee regularly met and held discussions with management and KPMG, the independent registered public accounting firm. In the discussions related to RBI’s audited consolidated financial statements for fiscal 2020, management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and KPMG the audited consolidated financial statements, management’s annual report on internal control over financial reporting and the results of KPMG’s testing and the evaluation of RBI’s internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee discussed with KPMG those matters required to be discussed by the independent auditors with the Audit Committee under PCAOB Auditing Standard No. 1301 (Communications with Audit Committees), as modified or supplemented. In addition, the Audit Committee received from the independent auditors the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG the firm’s independence. In connection with this discussion, the Audit Committee also considered whether the provision of specific non-audit services by the independent auditor is compatible with maintaining its independence and believes that the services provided by KPMG for 2020 were compatible with, and did not impair, its independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our annual report on Form 10-K for fiscal year 2020 for filing with the SEC and on SEDAR and www.sedar.com.

This report has been furnished by the members of the Audit Committee:

Ali Hedayat, Chair

Maximilien de Limburg Stirum

Golnar Khosrowshahi

April 22, 2021

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report and the Compensation Committee Report above shall not be incorporated by reference into this proxy statement.

Recommendation of the Board

The Board recommends a vote “FOR” the appointment of KPMG as our independent registered public accounting firm to serve until the close of the 2022 Annual Meeting.

Restaurant Brands International	2021 Proxy Statement	|	Page 71

Security Ownership

SECURITY OWNERSHIP

This table shows ownership information for (i) any person or company known by our directors and executive officers to beneficially own, or control or direct, directly or indirectly, more than 5% of our common shares or more than 5% of the Partnership exchangeable units, (ii) each of our directors and nominees, (iii) each of the executive officers named in the Summary Compensation Table on page 57 and (iv) all directors and executive officers as a group. This information is presented as of March 31, 2021. The percentage ownership under the columns entitled “Common Shares” and “Partnership Exchangeable Units” specifies the percentage of the applicable class represented by the number of common shares or Partnership exchangeable units so owned, controlled or directed and is based upon 306,959,241common shares, and 155,040,667 Partnership exchangeable units outstanding as of the close of business on March 31, 2021. The percentage of “Total Voting Power” is calculated assuming that the holders of all of the Partnership exchangeable units properly provide voting instructions.

Under SEC rules, “beneficial ownership” for purposes of this table takes into account shares as to which the individual has or shares voting and/or investment power as well as shares that may be acquired within 60 days (such as by exercising vested stock options) and is different from beneficial ownership for purposes of Section 16 of the Exchange Act.

Except as indicated in the footnotes to this table, to the best of our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all common shares or Partnership exchangeable units shown as beneficially owned by them. Except as otherwise indicated, the address of each individual or entity named in this table is c/o Restaurant Brands International Inc., 130 King Street West, Suite 300, Toronto, Ontario, Canada M5X 1E1.

Voting Securities Beneficially Owned

Name of Beneficial Owner	Common Shares (#)		% of Class of Common Shares	Partnership Exchangeable Units (#)		% of Class of Partnership Exchangeable Units	Total Shares Beneficially Owned (#)	Total Voting Power (%)
3G Funds(1)	—		—	142,271,229		91.8%	142,271,229	30.8%
Pershing Square Funds(2)	25,119,016		8.2%	3,942,553		2.5%	29,061,569	6.3%
Capital World Investors (3)	36,323,074		11.8%	—		—	36,323,074	7.9%
Named Executive Officers, Directors and Nominees:
Alexandre Behring	267,098	(4)	*	—		—	267,098	†
João M. Castro-Neves	4,230	(5)	*	—		—	4,230	†
Maximilien de Limburg Stirum	1,087	(6)	*	—		—	1,087	†
Paul J. Fribourg	253,119	(7)	*	—		—	253,119	†
Neil Golden	19,705	(8)	*	—		—	19,705	†
Ali G. Hedayat	21,026	(9)	*	—		—	21,026	†
Golnar Khosrowshahi	10,994	(10)	*	—		—	10,994	†
Marc Lemann	—		*	—		—	—	†
Jason Melbourne	446	(11)	*	—		—	446	†
Carlos Alberto Sicupira	842,878	(12)	*	1,500,000	(13)	*	2,342,878	†
Giovanni (John) Prato	905	(14)	*	—		*	905	†
Roberto Moses Thompson Motta	63,868	(15)	*	—		—	63,868	†
Daniel S. Schwartz	1,985,526	(16)	*	137,996	(17)	*	2,123,522	†
José E. Cil	1,062,790	(18)	*	105,758		*	1,168,548	†
Matthew Dunnigan	85,492	(19)	*	—		—	85,492	†
Joshua Kobza	585,326	(20)	*	5,413		*	590,739	†
Axel Schwan	140,723	(21)	*	2,539		*	143,262	†
Sami Siddiqui	184,604		*	—		—	184,604	†
All executive officers and directors as a group (22 persons)	6,872,089	(22)	2.2%	1,816,314		1.2%	8,688,403	1.9%

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Security Ownership

*	Represents beneficial ownership of less than one percent (1%) of the class of outstanding common shares or Partnership exchangeable units, as applicable.
†	Represents beneficial ownership of less than one percent (1%) of the combined voting power of the outstanding common shares and Partnership exchangeable units.
(1)

According to the Schedule 13D (Amendment No. 13) filed on September 14, 2020 by 3G Restaurant Brands Holdings General Partner Ltd., a Cayman Islands exempted company (“3G RBH GP”) and 3G Restaurant Brands Holdings LP, a Cayman Islands limited partnership (“3G RBH”, and together with 3G RBH GP, the “3G Funds”), the 3G Funds own an aggregate of 142,271,229 Partnership exchangeable units with voting rights in respect of the common shares on a one vote per unit basis. Each of the 3G Funds shares voting and investment power with respect to all 142,271,229 Partnership exchangeable units. The principal business address of the 3G Funds is c/o 3G Capital, Inc., 600 Third Avenue 37th Floor, New York, New York 10016.

(2)

According to a Schedule 13D (Amendment No. 1) filed on June 2, 2020 by Pershing Square Capital Management, L.P., a Delaware limited partnership (“Pershing Square”), PS Management GP, LLC, a Delaware limited liability company (“PS Management”), and William A. Ackman, a citizen of the United States of America. Pershing Square advises the accounts of Pershing Square, L.P., a Delaware limited partnership (“PS”), Pershing Square International, Ltd., a Cayman Islands exempted company (“PS International”) and Pershing Square Holdings, Ltd., a limited liability company incorporated in Guernsey (“PSH” and together with PS and International, the “Pershing Square Funds”). PS Management serves as the general partner of Pershing Square. Mr. Ackman is the Chief Executive Officer of Pershing Square and the managing member of PS Management. Of the total amount beneficially owned, each of Pershing Square, PS Management and Mr. Ackman shares voting and investment power with respect to 25,119,016 common shares and 381,005 Partnership exchangeable units, and Mr. Ackman has sole voting and investment power with respect to 3,561,548 Partnership exchangeable units. The principal business address of Pershing Square is 787 Eleventh Avenue, 9th Floor, New York, New York 10019.

(3)

According to the Schedule 13G (Amendment No. 2) filed on February 16, 2021 by Capital World Investors (“Capital World”), an investment adviser registered under the Investment Advisers Act of 1940, as amended, and division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl and Capital International K.K. Of the 36,386,434 common shares beneficially owned, Capital World has (a) sole voting power with respect to 36,323,074 common shares, and (b) sole investment power with respect to all 36,386,434 common shares. According to the Schedule 13G, Capital World’s divisions of each of the investment management entities collectively provide investment management services under the name Capital World Investors. The principal business address of Capital World is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

(4)

This amount includes (i) 121,038 RSUs that settle upon termination of board service, of which 119,098 RSUs are held by ABH Investments Holdings Limited (“ABH Investments”) and (ii) 146,060 common shares held by ABH Investments. Mr. Behring is the director and sole equity owner of ABH Investments. Mr. Behring disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(5)	This amount represents RSUs that settle upon termination of board service.
(6)	This amount represents RSUs that settle upon termination of board service.
(7)

This amount includes (i) 62,579 RSUs that settle upon termination of board service, (ii) 75,678 common shares held by a corporation of which Mr. Fribourg is the Chairman and CEO, and (iii) 114,862 common shares held by Mr. Fribourg’s grantor retained annuity trust. Mr. Fribourg disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(8)	This amount represents RSUs that settle upon termination of board service.
(9)	This amount includes 8,526 RSUs that settle upon termination of board service.
(10)	This amount includes 5,324 RSUs that settle upon termination of board service.
(11)	This amount represents RSUs that settle upon termination of board service.
(12)

This amount includes (i) 63,788 RSUs that settle upon termination of board service and (ii) 779,090 common shares held by CHL Investment Fund Ltd. (“CHL”). Mr. Sicupira is an indirect beneficial owner of equity interests in CHL. This amount does not include 11,407 common shares held by LTS Trading Company LLC (“LTS”). Mr. Sicupira has shared voting control over the shares held by LTS as one of four managers, where majority consent of the managers is required. Mr. Sicupira disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(13)	These Partnership exchangeable units are held by CHL.
(14)	This amount represents RSUs that settle upon termination of board service.
(15)

This amount includes (i) 16,241 RSUs that settle upon termination of board service, (ii) 22,000 shares held by Mr. Thompson Motta’s spouse and (iii) 25,627 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2021. This amount does not include 11,407 common shares held by LTS. Mr. Thompson Motta has shared voting control over the shares held by LTS as one of four managers, where majority consent of the managers is required. He has no pecuniary interest in the shares held by LTS.

(16)

This amount includes (i) 3,166 RSUs that settle upon termination of board service, 1,549 of which are held by Miami Restaurant Holdings LLC (“MRH”), (ii) 666,153 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2021 and held by MRH, (iii) 55,489 common shares and 407,696 restricted shares held by MRH, and (iv) 854,570 shares held by Ameco Food Holdings LLC (“Ameco”). Mr. Schwartz holds all voting and dispositive power over the securities held by Ameco and MRH. Mr. Schwartz disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(17)	This amount includes (i) 14,296 Partnership exchangeable units held by MRH and (ii) 123,700 Partnership exchangeable units held by Ameco.
(18)

This amount includes (i) 46,500 common shares held by an irrevocable life insurance trust for the benefit of Mr. Cil’s children and other family members, of which Mr. Cil’s family member is the trustee, (ii) 4,700 common shares held by a revocable trust, of which Mr. Cil is the settlor and trustee for the benefit of Mr. Cil and his spouse and children, (iii) 140,300 common shares held by an irrevocable family trust for the benefit of Mr. Cil’s spouse and children, over which Mr. Cil retains investment control, (iv) 13,750 common shares held by a

Restaurant Brands International	2021 Proxy Statement	|	Page 73

Security Ownership

revocable trust, of which Mr. Cil’s spouse is the settlor and trustee for the benefit of Mr. Cil and his spouse and children, (v) 189,750 common shares held by an irrevocable family trust for the benefit of Mr. Cil and his children, over which Mr. Cil retains investment control, (vi) 90,000 common shares held by Mr. Cil’s grantor retained annuity trust, of which Mr. Cil is the trustee and annuitant and (vii) 327,634 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2021.
(19)	This amount includes 30,000 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2021.
(20)	This amount includes 335,494 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2021.
(21)	This amount includes 40,000 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2021.
(22)

Includes in the aggregate (i) 307,035 RSUs that settle upon the termination of board service by respective board members and (ii) 2,134,815 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2021.

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Other Matters

OTHER MATTERS

Shareholder Proposals for the 2022 Annual Meeting

RBI is subject to both the rules of the SEC under the Exchange Act and the provisions of the CBCA with respect to shareholder proposals. As indicated under the CBCA and in the rules of the SEC under the Exchange Act, simply submitting a shareholder proposal does not guarantee its inclusion in the proxy statement as compliance with applicable law is a prerequisite for inclusion.

A shareholder proposal submitted pursuant to the rules of the SEC under the Exchange Act for inclusion in the proxy statement distributed to shareholders prior to the 2022 Annual Meeting (other than in respect of the nomination of directors) must be received by us no later than January 3, 2022 and must comply with the requirements of Rule 14a-8 of the Exchange Act.

The CBCA permits certain eligible shareholders to submit shareholder proposals (including proposals in respect of director nominations) to RBI, which proposals may be included in RBI’s proxy materials. To be considered for inclusion in the proxy materials for the 2022 Annual Meeting, any such shareholder proposal under the CBCA must be received by us no later than January 24, 2022. Upon receipt of a proposal in compliance with the requirements of the CBCA and which has not been refused by RBI in accordance with the CBCA, RBI will set out such proposal in the proxy statement distributed to shareholders prior to the 2022 Annual Meeting.

Written requests for inclusion of a shareholder proposal pursuant to the rules of the SEC under the Exchange Act or pursuant to the CBCA should be addressed to: Restaurant Brands International Inc., 130 King Street West, Suite 300, Toronto, Ontario, Canada M5X 1E1. The proposal should be sent to the attention of the Corporate Secretary.

Nominations for directors not made in accordance with the shareholder proposal requirements of the CBCA will be considered by RBI’s NCG Committee in accordance with the requirements of our by-laws. In accordance with our by-laws, shareholder nominations for candidates for election as directors must be delivered to the Corporate Secretary no earlier than February 16, 2022 and no later than March 18, 2022, provided that in the event that the 2022 Annual Meeting is held on a date that is not within 30 days before or after the first anniversary of the date of the Meeting, notice must be delivered to the Corporate Secretary not later than the tenth day following the day on which the first public announcement of the date of the 2022 Annual Meeting is made.

A notice providing a director nomination must include, among other things, (i) the name, age, business and residential address, principal occupation or employment, and country of residence of the person who the shareholder proposes to nominate, as well as the class or series and number of shares in our capital that person owns of record or beneficially or that person controls or directs and any other information regarding the nominee required to be disclosed in a proxy statement pursuant to applicable securities laws, and (ii) full particulars regarding any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which the nominating shareholder has a right to vote or direct the voting of any shares of RBI and any other information regarding the nominating shareholder required to be disclosed in a proxy statement pursuant to applicable securities laws. Shareholders should refer to Section 9 of our by-laws for more details relating to the requirements for such notice.

Shareholders wishing to put forward a proposal or nominate a director for election should carefully review the relevant provisions of the Exchange Act, the CBCA and our by-laws. The chair of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

List of Shareholders Entitled to Vote at the Meeting

The names of holders of record entitled to vote at the Meeting will be available at our corporate office prior to the Meeting.

Restaurant Brands International	2021 Proxy Statement	|	Page 75

Other Matters

Expenses Relating to this Proxy Solicitation

We will bear the cost of preparing, assembling and delivering the proxy material and of reimbursing brokers, nominees, fiduciaries and other custodians for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of our stock. We have retained Okapi Partners LLC for certain advisory and solicitation services at a fee of approximately $60,000. A few of our officers and employees may participate in the solicitation of proxies without additional compensation.

Available Information

We maintain an internet website at www.rbi.com. Copies of the committee charters of each of the Audit Committee, Compensation Committee, NCG Committee, Operations and Strategy Committee and Conflicts Committee, together with certain other corporate governance materials, including our Code of Business Ethics and Conduct for Non-Restaurant Employees, Code of Ethics for Executive Officers and Code of Conduct for Directors, can be found under the “Investors—Corporate Governance” section of our website at www.rbi.com, and such information is also available in print to any shareholder who requests it through our Corporate Secretary at the address below. Our internet website and information contained therein or incorporated therein is not intended to be incorporated in this proxy statement.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our annual report as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. Copies of these documents and this proxy statement may be obtained on SEDAR at www.sedar.com or free of charge, through the “Investors—Investor Information” section of our website at www.rbi.com. A request for such copies should be directed to Restaurant Brands International Inc., 130 King Street West, Suite 300, Toronto, Ontario, Canada M5X 1E1, Attention: Corporate Secretary. A copy of any exhibit to the 2020 Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to the Corporate Secretary. Financial information relating to RBI is included in the Audited Consolidated Financial Statements for the fiscal year ended December 31, 2020, and the Management’s Discussion & Analysis related thereto contained in RBI’s Annual Report on Form 10-K for the year ended December 31, 2020. Additional information relating to RBI may be found on SEDAR at www.sedar.com and on the SEC’s website at www.sec.gov.

U.S. Householding

Some brokers, banks or other intermediaries may be participating in the practice of “householding” our proxy materials. This means that only one copy of the proxy statement and the annual report or the Notice, as applicable, may have been sent to multiple shareholders in the same household. We will promptly deliver separate copies, or one copy (if you currently receive separate copies), of either the proxy materials or the Notice, as applicable, to you if you request them. You can notify us by sending a written request to Restaurant Brands International Inc., 130 King Street West, Suite 300, Toronto, Ontario, Canada M5X 1E1, or by contacting our Transfer Agent at (800) 564-6253 (toll free North America) or (514) 982-7555 (international direct dial).

Approval by Directors

The contents of this proxy statement and the delivery thereof to the shareholders have been approved by the Board of RBI.

By Order of the Board of Directors Jill Granat General Counsel & Corporate Secretary April 22, 2021

Page 76	|	2021 Proxy Statement	Restaurant Brands International

Appendix A

APPENDIX A

SUMMARY OF TERMS OF THE SECURITIES OF RBI AND PARTNERSHIP

As discussed above, each of RBI and Restaurant Brands International Limited Partnership (“Partnership”) is a reporting issuer in each of the provinces and territories of Canada and, as a result, is subject to Canadian continuous disclosure and other reporting obligations under applicable Canadian securities laws. Partnership has received exemptive relief dated October 31, 2014 from the Canadian securities regulators. This exemptive relief exempts Partnership from the continuous disclosure requirements of National Instrument 51-102 – Continuous Disclosure Obligations, effectively allowing Partnership to satisfy its Canadian continuous disclosure obligations by relying on the Canadian continuous disclosure documents filed by RBI, for so long as certain conditions are satisfied. Among these conditions is a requirement that Partnership concurrently send to all holders of the Partnership exchangeable units all disclosure materials that RBI sends to its shareholders and a requirement that Partnership separately report all material changes in respect of Partnership that are not also material changes in respect of RBI. This exemptive relief is also conditioned upon RBI including certain disclosures in its proxy solicitation materials. These disclosures are included throughout this proxy statement, including in this Appendix A.

The following summary addresses certain disclosure conditions to the exemptive relief that the Partnership received from the Canadian securities regulatory authorities. This summary is not complete and is qualified in its entirety by the complete text of the Amended and Restated Limited Partnership Agreement, dated December 11, 2014, between RBI, 8997896 Canada Inc. and each person who is admitted as a Limited Partner in accordance with the terms of the agreement (the “partnership agreement”), the Voting Trust Agreement (the “voting trust agreement”), dated December 12, 2014, between RBI, the Partnership and Computershare Trust Company of Canada (the “trustee”), and RBI’s Articles of Incorporation, as amended, copies of which are available on SEDAR at www.sedar.com and at www.sec.gov.

RBI hereby gives notice to all limited partners of the partnership that its address for the purpose of service has changed to 130 King Street West, Toronto, Ontario, Canada M5X 1E1.

The Partnership

Management: The General Partner

RBI is the sole general partner of Partnership (the “General Partner”) and manages all of Partnership’s operations and activities in accordance with the partnership agreement. Subject to the terms of the partnership agreement and the Ontario Limited Partnerships Act, the General Partner has the full and exclusive right, power and authority to manage, control, administer and operate the business and affairs and to make decisions regarding the undertaking and business of Partnership. The partnership agreement provides that, where the General Partner is granted discretion under the partnership agreement in managing Partnership’s operations and activities, the General Partner shall be entitled to consider only such interests and factors as it desires, including its own interests and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of, or factors affecting, Partnership, and will not be subject to any other standards imposed by the partnership agreement, any other agreement, the Ontario Limited Partnerships Act or any other law. Despite the foregoing, the General Partner will only be able to take certain actions (as set forth in the partnership agreement) if the same are approved, consented to or directed by the Conflicts Committee.

Capital Structure of Partnership

The capital of Partnership consists of three classes of units: the common units, the preferred units and the Partnership exchangeable units. The interest of General Partner is represented by common units and preferred units. The interests of the limited partners are represented by the Partnership exchangeable units.

A-1

Appendix A

The Partnership Exchangeable Units

Summary of Economic and Voting Rights

The Partnership exchangeable units are intended to provide economic rights that are substantially equivalent, and voting rights with respect to RBI that are equivalent, to the corresponding rights afforded to holders of our common shares. Under the terms of the partnership agreement, the rights, privileges, restrictions and conditions attaching to the Partnership exchangeable units include the following:

›

The Partnership exchangeable units are exchangeable at any time, at the option of the holder (the “exchange right”), on a one-for-one basis for common shares of RBI (the “exchanged shares”), subject to our right as the general partner (subject to the approval of the Conflicts Committee in certain circumstances) to determine to settle any such exchange for a cash payment in lieu of our common shares. If we elect to make a cash payment in lieu of issuing common shares, the amount of the cash payment will be the weighted average trading price of the common shares on the NYSE for the 20 consecutive trading days ending on the last business day prior to the exchange date (the “exchangeable units cash amount”). Written notice of the determination of the form of consideration shall be given to the holder of the Partnership exchangeable units exercising the exchange right no later than ten business days prior to the exchange date.

›

If a dividend or distribution has been declared and is payable in respect of a RBI common share, Partnership will make a distribution in respect of each Partnership exchangeable unit in an amount equal to the dividend or distribution in respect of a common share. The record date and payment date for distributions on the Partnership exchangeable units will be the same as the relevant record date and payment date for the dividends or distributions on our common shares.

›

If we issue any common shares in the form of a dividend or distribution on the RBI common shares, Partnership will issue to each holder of Partnership exchangeable units, in respect of each exchangeable unit held by such holder, a number of Partnership exchangeable units equal to the number of common shares issued in respect of each common share.

›

If we issue or distribute rights, options or warrants or other securities or assets of RBI to all or substantially all of the holders of our common shares, Partnership is required to make a corresponding distribution to holders of the Partnership exchangeable units.

›	No subdivision or combination of our outstanding common shares is permitted unless a corresponding subdivision or combination of Partnership exchangeable units is made.

›

We and our board of directors are prohibited from proposing or recommending an offer for our common shares or for the Partnership exchangeable units unless the holders of the Partnership exchangeable units and the holders of RBI common shares are entitled to participate to the same extent and on equitably equivalent basis.

›

Upon a dissolution and liquidation of Partnership, if Partnership exchangeable units remain outstanding and have not been exchanged for our common shares, then the distribution of the assets of Partnership between holders of our common shares and holders of Partnership exchangeable units will be made on a pro rata basis based on the numbers of common shares and Partnership exchangeable units outstanding. Assets distributable to holders of Partnership exchangeable units will be distributed directly to such holders. Assets distributable in respect of our common shares will be distributed to us. Prior to this pro rata distribution, Partnership is required to pay to us sufficient amounts to fund our expenses or other obligations (to the extent related to our role as the general partner or our business and affairs that are conducted through Partnership or its subsidiaries) to ensure that any property and cash distributed to us in respect of the RBI common shares will be available for distribution to holders of RBI common shares in an amount per share equal to distributions in respect of each Partnership exchangeable unit. The terms of the Partnership exchangeable units do not provide for an automatic exchange of Partnership exchangeable units into RBI common shares upon a dissolution or liquidation of Partnership or RBI.

›

Approval of holders of the Partnership exchangeable units is required for an action (such as an amendment to the Partnership agreement) that would affect the economic rights of an exchangeable unit relative to a RBI common share.

A-2

Appendix A

›

The holders of Partnership exchangeable units are indirectly entitled to vote in respect of matters on which holders of our common shares are entitled to vote, including in respect of the election of our directors, through a special voting share of RBI. The special voting share is held by a trustee, entitling the trustee to that number of votes on matters on which holders of RBI common shares are entitled to vote equal to the number of Partnership exchangeable units outstanding. The trustee is required to cast such votes in accordance with voting instructions provided by holders of Partnership exchangeable units. The trustee will exercise each vote attached to the special voting share only as directed by the relevant holder of Partnership exchangeable units and, in the absence of instructions from a holder of an exchangeable unit as to voting, will not exercise those votes. Except as otherwise required by the partnership agreement, voting trust agreement or applicable law, the holders of the Partnership exchangeable units are not directly entitled to receive notice of or to attend any meeting of the unitholders of Partnership or to vote at any such meeting.

A more detailed description of certain economic, voting and other rights, privileges, restrictions and conditions attaching to the Partnership exchangeable units follows below. For more details, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC.

Voting Rights of Holders of Partnership Exchangeable Units and Statutory Rights with Respect to RBI

Voting Rights with Respect to RBI

Under the voting trust agreement, RBI has issued one special voting share to the trustee for the benefit of the holders of Partnership exchangeable units (other than RBI and its subsidiaries). The special voting share has the number of votes, which may be cast by the trustee at any meeting at which the holders of RBI common shares are entitled to vote or in respect of any written consent sought by RBI from holders of RBI common shares, equal to the then outstanding number of Partnership exchangeable units (other than Partnership exchangeable units held by RBI and its subsidiaries). Each holder of a Partnership exchangeable unit (other than RBI and its subsidiaries) on the record date for any meeting or shareholder consent at which holders of RBI common shares are entitled to vote is entitled to instruct the trustee to exercise the votes attached to the special voting share for each Partnership exchangeable unit held by the exchangeable unitholder. The trustee will exercise each vote attached to the special voting share only as directed by the relevant holder of Partnership exchangeable units and, in the absence of instructions from a holder of a Partnership exchangeable unit as to voting, will not exercise those votes. A holder of Partnership exchangeable units may, upon instructing the trustee, obtain a proxy from the trustee entitling such holder to vote directly at the meeting the votes attached to the special voting share to which the holder of Partnership exchangeable units is entitled.

Notwithstanding the foregoing, in the event that under applicable law any matter requires the approval of the holder of record or the special voting share, voting separately as a class, the trustee will, in respect of such vote, exercise all voting rights: (i) in favor of the relevant matter where the result of the vote of the RBI common shares and the special voting share, voting together as a single class on such matter, was the approval of such matter; and (ii) against the relevant matter where the result of such combined vote was against the relevant matter, provided that in the event of a vote on a proposal to amend the articles of RBI to: (x) effect an exchange, reclassification or cancellation of the special voting share, or (y) add, change or remove the rights, privileges, restrictions or conditions attached to the special voting share, in either case, where the special voting share is permitted or required by applicable law to vote separately as a single class, the trustee will exercise all voting rights for or against such proposed amendment based on whether it has been instructed to cast a majority of the votes for or against such proposed amendment.

The voting trust agreement provides that the trustee will mail or cause to be mailed (or otherwise communicate) to the holders of Partnership exchangeable units the notice of each meeting at which the holders of RBI common shares are entitled to vote, together with the related materials and a statement as to the manner in which the holder may instruct the trustee to exercise the votes attaching to the special voting share, on the same day as RBI mails (or otherwise communicates) the notice and materials to the holders of RBI common shares.

A-3

Appendix A

Statutory Rights with Respect to RBI

Wherever and to the extent that the CBCA confers a prescribed statutory right on a holder of voting shares, RBI has agreed that the holders of Partnership exchangeable units (other than RBI and its subsidiaries) are entitled to the benefit of such statutory rights through the trustee, as the holder of record of the special voting share. The prescribed statutory rights set out in the voting trust agreement include rights provided for in sections 21, 103(5), 137, 138(4), 143, 144, 175, 211, 214, 229, 239 and 241 of the CBCA. Upon the written request of a holder of Partnership exchangeable units delivered to the trustee, provided that certain conditions are satisfied, RBI and the trustee will cooperate to facilitate the exercise of such statutory rights on behalf of such holder so entitled to instruct the trustee as to the exercise thereof, such exercise of the statutory right to be treated, to the maximum extent possible, on the basis that such holder was the registered owner of the RBI common shares receivable upon the exchange of the Partnership exchangeable units owned of record by such holder.

Offers for Units or Shares

The partnership agreement contains provisions to the effect that if a take-over bid is made for all of the outstanding Partnership exchangeable units and not less than 90% of the Partnership exchangeable units (other than units of Partnership held at the date of the take-over bid by or on behalf of the offeror or its associates or associates) are taken up and paid for by the offeror, the offeror will be entitled to acquire the Partnership exchangeable units held by unitholders who did not accept the offer on the terms offered by the offeror. The partnership agreement further provides that for so long as Partnership exchangeable units remain outstanding, (i) RBI will not propose or recommend a formal bid for RBI’s common shares, and no such bid will be effected with the consent or approval of RBI’s board of directors, unless holders of Partnership exchangeable units are entitled to participate in the bid to the same extent and on an equitably equivalent basis as the holders of RBI’s common shares, and (ii) RBI will not propose or recommend a formal bid for Partnership exchangeable units, and no such bid will be effected with the consent or approval of RBI’s board of directors, unless holders of RBI’s common shares are entitled to participate in the bid to the same extent and on an equitably equivalent basis as the holders of Partnership exchangeable units. Canadian securities regulatory authorities may intervene in the public interest (either on application by an interested party or by staff of a Canadian securities regulatory authority) to prevent an offer to holders of common shares of RBI or Partnership exchangeable units being made or completed where such offer is abusive of the holders of one of those security classes that are not subject to that offer.

Description of RBI Share Capital

The authorized share capital of RBI consists of (i) an unlimited number of RBI common shares, (ii) one special voting share, and (iii) 68,530,939 RBI preferred shares, each of which was redeemed for cancellation and may not be reissued. The following is a summary of the material rights, privileges, restrictions and conditions that attach to RBI’s common shares and special voting share.

RBI Common Shares

Notice of Meeting and Voting Rights

Except as otherwise provided by law, the holders of RBI common shares are entitled to receive notice of and to attend all meetings of the shareholders of RBI and will vote together as a single class with the RBI preferred shares and the special voting share. The holders of RBI common shares are entitled to one vote per RBI common share.

Dividend and Liquidation Entitlements

The holders of RBI common shares are entitled to receive dividends, as and when declared by the board of directors of RBI, in such amounts and in such form as the board of directors of RBI may from time to time determine, subject to the preferential rights of the RBI preferred shares and any other shares ranking prior to the RBI common shares. All dividends declared on the RBI common shares will be declared and paid in equal amounts per share. No dividends will be declared or paid on the RBI common shares except as permitted by the terms of the RBI preferred shares.

A-4

Appendix A

In the event of the dissolution, liquidation or winding-up of RBI, the holders of RBI common shares shall be entitled to receive the remaining property and assets of RBI after satisfaction of all liabilities and obligations to creditors of RBI, after satisfaction of the RBI preferred share liquidation preference and subject to the preferential rights of any other shares ranking prior to the RBI common shares.

Special Voting Share

Notice of Meeting and Voting Rights

Except as otherwise provided by law, the special voting share shall entitle the holder thereof to vote on all matters submitted to a vote of the holders of RBI common shares at any shareholders meeting of RBI and to exercise the right to consent to any matter for which the written consent of the holders of RBI common shares is sought, and will, with respect to any shareholders meeting or written consent, vote together as a single class with the RBI common shares. The holder of the special voting share shall not be entitled to vote separately as a class on a proposal to amend the articles of amendment of RBI to: (i) increase or decrease the maximum number of special voting shares that RBI is authorized to issue, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the special voting share; or (ii) create a new class of shares equal or superior to the special voting share. The holder of the special voting share shall be entitled to attend all shareholder meetings of RBI which the holders of RBI common shares are entitled to attend, and shall be entitled to receive copies of all notices and other materials sent by RBI to its holders of RBI common shares relating to such meetings and any consents sought from the holders of common shares.

The holder of the special voting share is entitled to that number of votes equal to the number of votes which would attach to the RBI common shares receivable by the holders of Partnership exchangeable units upon the exchange of all Partnership exchangeable units outstanding from time to time (other than the Partnership exchangeable units held by RBI and its subsidiaries), determined as of the record date for the determination of shareholders entitled to vote on the applicable matter or, if no record date is established, the date such vote is taken. See “The Partnership Exchangeable Units—Voting Rights of Holders of Partnership Exchangeable Units and Statutory Rights With Respect to RBI” above.

Dividend and Liquidation Entitlements

The holder of the special voting share is not entitled to receive dividends and has no entitlements with respect to the property or assets of RBI in the event of the dissolution, liquidation or winding-up of RBI.

Redemption Right

At such time as there are no Partnership exchangeable units outstanding, the special voting share shall automatically be redeemed and cancelled for $1 to be paid to the holder thereof.

A-5

Appendix B

APPENDIX B

GAAP TO NON-GAAP RECONCILIATIONS

Below, we define the non-GAAP financial measures used in this proxy statement, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors. These measures do not have standardized meanings under GAAP and may differ from similarly captioned measures of other companies in our industry.

Adjusted EBITDA

EBITDA is defined as earnings (net income or loss) before interest expense, net, (gain) loss on early extinguishment of debt, income tax (benefit) expense, and depreciation and amortization and is used by management to measure operating performance of the business.

Adjusted EBITDA is defined as EBITDA excluding (i) the non-cash impact of share-based compensation and non-cash incentive compensation expense, (ii) (income) loss from equity method investments, net of cash distributions received from equity method investments, (iii) other operating expenses (income), net, and (iv) income or expense from non-recurring projects and non-operating activities. For the periods referenced, this included costs incurred in connection with the centralization and relocation of our Canadian and U.S. restaurant support centers to new offices in Toronto, Ontario, and Miami, Florida, respectively and from professional advisory and consulting services associated with certain transformational corporate restructuring initiatives that rationalize our structure and optimize cash movements, including consulting services related to the interpretation of final and proposed regulations and guidance under the Tax Cuts and Jobs Act (the “Tax Act”). Management believes that these types of expenses are either not related to our underlying profitability drivers or not likely to re-occur in the foreseeable future and the varied timing, size and nature of these projects may cause volatility in our results unrelated to the performance of our core business that does not reflect trends of our core operations. Adjusted EBITDA is used by management to measure operating performance of the business, excluding these non-cash and other specifically identified items that management believes are not relevant to management’s assessment of our operating performance. Adjusted EBITDA, as defined above, also represents our measure of segment income for each of our three operating segments.

B-1

Appendix B

	Twelve Months Ended December 31
(in US$ millions)	2020	2019
Segment income:
TH	$823	$1,122
BK	823	994
PLK	218	188

Adjusted EBITDA	1,864	2,304
Share-based compensation and non-cash incentive compensation expense(1)	84	74
Corporate restructuring and tax advisory fees(2)	16	31
Office centralization and relocation costs(3)	—	6
Impact of equity method investments(4)	48	11
Other operating expenses (income), net	105	(10)

EBITDA	1,611	2,192
Depreciation and amortization	189	185

Income from operations	1,422	2,007
Interest expense, net	508	532
Loss on early extinguishment of debt	98	23
Income tax (benefit) expense(5)(6)	66	341

Net income	$750	$1,111

Organic Growth in Combined Adjusted EBITDA

Revenue growth and Adjusted EBITDA growth, on an organic basis, are non-GAAP measures that exclude the impact of foreign currency exchange rate (“FX”) movements. Management believes that organic growth is an important metric for measuring the operating performance of the business as it helps identify underlying business trends, without distortion from the effects of FX movements. We calculate the impact of FX movements by translating prior year results at current year monthly average exchange rates.

	Actual		2020 vs. 2019		Impact of FX Movements	Organic Growth
(in US$ millions)	2020	2019	$	%	$	$	%
Revenue
TH	$2,810	$3,344	$(534)	(16.0)%	$(30)	$(504)	(15.2)%
BK	$1,602	$1,777	$(175)	(9.8)%	$(18)	$(157)	(8.9)%
PLK	$556	$482	$74	15.3%	$(1)	$75	15.5%

Total Revenues	$4,968	$5,603	$(635)	(11.3)%	$(49)	$(586)	(10.5)%

Adjusted EBITDA
TH	$823	$1,122	$(299)	(26.7)%	$(10)	$(289)	(26.0)%
BK	$823	$994	$(171)	(17.2)%	$(17)	$(154)	(15.8)%
PLK	$218	$188	$30	15.8%	$(1)	$31	16.5%

Adjusted EBITDA	$1,864	$2,304	$(440)	(19.1)%	$(28)	$(412)	(18.1)%

Note: Percentage changes may not recalculate due to rounding.

B-2

Appendix B

Adjusted Diluted Earnings Per Share (EPS)

Adjusted Net Income is defined as net income excluding (i) franchise agreement amortization as a result of acquisition accounting, (ii) amortization of deferred financing costs and original issue discount, (iii) loss on early extinguishment of debt and interest expense, which represents non-cash interest expense related to losses reclassified from accumulated comprehensive income (loss) into interest expense in connection with interest rate swaps de-designated in May 2015 and November 2019, (iv) (income) loss from equity method investments, net of cash distributions received from equity method investments, (v) other operating expenses (income), net, and (vi) other specifically identified costs associated with non-recurring projects and non-operating activities.

Adjusted Diluted EPS is calculated by dividing Adjusted Net Income by the weighted average number of diluted shares outstanding of RBI during the reporting period. Adjusted Net Income and Adjusted Diluted EPS are used by management to evaluate the operating performance of the business, excluding certain non-cash and other specifically identified items that management believes are not relevant to management’s assessment of operating performance or the performance of an acquired business.

	Twelve Months Ended December 31
(in US$ millions, except per share data)	2020	2019
Net income	$750	$1,111
Income tax (benefit) expense(5)(6))	66	341

Income before income taxes	816	1,452
Adjustments:
Franchise agreement amortization	33	31
Amortization of deferred financing costs and debt issuance discount	26	29
Interest expense and loss on extinguished debt(7)	129	37
Corporate restructuring and tax advisory fees(2)	16	31
Office centralization and relocation costs(3)	—	6
Impact of equity method investments(4)	48	11
Other operating expenses (income), net	105	(10)

Total adjustments	357	135
Adjusted income before income taxes	1,173	1,587

Adjusted income tax expense(5)(6)(8)	225	313

Adjusted net income	$948	$1,274

Adjusted diluted earnings per share	$2.03	$2.72
Weighted average diluted shares outstanding	468	469

Footnotes to Reconciliation Tables

(1)

Represents share-based compensation expense associated with equity awards for the periods indicated; also includes the portion of annual non-cash incentive compensation expense that eligible employees elected to receive or are expected to elect to receive as common equity in lieu of their 2019 and 2020 cash bonus, respectively.

(2)

Costs arising primarily from professional advisory and consulting services associated with certain transformational corporate restructuring initiatives that rationalize our structure and optimize cash movements, including consulting services related to the interpretation of final and proposed regulations and guidance under the Tax Cuts and Jobs Act.

(3)

In connection with the centralization and relocation of our Canadian and U.S. restaurant support centers to new offices in Toronto, Ontario, and Miami, Florida, respectively, we incurred certain non-operational expenses consisting primarily of duplicate rent expense, moving costs, and relocation-driven compensation expenses.

B-3

Appendix B

(4)

Represents (i) (income) loss from equity method investments and (ii) cash distributions received from our equity method investments. Cash distributions received from our equity method investments are included in segment income.

(5)

The effective tax rate for the twelve months ended December 31, 2020 reflects a $105 million increase in deferred tax assets, consisting of $64 million related to the analysis of final guidance related to the Tax Act received during 2020 and $41 million due to Swiss tax reform transition relief. This increase in deferred tax assets reduced the effective tax rate by 12.9% during 2020. The effective tax rate for the twelve months ended December 31, 2019 reflects a $37 million income tax expense provision adjustment related to a prior restructuring transaction not applicable to ongoing operations which increased our effective tax rate by 2.5% during 2019. Adjusted income tax expense excludes the impact of these adjustments.

(6)

The effective tax rate was reduced by 0.3% and 2.2% for the twelve months ended December 31, 2020 and 2019, respectively, and our adjusted effective tax rate was reduced by 0.2% and 2.0% for the twelve months ended December 31, 2020 and 2019, respectively, as a result of benefits from stock option exercises.

(7)

Represents loss on early extinguishment of debt and interest expense. Interest expense included in this amount, represents non-cash interest expense related to losses reclassified from accumulated comprehensive income (loss) into interest expense in connection with interest rate swaps de-designated in May 2015 and November 2019.

(8)	Adjusted income tax expense includes the tax impact of the non-GAAP adjustments and is calculated using our statutory tax rate in the jurisdiction in which the costs were incurred.

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Appendix C

APPENDIX C

DESCRIPTION OF INCENTIVE PLANS

Equity Compensation Plan Information

The following table presents information regarding equity awards outstanding under our compensation plans as of December 31, 2020 (amounts in thousands):

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders	14,832	$51.86	11,591
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	14,832	51.86	11,591

(1)	The weighted average exercise price does not take into account the common shares issuable upon outstanding RSUs vesting, which have no exercise price.

Burn Rate

	2018	2019	2020
Number of Securities Issued under the 2014 Omnibus Plan (amounts in millions)	2.9	3.4	3.3
Burn Rate	0.6%	0.7%	0.7%

The total number of RBI common shares that can be issued from treasury under our equity compensation plans is as follows:

•

the 2011 Omnibus Plan pursuant to which 126,402 common shares are issuable, representing 0.04% of the issued and outstanding shares of RBI as of March 31, 2021 (0.03% on a fully exchanged basis, assuming that 100% of the outstanding Partnership exchangeable units are exchanged for RBI common shares);

•	the 2012 Omnibus Plan pursuant to which 300,547 common shares are issuable, representing 0.1% of the issued and outstanding shares of RBI as of March 31, 2021 (0.07% on a fully exchanged basis); and

•

the 2014 Omnibus Plan pursuant to which 13,922,270 common shares are issuable pursuant to awards currently outstanding and an additional 9,906,658 are issuable, together representing 4.5% of the issued and outstanding shares of RBI as of March 31, 2021 (3.0% on a fully exchanged basis).

Accordingly, an aggregate of 24,255,877 common shares are currently issuable under all security based compensation arrangements, representing 7.9% of the issued and outstanding shares of RBI as of the Record Date (5.3% on a fully exchanged basis).

The total number of equity awards outstanding which will result in common shares being issued and the percentage such common shares represent of RBI’s currently outstanding capital for our prior plans and the 2014 Omnibus Plan are as follows:

•

the 2011 Omnibus Plan pursuant to which 3 restricted stock unit awards (with 126,402 RSUs under grant) are outstanding, representing 0.04% of the issued and outstanding common shares of RBI as of March 31, 2021 (0.03% on a fully exchanged basis);

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Appendix C

•

the 2012 Omnibus Plan pursuant to which 35 option awards (with 247,691 options under grant) and 7 restricted stock unit awards (with 52,856 RSUs under grant) are outstanding, representing 0.8% and 0.02% of the issued and outstanding common shares of RBI as of March 31, 2021 (0.05% and 0.01% on a fully exchanged basis); and

•

the 2014 Omnibus Plan pursuant to which 467 option awards (with 7,271,549 options under grant) and 1,945 restricted stock unit awards (with 2,487,411 RSUs under grant) and 149 performance shares awards (with 4,163,311 performance share units under grant) are outstanding, representing 2.4%, 0.8% and 1.4% of the issued and outstanding common shares of RBI as of March 31, 2021 (1.6%, 0.5% and 0.9% on a fully exchanged basis).

About the 2014 Omnibus Plan

A summary of the Restaurant Brands International Inc. Amended and Restated 2014 Omnibus Incentive Plan (the “2014 Omnibus Plan”) is set out below. The purpose of the 2014 Omnibus Plan is to attract, retain and reward those employees, directors and other individuals who are expected to contribute significantly to our success, to incentivize such individuals to perform at the highest level, to strengthen the mutuality of interests between such individuals and our shareholders and, in general, to further the best interests of RBI and our shareholders.

As of March 31, 2021, 13,922,270 common shares are authorized and issuable under the 2014 Omnibus Plan. This maximum number of common shares can be increased to include any common shares not used to settle awards issued under our prior plans.

Awards Granted

Participants	• Any director, employee or consultant of RBI, its subsidiaries or any of its affiliates is eligible to participate in the 2014 Omnibus Plan

Plan administration	• The Compensation Committee of RBI (the “Committee”) administers the 2014 Omnibus Plan

Stock options

•  The holder receives common shares when options are exercised upon payment of the exercise price

•  Except under certain circumstances described in the 2014 Omnibus Plan, the term of each option will not exceed 10 years

•  The Committee fixes the vesting conditions it deems appropriate when granting options

•  The exercise price per share under an option is determined by the Committee at the time of original grant, however the exercise price will not be less than fair market value of a common share on the date the option is granted

•  To the extent vested and exercisable, options may be exercised in whole or in part at any time during the term, by providing notice and payment in full of the purchase price, which can be paid as follows: (i) in cash or by check, bank draft or money order payable to RBI; (ii) as permitted by law and the Committee, through a payment by the participant’s broker; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, having RBI withhold common shares issuable upon exercise of the option, or by payment in full or in part in the form of common shares owned by the participant, based on the Fair market value of the common shares on the payment date as determined by the Committee).

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Appendix C

Awards Granted

Stock appreciation rights (SARs)

•  The Committee may grant stock appreciation rights (“SARs”) under the 2014 Omnibus Plan

•  SARs may be granted to participants either alone (“freestanding”) or in addition to other awards granted under the 2014 Omnibus Plan (“tandem”)

•  Except under certain circumstances described in the 2014 Omnibus Plan, a freestanding SAR will not have a term of greater than ten years

•  Unless it is a substitute award, a freestanding SAR will not have a grant price less than the fair market value of the share on the date of grant

•  In the case of any tandem SAR related to an option, the SAR will not be exercisable until the related option is exercisable and will terminate, and no longer be exercisable, upon the termination or exercise of the related option.

Restricted Stock/Restricted Stock Units (RSUs)

•  Shares of restricted stock and restricted stock units (“RSUs”) will be subject to any restrictions that the Committee may impose, including any limitation on the right to vote a share of restricted stock or the right to receive any dividend or dividend equivalent

Deferred Stock

•  Deferred stock will be settled upon expiration of the deferral period specified for an award by the Committee

•  In addition, deferred stock will be subject to any restrictions on transferability, risk of forfeiture and other restrictions that the Committee may impose and, the Committee, in its discretion, may award dividend equivalents with respect to awards of deferred stock

Performance awards	• The Committee may grant a performance award to a participant payable upon the attainment of specific performance goals

Other awards

•  The Committee may grant other awards that may be that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares or factors that may influence the value of shares

•  The Committee is also permitted to grant cash-based awards to participants and determine any conditions or terms of such awards

•  The Committee is also permitted to grant equity interests in any entity with respect to which RBI holds, directly or indirectly, a controlling interest, whether such entity is a corporation, partnership or other entity. a performance award to a participant payable upon the attainment of specific performance goals

Issue limits

•  The number of shares that may be issued under all of RBI’s security-based compensation plans to directors and senior officers of RBI or its subsidiaries, 10% shareholders of RBI, and affiliates of such persons may not exceed 10% of RBI’s issued and outstanding common shares at any time or within a one-year period

Issuing common shares

•  We can issue any combination of the following kinds of common shares:

•  authorized for issue but not yet issued

•  acquired by RBI

•  If we issue common shares in settlement of an option or SAR, the number of common shares available for issue under the 2014 Omnibus Plan will be reduced by the same number of shares issued in settlement

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Appendix C

Awards Granted

Value of awards

•  Fair market value of common shares on any relevant grant date means the closing price of our common shares on the TSX (for Canadian participants) or the NYSE (for non-Canadian participants) on the trading day immediately prior to the relevant grant date

Clawback and forfeiture

•  Any award granted after January 1, 2017 is subject to mandatory repayment or forfeiture by the participant to RBI, as applicable, if required pursuant to the terms of the RBI clawback policy or any law rule or regulation which imposes mandatory recoupment under the circumstances

•  The Committee also reserves the right in an award agreement to cause the forfeiture of the gain realized by a participant with respect to an award on account of actions taken, or failed to be taken, by such participant in breach of their obligations under applicable company agreements, obligations or policies

Termination of awards

•  If an award expires, is cancelled, is settled in cash, or is otherwise terminated without being exercised or payment being made, the common shares subject to that award shall remain available for issuance under the 2014 Omnibus Plan

Termination of employment

•  The 2014 Omnibus Plan provides the Committee with discretion to provide in any award agreement, or in an individual case, the circumstances in which awards shall be exercised, vested, paid or forfeited in the event a participant ceases to provide service to RBI prior to exercise or settlement or the end of a performance period

Change in control

•  Unless otherwise provided in an award agreement, in the event of a change in control a participant’s unvested award will be treated in accordance with one of the following methods as determined by the Committee:

•  awards, whether or not vested, will be continued, assumed or have new rights substituted as determined by the Committee;

•  the Committee, in its sole discretion, may provide for the purchase of any awards by RBI or an affiliate for an amount of cash equal to the excess of the change in control price of the shares covered by such awards, over the aggregate exercise price of such awards; or

•  if and to the extent that the approach chosen by the Committee results in an acceleration or potential acceleration of the exercise, vesting or settlement of an award, the Committee may impose such conditions upon the exercise, vesting or settlement of such award as it determines

Financial Assistance	• The 2014 Omnibus Plan does not include provisions to provide financial assistance to participants to facilitate the exercise of options

Making changes to the 2014 Omnibus Plan

•  The board of directors of RBI may amend, suspend, or terminate the 2014 Omnibus Plan, in whole or in part, at any time, provided that all material amendments to the 2014 Omnibus Plan require the prior approval of the shareholders and must comply with the rules of the TSX

•  The following changes require approval by our Board and our shareholders:

•  an increase in the maximum number of common shares that may be made the subject of awards under the 2014 Omnibus Plan

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Appendix C

Awards Granted

•  making a change or adjustment (other than for a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under the terms of the plan) that reduces or would have the effect of reducing the exercise price of an option or SAR granted under the plan, whether through amendment, cancellation or replacement grants, or other means

•  increasing the limits on awards that can be made to participants

•  extending the term of an outstanding option or SAR beyond its expiration date, except as specified for awards that expire outside of an established trading window

•  making a change that would permit options granted under the plan to be transferred or assigned other than to settle an estate

•  changing the plan’s amendment provisions that is not either for “housekeeping” purposes or to maintain compliance with applicable laws or regulations

•  Examples of changes the Committee can make without shareholder approval:

•  ensuring continuing compliance with applicable law, the rules of the TSX or other applicable stock exchange rules and regulations or accounting or tax rules and regulations

•  minor changes of a “housekeeping” nature

•  changing the vesting provision of the 2014 Omnibus Plan or any Award, subject to certain limitations

•  waiving any conditions or rights under any award, subject to certain limitations

•  changing the termination provisions of any award that does not entail an extension beyond the original expiration date thereof

•  adding a cashless exercise feature, payable in securities, where such feature provides for a full deduction of the number of underlying shares from the Plan reserve, and any amendment to a cashless exercise provision

•  adding a form of financial assistance and any amendment to a financial assistance provision which is adopted

•  changing the process by which a participant who wishes to exercise his or her award can do so

•  delegating any and all of the powers of the Committee to administer the 2014 Omnibus Plan to officers of RBI

Transferability

•  Awards are generally non-transferrable and may be exercised, during a grantee’s lifetime, only by the grantee or, in limited circumstances, by the holder’s legal representative

•  No awards under the 2014 Omnibus Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be transferable in any manner other than by will or the law of descent

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Appendix C

About the 2012 Omnibus Incentive Plan

The Restaurant Brands International Inc. Amended and Restated 2012 Omnibus Incentive Plan (the “2012 Omnibus Plan”) is based on the Burger King Worldwide, Inc. Amended and Restated 2012 Omnibus Plan as amended effective as of December 12, 2014 to reflect that RBI assumed all of the obligations of Burger King Worldwide, Inc. for purposes of the 2012 Omnibus Plan and all outstanding award agreements thereunder. Effective as of December 12, 2014, the only outstanding awards under the 2012 Omnibus Plan are stock options and restricted stock units. As of December 12, 2014, no new awards can be granted under the 2012 Omnibus Plan and no employee, director or other individual are permitted to commence participation in the 2012 Omnibus Plan. As of March 31, 2021, a maximum of 300,547 common shares are authorized and issuable under the 2012 Omnibus Plan. The terms of the 2012 Omnibus Plan are substantially equivalent to the 2014 Omnibus Plan described above.

About the 2011 Omnibus Incentive Plan

The Restaurant Brands International Inc. 2011 Omnibus Incentive Plan (the “2011 Omnibus Plan”) is based on the Burger King Worldwide Holdings, Inc. 2011 Omnibus Plan. All stock options and restricted stock units under the 2011 Omnibus Plan outstanding on June 20, 2012 were assumed by Burger King Worldwide, Inc. and converted into stock options to acquire common stock and restricted stock units of Burger King Worldwide, Inc., and Burger King Worldwide, Inc. assumed all of the obligations of Burger King Worldwide Holdings, Inc. under the 2011 Omnibus Plan. The 2011 Omnibus Plan was amended effective as of December 12, 2014 to reflect that RBI assumed all of the obligations of Burger King Worldwide, Inc. for purposes of the 2011 Omnibus Plan and all outstanding award agreements thereunder. Effective as of December 12, 2014, the only outstanding awards under the 2011 Omnibus Plan are stock options and restricted stock units. As of December 12, 2014, no new awards can be granted under the 2011 Omnibus Plan and no employee, director or other individual is permitted to commence participation in the 2011 Omnibus Plan. As of March 31, 2021, a maximum of 126,402 common shares are authorized and issuable under the 2011 Omnibus Plan.

Awards Granted

Participants	• Employees, directors and consultants were eligible to participate in the 2011 Omnibus Plan

Stock options

•  The holder receives common shares when the options are exercised upon payment of the purchase price

•  The exercise times, vesting and term of the options (which did not exceed 10 years at time of issue) remain unchanged

•  The purchase price per share under an option was determined by the Committee at the time of original grant and was not less than the fair market value of a share on the date of grant.

Restricted Share Units	• The holder has a contractual right to receive one share or the value of one share pursuant to the terms and conditions in the applicable award agreement.

Issuing common shares

•  We can issue any combination of the following kinds of common shares:

•  authorized for issue but not yet issued

•  acquired by RBI

•  If we issue common shares in settlement of an option or restricted share unit, the number of common shares available for issue under the 2011 Omnibus Plan will be reduced by the same number of shares issued in settlement

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Appendix C

Value of awards

•  Fair market value of common shares on any relevant date means the closing price of our common shares on the NYSE on the date in question (or the preceding date trading day just before the relevant date if there was no trading on the date in question). Prior to the predecessor of BKW becoming public, fair market value was determined by the Committee at the time, acting in good faith

Termination of awards

•  If an award expires, is cancelled, is settled in cash, or is otherwise terminated without being exercised or payment being made, the common shares subject to that award shall remain available for issuance under the plan but no new awards will be made under the 2011 Omnibus Plan

Plan administration	• The Committee administers the 2011 Omnibus Plan

Termination of employment

•  The 2011 Omnibus Plan provided the Committee with discretion to provide in any award agreement the circumstances in which a stock option or restricted share unit shall be exercised, vested, paid or forfeited in the event a participant ceases to provide service to RBI prior to exercise or settlement

Financial Assistance	• The 2011 Omnibus Plan does not include provisions to provide financial assistance to participants to facilitate the purchase of securities or exercise of awards

Making changes to the 2011 Omnibus Incentive Plan

•  The 2011 Omnibus Plan provides the board of directors of RBI with broad powers to amend the Plan without shareholder approval unless such shareholder approval is required pursuant to TSX or NYSE rules or applicable law

•  The 2011 Omnibus Plan provides the Committee with certain powers, including:

•  make amendments to achieve the stated purposes of the 2011 Omnibus Plan in a tax-efficient manner and to comply with foreign law

•  amend outstanding awards provided that the rights of a participant are not adversely affected (unless changes are made to continue to comply with applicable laws or exchange requirements) and the amendment does not have the effect of reducing the exercise price of the award

•  adjust awards in recognition of certain corporate events where appropriate to prevent dilution or enlargement of the benefits intended to be made available under the 2011 Omnibus Plan

Transferability	• Options and restricted share units are generally non-transferrable and may be exercised, during a grantee’s lifetime, only by the grantee

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8th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com Security Class Holder Account Number Fold Form of Proxy - Annual General Meeting to be held on June 16, 2021 This Form of Proxy is solicited by and on behalf of Management of Restaurant Brands International Inc. Notes to proxy 1. Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse). 2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy. 3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy. 4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder. 5. The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by the Board of Directors. 6. The securities represented by this proxy will be voted in favour or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly. 7. This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof. 8. This proxy should be read in conjunction with the accompanying documentation provided by Management and the Board of Directors. Fold 9. If the meeting is adjourned or postponed, your proxy must be received by 8:00 a.m. (Eastern Time) on the last business day preceding the day of the reconvened meeting. Proxies submitted must be received by 11:59 p.m. (Eastern Time) on June 14, 2021. VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK! To Vote Using the Telephone To Receive Documents To Virtually Attend To Vote Using the Internet Electronically the Meeting Call the number listed BELOW from a touch Go to the following web You can enroll to receive future securityholder You can attend the meeting virtually by tone telephone. site: www.investorvote.com communications electronically by visiting visiting the URL provided on the back of Smartphone? www.investorcentre.com. this proxy. 1-866-732-VOTE (8683) Toll Free Scan the QR code to vote now. If you vote by telephone or the Internet, DO NOT mail back this proxy. Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual. Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy. To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below. CONTROL NUMBER 01PZSB

Appointment of Proxyholder I/We, being holder(s) of Restaurant Brands International Inc. Print the name of the person you are common shares hereby appoint: Jill Granat, or failing this person, appointing if this person is someone Jose E. Cil OR other than the Management Nominees listed herein. Note: If completing the appointment box above YOU MUST go to http://www.computershare.com/RBI and provide Computershare with the name and email address of the person you are appointing. Computershare will use this information ONLY to provide the appointee with a user name to gain entry to the online meeting. as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following directions (or if no directions have been given, as the proxyholder sees fit) on all proposals set forth below and all other matters that may properly come before the Annual General Meeting of shareholders of Restaurant Brands International Inc. to be held online at https://web.lumiagm.com/498245264 on June 16, 2021 at 8:00 a.m. (Eastern Time) and at any adjournment or postponement thereof. The Board of Directors recommends a vote “FOR” proposals 1, 2 and 4 and “1 Year” on proposal 3. 1. Election of Directors For Withhold For Withhold For Withhold Fold 01. Alexandre Behring 02. João M. Castro-Neves 03. Maximilien de Limburg Stirum 04. Paul J. Fribourg 05. Neil Golden 06. Ali Hedayat 07. Golnar Khosrowshahi 08. Marc Lemann 09. Jason Melbourne 10. Giovanni (John) Prato 11. Daniel S. Schwartz 12. Carlos Alberto Sicupira For Against Withhold 2. Say-On-Pay Approval, on a non-binding advisory basis, of the compensation paid to named executive officers. 1 Year 2 Years 3 Years Withhold 3. Say-on-Frequency Approval, on a non-binding advisory basis, the frequency of the future shareholder votes on the compensation of the named executive officers (every one, two or three years). For Withhold 4. Appointment of Auditors Appoint KPMG LLP as our auditors to serve until the close of the 2022 Annual Meeting of Shareholders and authorize our directors to fix the auditors’ remuneration. Fold Signature(s) Date Authorized Signature(s) – This section must be completed for your instructions to be executed. I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are MM / DD / YY indicated above, this Proxy will be voted as recommended by the Board of Directors. TIHQ 315307 AR0 01PZTC